UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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April 13, 2023

Dear Fellow BXP Stockholders,

The independent directors of BXP join Owen and Doug in inviting you to attend our 2023 Annual Meeting of Stockholders. We are delighted to hold the meeting in person, and this is the first time since becoming a public company in 1997 that we will hold the meeting in Boston. We hope to see you there.

I am honored that my independent director colleagues asked me to continue serving as BXP’s Lead Independent Director. In this role, I have the opportunity to work closely with the other directors to support BXP’s long-term strategy and provide independent risk oversight during this critical time for BXP. As we approach the 2023 Annual Meeting, rather than highlighting BXP’s financial and operational data that are contained elsewhere in this proxy statement and our annual report, I want to take this opportunity to share with you some of the ways that the Board has worked together over the past year in areas that are important to you.

Board Composition and Process

As Lead Independent Director, one of my priorities is to work with our Nominating and Corporate Governance (“NCG”) Committee to help ensure that the Board as a whole is independent and equipped to oversee the risks and opportunities of BXP’s business. In this regard, the Board is committed to maintaining an appropriate balance between director retention and refreshment. We believe that substantial benefits result from a sustained focus on BXP’s business, strategy and industry over a period of time and that continuity on the Board is essential to its effectiveness. Because it takes time to acquire sufficient company-specific knowledge and because commercial real estate development is, by its nature, long-term, our Board values the experience and institutional knowledge of our longer-serving directors.

However, our Board also values refreshment and believes that turnover in Board membership provides an opportunity to add significant value through the input of fresh ideas, skills, experiences and knowledge, and by expanding the diversity of directors’ perspectives. This can be particularly beneficial as a company’s business strategy evolves, when it enters new markets or when it faces new challenges, each of which may require different knowledge or skills. As a result, our Board strives to balance these competing perspectives through careful succession planning.

Nomination of Tony West

Consistent with the principles outlined above, the Board is thrilled to announce the nomination of Tony West for election to BXP’s Board at our 2023 Annual Meeting. Tony currently serves as the Chief Legal Officer and Corporate Secretary of Uber, Inc., positions he has held since 2017, and he previously served as the Executive Vice President of Public Policy and Government Affairs, General Counsel and Corporate Secretary at PepsiCo. Before joining PepsiCo, the United States Senate twice confirmed Tony to serve as a senior official in the Obama Administration. From 2012 to 2014, Tony was the Associate Attorney General of the United States, the U.S. Department of Justice’s third-highest ranking official, where he supervised many of the department’s divisions, including the Civil Rights, Antitrust, Tax, Environment and Natural Resources, and Civil Divisions.

Tony will be a tremendous addition to BXP’s Board as we seek to benefit from his deep experience at the intersection of business and government, his executive experience in the technology industry and with risk management, and his unique perspective as BXP’s first director who principally lives and works in California. Tony’s

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nomination is the result of the NCG Committee’s continued focus on Board composition and insights provided through the Board’s annual self-evaluation process, which includes evaluations of the Board and each of its committees.

Retirement of David Twardock

While it is exciting to welcome a new director nominee to BXP, David Twardock will not be standing for re-election to the Board in 2023. David has served BXP honorably and with distinction since 2003. At different times during his tenure, David served on each of the Audit, Compensation and NCG Committees and chaired the Audit and Compensation Committees. He also played a key Board role in helping guide BXP through many strategic challenges, including the Great Financial Crisis, two CEO successions, the Covid-19 pandemic and the current uncertainty in the banking industry, among others. Although we will miss greatly David’s knowledge and perspectives, particularly as BXP’s longest-tenured independent director, we will miss seeing our good friend at BXP Board meetings even more. Despite David’s retirement, the Board is confident that Tony West and the other independent directors will continue providing the effective oversight that BXP’s investors demand and deserve. On behalf of the entire Board of Directors, it is with deep gratitude that we thank David for his many significant contributions to BXP. We wish him well in his future endeavors and we say to him, “Job well done.”

Oversight of Strategy and Risk

The Board’s role in overseeing and working with management to refine BXP’s strategy is among the Board’s most important responsibilities, and we continue to work closely with management on matters regarding BXP’s business, its performance and its long-term outlook. The Board sees an incredible opportunity for BXP to continue to be a leader in the evolving market for premier workplaces, and, in 2022, our Board and committee meetings regularly included consideration and discussion of significant business and organizational initiatives, investment trends and opportunities, capital allocation and financing strategies, trends in the use of office space, succession planning, appropriate goal setting for compensation targets, and sustainability and human capital management. The Board also stayed informed of enterprise risks, risks related to climate change, risks related to cyber intrusions and the security of our technology infrastructure, legal and regulatory matters, and public policy developments (including state and local tax laws).

2023 and Beyond

Ultimately, the Board confronts every issue and makes decisions with a view to long-term sustainable growth, even at the expense of short-term earnings. U.S. companies, including BXP, have endured volatile markets, economic slowdowns and recessions before, and with prudent management, we believe BXP will do so again. While none of us is content with BXP’s recent short-term stock price performance, the Board understands that this is not a reflection of the superb leadership and workforce that BXP employs. We are confident that, together, BXP’s Board and management team are charting the proper course for enhancing long-term shareholder value in BXP – whether in deciding in which markets to invest, which properties to own and which to sell, managing the balance sheet or setting the path to achieving its ESG goals, to name a few. And we will continue to do so while maintaining rigorous oversight of the risks we face.

On behalf of my fellow independent directors and the entire Board, thank you for your continued support and interest in BXP. We appreciate the opportunity to serve BXP on your behalf, and we look forward to hearing your views at the 2023 Annual Meeting and through our ongoing engagement with you.

Sincerely,

Kelly A. Ayotte

Lead Independent Director

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NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS

OF BOSTON PROPERTIES, INC.

Location: Prudential Tower 800 Boylston Street, Suite 1900 Boston, Massachusetts 02199-8103 Date: Tuesday, May 23, 2023 Time: 9:00 a.m., Eastern Time

Items of Business:

1. To elect the eleven (11) nominees for director named in the proxy statement, each to serve for a one-year term and until their respective successors are duly elected and qualified.

2. To hold a non-binding, advisory vote on named executive officer compensation.

3.  To hold a non-binding, advisory vote on the frequency of holding the advisory vote on named executive officer compensation.

4.  To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

5.  To consider and act upon any other matters that are properly brought by or at the direction of the Board of Directors before the annual meeting and at any adjournments or postponements thereof.

Record Date: March 29, 2023. Only holders of record of BXP common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the annual meeting.

Proxy Voting

Whether or not you plan to attend the meeting and vote your shares of common stock in person, we urge you to vote your shares as instructed in the proxy statement. If you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the postage-paid envelope provided.

If your shares of common stock are held by a broker, bank or other nominee, please follow the instructions you receive from your broker, bank or other nominee to have your shares of common stock voted.

Any proxy may be revoked at any time prior to its exercise at the annual meeting.

By Order of the Board of Directors,

ERIC G. KEVORKIAN, ESQ.

Secretary

April 13, 2023

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on May 23, 2023. The proxy statement and our 2022 annual report to stockholders are available at www.proxyvote.com.

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›	PROXY SUMMARY

PROXY SUMMARY

This summary highlights information contained elsewhere in the proxy statement. It does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. References to “we,” “us,” “our,” “BXP” and the “Company” in this proxy statement refer to Boston Properties, Inc. and references to “BPLP” and the “Operating Partnership” in this proxy statement refer to Boston Properties Limited Partnership, our operating partnership.

2023 ANNUAL MEETING INFORMATION

Date and Time	Location	Record Date
Tuesday, May 23, 2023 9:00 a.m., Eastern Time	Prudential Tower 800 Boylston Street, Suite 1900 Boston, Massachusetts 02199-8103	March 29, 2023

VOTING MATTERS AND RECOMMENDATIONS

		Board voting recommendation	Where to find more information

Proposal 1	Election of Eleven (11) Directors	FOR each nominee	Page 7

Proposal 2	Non-binding, Advisory Vote on Named Executive Officer Compensation	FOR	Page 124

Proposal 3	Non-binding, Advisory Vote on the Frequency of Holding the Advisory Vote on Named Executive Officer Compensation.	EVERY YEAR (“1 Year” on proxy card)	Page 125

Proposal 4	Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	Page 126

DIRECTOR SUCCESSION

Led by our Nominating and Corporate Governance (“NCG”) Committee, our Board of Directors (“Board”) remains focused on ensuring (1) a smooth transition when directors retire or otherwise leave our Board and (2) that the composition of our Board is systematically refreshed so that, taken as a whole, it has the desired mix of skills, experience, continuity, reputation and diversity relevant to our strategic direction and operating environment, as well as the knowledge, ability and independence to continue to deliver the high standard of governance and oversight expected by investors. For more information on this process, see “Corporate Governance – Board Refreshment and Evaluations” beginning on page 30 of this proxy statement.

Consistent with this approach, since 2016, our Board nominated, and our stockholders elected, six new directors, and our Board of Directors is delighted to nominate a new candidate – Mr. Derek Anthony (Tony) West – for election to our Board at the 2023 annual meeting of stockholders. Mr. David A. Twardock, a director of BXP since 2003, is not standing for re-election.

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›	PROXY SUMMARY

BOARD NOMINEES

Following the recommendation of the NCG Committee, our Board of Directors nominated the following eleven (11) candidates for election as directors at the 2023 annual meeting of stockholders.

Name	Principal Occupation	Age(1)	Director Since	Independent	Current Committee Memberships

Owen D. Thomas Chairman of the Board	Chief Executive Officer of Boston Properties, Inc.	61	2013		• Sustainability

Kelly A. Ayotte Lead Independent Director	Former United States Senator for the State of New Hampshire	54	2018		• ex officio(2)

Bruce W. Duncan(3)	Former President and Chief Executive Officer of CyrusOne Inc.	71	2016		• Audit • NCG

Carol B. Einiger	President of Post Rock Advisors, LLC	73	2004		• Compensation(4) • NCG

Diane J. Hoskins	Co-Chief Executive Officer of M. Arthur Gensler Jr. & Associates, Inc.	65	2019		• NCG • Sustainability - Chair

Mary E. Kipp(3)	President & Chief Executive Officer of Puget Sound Energy	55	2021		• Audit(5) • Sustainability

Joel I. Klein	Chief Executive Officer of Retromer Therapeutics	76	2013		• Compensation - Chair • NCG

Douglas T. Linde	President of Boston Properties, Inc.	59	2010		• Sustainability

Matthew J. Lustig	Chairman of North America Investment Banking and Head of Real Estate & Lodging at Lazard Frères & Co.	62	2011		• NCG - Chair • Sustainability

William H. Walton, III	Co-Founder and Managing Member of Rockpoint Group, LLC	71	2019		• Compensation

Derek Anthony (Tony) West	Senior Vice President, Chief Legal Officer and Corporate Secretary of Uber Technologies, Inc.	57	New Nominee		• N/A(6)

(1)	Ages are as of May 23, 2023, the date of the 2023 annual meeting.

(2)	As Lead Independent Director, Ms. Ayotte serves ex officio as a member of each of the Board’s committees.

(3)

Our Board of Directors determined that each of Ms. Kipp and Mr. Duncan qualifies as an “audit committee financial expert” as that term is defined in the rules of the Securities and Exchange Commission (the “SEC”).

(4)

Assuming her re-election to our Board of Directors at the 2023 annual meeting, the Board expects to appoint Ms. Einiger to the Audit Committee and that she would cease serving on the Compensation Committee.

(5)	Assuming her re-election to the Board of Directors at the 2023 annual meeting, the Board expects to appoint Ms. Kipp as the Chair of the Audit Committee.

(6)	Assuming his election to our Board of Directors at the 2023 annual meeting, the Board expects to appoint Mr. West to the Compensation Committee.

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›	PROXY SUMMARY

SNAPSHOT OF 2023 BOARD NOMINEES

Presented below is a snapshot of the expected composition of our Board of Directors immediately following the 2023 annual meeting, assuming the election of the eleven (11) nominees named in this proxy statement. Our Board of Directors believes that, collectively, the nominees exhibit an effective mix of qualifications, experience, diversity and tenure. For comparison purposes, presented below are metrics on age, tenure and diversity for BXP and the constituents of the S&P 500 Index, of which BXP is a member. Data for the S&P 500 Index is based on the Spencer Stuart Board Index 2022.

The following summarizes the qualifications and experience of the eleven (11) nominees for election as directors. For additional information, see “Proposal 1: Election of Directors – Nominees for Election” beginning on page 10 of this proxy statement.

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›	PROXY SUMMARY

GOVERNANCE HIGHLIGHTS

We are committed to strong corporate governance policies and practices that not only reflect regulatory requirements, New York Stock Exchange (“NYSE”) listing standards and broadly recognized governance practices, but also foster effective leadership and independent oversight by our Board of Directors. We intend for our governance policies and practices to help us execute our long-term strategy and believe such polices and practices are aligned with our stockholders’ interests.

Board Composition, Leadership & Independence	Stockholder Rights

•  Ms. Ayotte currently serves as our Lead Independent Director and Mr. Thomas serves as Chairman and CEO

•  Eleven (11) directors

•  Nine (9) directors (82%) are independent

•  On our current Board, four directors are women and one director is African American

•  Of the seven, first-time nominees for director since 2016, four (57%) were women and two (29%) were African American

•  Incorporated in Delaware

›  The Maryland Unsolicited Takeovers Act does not apply to us

•  Proxy Access By-law right

•  Annual election of all directors

•  Majority voting standard in uncontested director elections

•  Stockholder right to amend By-laws

•  No Stockholder Rights Plan (or “poison pill”)

•  Disclosure of Policy on Company Political Spending

Director Policies	Compensation

•  Independent directors hold regular executive sessions

•  Each Board committee is authorized to retain separate legal counsel and engage other third-party advisors in its sole discretion

•  All directors, officers and employees are subject to our Code of Business Conduct and Ethics

•  Annual self-evaluations for the Board and each committee conducted using written assessments or interviews of individual directors by our Lead Independent Director; process overseen by our NCG Committee

•  Each director attended more than 75% of the meetings of the Board and committees on which he or she served in 2022; in the aggregate, our directors attended more than 97% of the total number of meetings held in 2022

•  Approximately 90% of votes cast FOR our “Say-on-Pay” proposal at the 2022 annual meeting

•  Stock ownership requirements for executives (for CEO, 6x base salary)

•  Stock ownership requirements for directors (5x annual retainer)

•  Double-trigger vesting for time-based equity awards

•  Compensation clawback policy

•  Policy against new tax gross-up provisions

•  Non-employee directors are compensated under a stockholder-approved plan

•  Anti-hedging, anti-pledging and anti-short-sale policies

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›	PROXY SUMMARY

SUSTAINABILITY

We strive to maintain and improve our sustainability performance across three pillars: climate action, climate resilience and social good. BXP is a widely recognized industry leader in sustainability. Our sustainability highlights include:

Sustainability Highlights

•  Corporate member of the U.S. Green Building Council®

•  Fitwel Champion through a partnership with Fitwel, a leading healthy building certification system, to support healthy building design and operational practices across our portfolio

•  In 2017, shortly after the U.S. announced its withdrawal from the Paris Agreement, we proudly signed the We Are Still In declaration

•  Since 2018, BPLP has issued an aggregate of $4.3 billion of green bonds in five separate offerings; use of net proceeds is restricted to “eligible green projects”

•  The Science Based Targets initiative (SBTi) Target Validation Team classified BXP’s emissions reduction target as in line with a 1.5°C trajectory, the most ambitious designation available at the time of submission

•  33.5 million square feet LEED certified, of which 94% is certified at the highest Gold and Platinum levels

•  We publish an annual ESG report, which is available on our website at http://www.bxp.com under the heading “Commitment,” but is not incorporated by reference into this proxy statement or any other document we file with the SEC

2022 Awards and Recognitions

•  Ranked among the top real estate companies in the GRESB assessment, earning a seventh consecutive 5-Star rating; and an eleventh consecutive “Green Star” designation

•  MSCI rating improved from A to AA, and Carbon Disclosure Project score improved from C to B

•  Named to Newsweek’s List of America’s Most Responsible Companies in 2023 for the third consecutive year; BXP ranked first in the Real Estate & Housing industry with an increased ranking of 29th overall out of the 500 companies

•  Named to the Dow Jones Sustainability Index (DJSI) North America for the second consecutive year; one of eight real estate companies that qualified and the only office REIT in the index, scoring in the 95th percentile of real estate companies assessed for inclusion

•  Recipient of Nareit’s prestigious Leader in the Light Award

•  Recognized by the U.S. Environmental Protection Agency as an ENERGY STAR Partner of the Year - Sustained Excellence Award Winner

•  Recognized as an inaugural Platinum Level Green Lease Leader by the Institute for Market Transformation and the U.S. Department of Energy

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›	PROXY SUMMARY

HUMAN CAPITAL MANAGEMENT

Diversity, Equity & Inclusion Achievements in 2022

In 2022, we advanced the mission of BXP’s Diversity, Equity & Inclusion (“DEI”) Council, which is to promote diversity, equity, inclusion and transparency as part of our culture, decision-making practices and business activities, while also providing a mechanism for positive impact in the communities in which we operate. Notable actions and achievements in 2022 included the following:

•  Conducted a two-part training for DEI Council members to enhance DEI leadership skills

•  Launched partnerships with CareerSpring and Project Destined to further enhance BXP’s community involvement, BXP employees’ volunteerism, as well as expand BXP’s diverse candidate pools to include program alumni and young professionals

•  Proactively contracted with women-owned and/or minority-owned recruiting firms and firms with DEI programs representing 50% of BXP’s contracted recruiting firms (as of December 2022).

•  Commenced a new depository relationship with a Black-led bank and continued our relationship with a minority- and women-owned bank

•  Advanced diversity in the BXP workforce:(1)

New Hires:

› 39% ethnically diverse

› 57% women

Total Workforce:(2)

› 4.5% increase in ethnically diverse employees

› 2% increase in women employees

Officer Level:(2)

› 6.5% increase in ethnically diverse officers

› 9% increase in women officers

The following is a snapshot of the diversity of our workforce as of December 31, 2022:
Total Workforce(1)(3)	Managers & Above(3)

Employee Engagement & Education

•  Continued cultural awareness education for the BXP workforce through interactive DEI event offerings and educational content regarding cultural holidays and awareness months

•  Launched DEI Council page on BXP’s internal portal that provides DEI resources and announces future events and initiatives

•  Launched three Employee Resource Groups (“ERGs”) designed to connect employees who have similar backgrounds and shared experiences with the goal of working with BXP on diversity, equity and inclusion

(1)	Excludes union employees for which the unions control primary aspects of the hiring process; for new hires, data also excludes interns.
(2)	Compared to the 2020 base year.
(3)

We determine race and gender based on our employees’ self-identification. “Other” represents American Indian/Alaskan Native, Native Hawaiian or other Pacific Islander, two or more races or those who did not self-identify.

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1›	PROPOSAL 1: ELECTION OF DIRECTORS

PROXY STATEMENT

This proxy statement is being made available to stockholders of Boston Properties, Inc. (“we,” “us,” “our,” “BXP” or the “Company”) on or about April 13, 2023 via the Internet or by delivering printed copies by mail, and is furnished in connection with the solicitation of proxies by the Board of Directors of Boston Properties, Inc. (our “Board” or our “Board of Directors”) for use at our 2023 annual meeting of stockholders to be held on Tuesday, May 23, 2023 at 9:00 a.m., Eastern Time, at Prudential Tower, 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103, and any adjournments or postponements thereof.

PROPOSAL 1:

ELECTION OF DIRECTORS

BXP is currently governed by an eleven-member Board of Directors. At the 2023 annual meeting of stockholders, directors will be elected to hold office for a one-year term expiring at the 2024 annual meeting of stockholders. Directors hold office until their successors are duly elected and qualified, or until their earlier resignation or removal. Any director appointed to our Board of Directors to fill a vacancy will hold office for a term expiring at the next annual meeting of stockholders following such appointment.

Following the recommendation of the NCG Committee, our Board of Directors nominated the following directors for election at the 2023 annual meeting of stockholders:

› Kelly A. Ayotte › Mary E. Kipp › Owen D. Thomas	› Bruce W. Duncan › Joel I. Klein › William H. Walton, III	› Carol B. Einiger › Douglas T. Linde › Derek Anthony West	› Diane J. Hoskins › Matthew J. Lustig

Each nominee other than Mr. West currently serves as a director of BXP. In making its recommendations, the NCG Committee considered a number of factors, including its criteria for Board membership, which include the minimum qualifications that must be possessed by a director candidate in order to be nominated for a position on our Board. Our Board of Directors anticipates that, if elected, the nominees will serve as directors. However, if any person nominated by our Board of Directors is unable to serve or for good cause will not serve, the proxies will be voted for the election of such other person as our Board of Directors may recommend.

VOTE REQUIRED AND MAJORITY VOTING STANDARD

Our By-laws provide for a majority voting standard. This means that, in an uncontested election, nominees for director are elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. The majority voting standard would not apply in contested elections, which, generally, will include any situation in which BXP receives a notice that a stockholder has nominated a person for election to our Board of Directors at a meeting of stockholders that is not withdrawn on or before the tenth day before we first mail the notice for such meeting to the stockholders.

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1›	PROPOSAL 1: ELECTION OF DIRECTORS

The majority voting standard will apply to the election of directors at the 2023 annual meeting of stockholders. Accordingly, nominees for director will be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Broker non-votes, if any, and abstentions will not be treated as votes cast.

Our Corporate Governance Guidelines contain a related resignation policy, under which a director who fails to receive the required number of votes for re-election will tender his or her resignation to our Board of Directors for its consideration. The NCG Committee will then act on an expedited basis to determine whether it is advisable to accept the director’s resignation and will submit its recommendation for prompt consideration by our Board of Directors. Our Board of Directors will act on the tendered resignation within 90 days following certification of the stockholder vote and will promptly and publicly disclose its decision. Any director whose resignation is under consideration will abstain from participating in any decision regarding his or her resignation. If the resignation is not accepted, the director will continue to serve until the next annual meeting of stockholders and until the director’s successor is duly elected and qualified or until the director’s earlier resignation or removal. The NCG Committee and our Board of Directors may consider any factors they deem relevant in deciding whether to accept a director’s resignation.

Recommendation of the Board

The Board of Directors unanimously recommends a vote “FOR” each of its nominees: Kelly A. Ayotte, Bruce W. Duncan, Carol B. Einiger, Diane J. Hoskins, Mary E. Kipp, Joel I. Klein, Douglas T. Linde, Matthew J. Lustig, Owen D. Thomas, William H. Walton, III, and Derek Anthony West. Properly authorized proxies solicited by the Board of Directors will be voted “FOR” each of the nominees unless instructions to the contrary are given.

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1›	PROPOSAL 1: ELECTION OF DIRECTORS

›  SUMMARY OF BOARD NOMINEE QUALIFICATIONS AND EXPERIENCE

In addition to the minimum qualifications that our Board of Directors believes are necessary for all directors, the following chart highlights some of the key qualifications and experience that our Board believes are relevant to the effective oversight of BXP and the execution of our long-term strategy. A mark for an attribute indicates that the nominee gained the attribute through a current or prior position other than his or her service on the BXP Board of Directors. Our Board did not assign specific weights to any of these attributes or otherwise formally rate the level of a nominee’s attribute relative to the rating for any other potential nominee or any other person. The absence of a mark for an attribute does not necessarily mean that the nominee does not possess that attribute; it means only that when the Board considered that nominee in the overall context of the composition of our Board of Directors, that attribute was not a key factor in the determination to nominate that individual. Further information on each nominee’s qualifications and relevant experience is provided in the individual biographical descriptions below.

(1)	None of the nominees self-identifies as a member of the LBGTQ+ community.
(2)	As of May 23, 2023, the date of the 2023 annual meeting.

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1›	PROPOSAL 1: ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

The following biographical descriptions set forth certain information with respect to the nominees for election as directors at the 2023 annual meeting, based on information furnished to us by each nominee, as well as the specific experience, qualifications, attributes and skills that led to the conclusion by our Board of Directors that such person should serve as a director of BXP.

SENATOR KELLY A. AYOTTE Former United States Senator for the State of New Hampshire

Qualifications:

Former Senator Ayotte provides significant leadership experience and expertise in the areas of public policy, government and the law.

Professional Background:

•  Represented New Hampshire in the United States Senate from 2011 to 2016; chaired the Armed Services Subcommittee on Readiness and the Commerce Subcommittee on Aviation Operations; and served on the Budget, Homeland Security and Governmental Affairs, Small Business and Entrepreneurship, and Aging Committees

•  New Hampshire’s first female Attorney General from 2004 to 2009 appointed by Republican Governor Craig Benson and reappointed twice by Democratic Governor John Lynch

•  Various positions with the State of New Hampshire from 1998 to 2004, including Deputy Attorney General, Chief of the Homicide Prosecution Unit and Legal Counsel to Governor Craig Benson

•  Former associate at the McLane Middleton law firm and law clerk to the New Hampshire Supreme Court

•  Director of The Blackstone Group, Inc. since May 2019, Caterpillar Inc. since August 2017 and News Corporation since April 2017

•  Director of Blink Health LLC and BAE Systems, Inc., each a private company board

•  Former director of Bloom Energy Corporation from 2017 to 2019

•  Member of advisory boards of Microsoft Corporation, Chubb Insurance and Cirtronics Corporation

Other Leadership Experience, Community

Involvement and Education:

•  Senior Advisor for Citizens for Responsible Energy Solutions

•  Member of the non-profit boards of the One Campaign, the International Republican Institute, the McCain Institute, Swim with a Mission, Winning for Women, Saint Christopher Academy, and Veterans Count of New Hampshire

•  Member of the Board of Advisors for the Center on Military and Political Power at the Foundation for Defense of Democracies

•  Graduated with honors from the Pennsylvania State University and received a JD from the Villanova University School of Law

Director since: May 2018

Age: 54

Independent

Lead Independent Director

Current BXP Board Committees:

•  ex officio member of all committees

Other Public Company Boards:

•  Current: The Blackstone Group, Inc., Caterpillar Inc. and News Corporation

•  Former (past 5 years): Bloom Energy Corporation

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1›	PROPOSAL 1: ELECTION OF DIRECTORS

BRUCE W. DUNCAN Former President and Chief Executive Officer of CyrusOne Inc.

Qualifications:

Mr. Duncan provides more than 40 years of diverse real estate management and investment experience, including as a chairman, chief executive officer and a director of other publicly traded companies.

Professional Background:

•  Former President, Chief Executive Officer and director of CyrusOne Inc., a real estate investment trust (“REIT”) that develops, owns, operates and invests in data centers, from July 2020 to July 2021

•  Various positions at First Industrial Realty Trust, Inc., an industrial REIT, including Chairman of the Board from January 2016 and director from January 2009 until retiring from both positions in July 2020; President and Chief Executive Officer from January 2009 until he stepped down as President in September 2016 and retired as Chief Executive Officer in November 2016

•  Former Chairman of the Board of Directors of Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”), a leading worldwide hotel and leisure company, from May 2005 until its acquisition by Marriott International, Inc. in September 2016; director of Starwood from 1999 to September 2016; interim Chief Executive Officer of Starwood from April 2007 to September 2007

•  Trustee of Starwood Hotels & Resorts, a REIT and former subsidiary of Starwood, from 1995 to 2006

•  Director of the mutual funds sponsored and managed by T. Rowe Price Associates, Inc. since September 2013

•  Former senior Advisor to Kohlberg Kravis Roberts & Co. (“KKR”), a global investment firm, from November 2018 to December 31, 2022; previously senior advisor to KKR from July 2008 to January 2009

•  Director of Marriott International, Inc., the world’s largest hotel company, from September 2016 to July 2020

•  Various positions at Equity Residential, one of the largest publicly traded apartment REITs in the United States, from March 2002 to December 2005, including:

›  Chief Executive Officer and Trustee from May 2005 to December 2005,

›  President, Chief Executive Officer and Trustee from January 2003 to May 2005, and

›  President and Trustee from March 2002 to December 2002

•  Chairman, President and Chief Executive Officer of Cadillac Fairview Corporation, one of North America’s largest owners and developers of retail and office properties, from December 1995 to March 2000

Other Leadership Experience, Community

Involvement and Education:

•  Life Trustee of Rush University Medical Center in Chicago

•  Former member of the Executive Committee of the Board of Governors of Nareit

•  Former member of the Executive Committees of the Board of the Canadian Institute for Public Real Estate Companies (CIPREC) and the National Multi-Housing Council (NMHC)

•  Former trustee of the International Council of Shopping Centers (ICSC)

•  Received a BA in Economics from Kenyon College and an MBA in Finance from the University of Chicago

Director since: May 2016

Age: 71

Independent

Current BXP Board Committees:

•  Audit

•  NCG

Other Public Company Boards:

•  Current: None

•  Former (past 5 years): CyrusOne Inc., First Industrial Realty Trust, Inc. and Marriott International, Inc.

| 2023 Proxy Statement 11

1›	PROPOSAL 1: ELECTION OF DIRECTORS

CAROL B. EINIGER President of Post Rock Advisors, LLC

Qualifications:

Ms. Einiger has more than 45 years of experience as an investment banker and investment advisor, during which time she has gained significant expertise in the operation of public and private debt and equity capital markets and the evaluation of investment opportunities.

Professional Background:

•  President of Post Rock Advisors, LLC, a family investment office, since June 2018

•  Senior Advisor at Roundtable Investment Partners LLC, a registered investment advisory firm, from January 2017 to June 2018

•  Founder and President of Post Rock Advisors, LLC, a registered investment advisory firm, from 2005 to 2016

•  Chief Investment Officer of The Rockefeller University, responsible for management of the University’s endowment, from 1996 to 2005

•  Chief Financial Officer and Acting President of the Edna McConnell Clark Foundation from 1992 to 1996

•  Managing Director at Wasserstein Perella & Co. from 1989 to 1992

•  Visiting Professor and Executive-in-Residence at Columbia Business School from 1988 to 1989

•  Managing Director, Head of the Capital Markets Department and various positions at The First Boston Corporation from 1973 to 1988

•  Various positions at Goldman, Sachs & Co. from 1971 to 1972

Other Leadership Experience, Community

Involvement and Education:

•  Trustee and member of the Investment Committee, Albert Einstein College of Medicine

•  Chair of the Executive Council, Montefiore Einstein Cancer Center

•  Member of the Investment Committee, JPB Foundation

•  Former Director and Chair of the Investment Committee, UJA-Federation of New York

•  Former Trustee and member of the Investment Committees of the University of Pennsylvania, the Lasker Foundation and Horace Mann School

•  Former Vice Chair of the Investment Committee of The Museum of Modern Art

•  Former member of the Board of Overseers, Columbia Business School

•  Former member of the Advisory Board of Blackstone Alternative Asset Management

•  Former Director, Credit Suisse First Boston (USA) and the New York Stem Cell Foundation

•  Honored by numerous organizations, including the AJC, the Anti-Defamation League, Catalyst, UJA-Federation of New York, The Washington Institute for Near East Policy, Columbia Business School and the University of Pennsylvania

•  Received a BA from the University of Pennsylvania and an MBA with honors from Columbia Business School

Director since: May 2004 Age: 73 Independent Current BXP Board Committees: • Compensation • NCG Other Public Company Boards: • Current: None • Former (past 5 years): None

| 2023 Proxy Statement 12

1›	PROPOSAL 1: ELECTION OF DIRECTORS

DIANE J. HOSKINS Co-Chief Executive Officer of M. Arthur Gensler Jr. & Associates, Inc.

Qualifications:

Ms. Hoskins has more than 40 years of architecture, design, real estate and business experience, including as a chief executive officer of a global brand. During this time, she has gained extensive leadership, strategic planning, financial stewardship and organizational development experience, as well as a deep understanding of markets and clients, including their current and future space needs and insight into how companies envision their workspaces of the future.

Professional Background:

•  Co-CEO of M. Arthur Gensler Jr. & Associates, Inc. (“Gensler”) since 2005, the world’s largest architecture, design, and planning firm, where Ms. Hoskins has broad responsibility for overseeing the company’s global platform and managing its day-to-day operations, including more than 6,500 employees networked across 53 offices in the Americas, Europe, Asia, and the Middle East

•  Director of Gensler since 2004; former Co-Chair of the Gensler Board of Directors from 2016 to 2021

•  Various positions at Gensler since 1995, including Southeast Regional Managing Principal and Managing Director of the Washington, DC office

•  Founded the Gensler Research Institute in 2005 to generate new knowledge and develop a deeper understanding of the connection between design, business and the human experience

•  Senior Vice President of A. Epstein & Sons Architecture and Engineering from 1990 to 1994

•  Development Analyst at Olympia & York from 1987 to 1990

•  Architect Designer at Gensler from 1983 to 1985

•  Architect at Skidmore Owings & Merrill from 1980 to 1983

Other Leadership Experience, Community

Involvement and Education:

•  Trustee of the MIT Corporation serving on the Risk and Audit Committee, Serves on the Visiting Committee of the MIT School of Architecture and School of Environmental and Civil Engineering, Trustee of the Board of Advisors of the University of California, Los Angeles (UCLA) Anderson School of Management, Fellow of the Royal Society of Arts, Manufacturers and Commerce, London, UK, Executive Committee for ACE Scholarship Program

•  2023 Global Chair of the Urban Land Institute, Board Member of the Washington Board of Trade and member of several organizations, including the Economic Club of Washington, DC

•  Fellow of the American Institute of Architects

•  Ms. Hoskins has been honored by several organizations for her work, including the 2022 Global Visionary Award from the World Trade Center Institute; Spirit of Life Award from City of Hope and the Outstanding Impact Award from the Council of Real Estate Women

•  Inducted into the Washington Business Hall of Fame in 2016, and co-ranked on the Business Insider’s 100 “Creators” list, a who’s who of the world’s 100 top creative visionaries

•  Ms. Hoskins is sought after by the media to share her expertise in many top-tier media outlets, including The Wall Street Journal, The New York Times, Harvard Business Review, Fortune, Business Insider, Financial Times, Bloomberg TV, and global architecture and design trade publications

•  Frequent speaker at premier conferences, including the Bloomberg Business/CEO Summit, the Economist Human Potential Conference, and the Wall Street Journal Future of Cities Conference; was a featured panelist at the UN Climate Summit in the fall of 2019

•  Graduated from MIT and holds an MBA from the Anderson Graduate School of Management at UCLA

Director since: May 2019 Age: 65 Independent Current BXP Board Committees: • Sustainability (Chair) • NCG Other Public Company Boards: • Current: None • Former (past 5 years): None

| 2023 Proxy Statement 13

1›	PROPOSAL 1: ELECTION OF DIRECTORS

MARY E. KIPP President & Chief Executive Officer of Puget Sound Energy

Qualifications:

Ms. Kipp has extensive executive and leadership experience with public companies in the energy services industry, particularly in implementing the transition to supplying 100% clean electricity. As a resident in the Company’s newest market of Seattle, she adds a geographically diverse perspective to the Board.

Professional Background:

•  President, Chief Executive Officer and a director of both Puget Energy, Inc. (“PEI”), an energy services holding company, and its wholly owned subsidiary, Puget Sound Energy, Inc. (“PSE”), the largest electric and natural gas utility in the State of Washington, since January 2020

•  Joined PEI and PSE as President in August 2019

•  Member of the Board of Directors of Hawaiian Electric Company, Inc. since January 2023

•  President and Chief Executive Officer of El Paso Electric Company (“EPE”) from May 2017 to August 2019

•  Director of EPE from December 2015 to August 2019

•  Various positions at EPE from 2007 to 2019, including Chief Executive Officer from December 2015 to May 2017 and President from September 2014 to December 2015, Senior Vice President, General Counsel and Chief Compliance Officer and Vice President, Legal and Chief Compliance Officer

•  Former prosecuting attorney for the Federal Energy Regulatory Commission (FERC)

•  Former attorney for El Paso Natural Gas Company and Greenberg Traurig, LLP

•  Director of Landis+Gyr from June 2018 to June 2019

Other Leadership Experience, Community

Involvement and Education:

•  Co-chair of Edison Electric Institute’s Institute for Electric Innovation

•  Former member of the Seattle Metropolitan Chamber of Commerce

•  Former member of the Boards of Directors of Alliance to Save Energy and Energy Insurance Mutual

•  Former member of the Board of Trustees of Seattle University

•  Former Chair of Smart Electric Power Alliance and Borderplex Alliance

•  Former Deputy Chair of the Federal Reserve Bank of Dallas

•  Former member of the executive committee of the Texas Business Leadership Council

•  Received a BA from Williams College and a JD from The University of Texas School of Law, and is an alumna of Exeter College, Oxford University

Director since: December 2021

Age: 55

Independent

Current BXP Board Committees:

•  Audit

•  Sustainability

Other Public Company Boards:

•  Current: None

•  Former (past 5 years): El Paso Electric Company and Landis+Gyr

| 2023 Proxy Statement 14

1›	PROPOSAL 1: ELECTION OF DIRECTORS

JOEL I. KLEIN Chief Executive Officer of Retromer Therapeutics

Qualifications:

Mr. Klein has worked for more than 50 years in private industry and government during which time he has gained significant experience in senior policy making and executive roles, as well as a broad range of legal and financial matters.

Professional Background:

•  Chief Executive Officer of Retromer Therapeutics Corp., a biotech start-up, since December 2020

•  Senior Advisor to CEO, Oscar Health Corporation, a health insurance company (“Oscar”), since January 2022; Chief Policy and Strategy Officer at Oscar from January 2016 to January 2022

•  Director of Juul Labs since March 2021

•  Director of News Corporation from January 2011 to November 2020

•  Executive Vice President, Office of the Chairman of News Corporation from June 2003 to December 2015 and Chief Executive Officer of Amplify, the education division of News Corporation, from January 2011 to December 2015

•  Chancellor of the New York City Department of Education from 2002 through 2010, where Mr. Klein oversaw a system of over 1,600 schools with 1.1 million students, 136,000 employees and a $22 billion budget

•  U.S. Chairman and Chief Executive Officer of Bertelsmann, Inc. and Chief U.S. Liaison Officer to Bertelsmann AG, a media company, from 2001 to 2002

•  Various roles with the Clinton administration, including Assistant U.S. Attorney General in charge of the Antitrust Division of the U.S. Department of Justice from 1997 to 2000 and Deputy White House Counsel to President Clinton from 1993 to 1995. Mr. Klein entered the Clinton administration after 20 years of public and private legal work in Washington, DC

Other Leadership Experience, Community

Involvement and Education:

•  Chair of the Board of StudentsFirstNY

•  Member of the Board of The Foundation for Excellence in Education (ExcelinEd)

•  Member of the Advisory Boards of the Zuckerman Mind Brain Behavior Institute and Columbia College

•  Received a BA, magna cum laude, from Columbia University and a JD, magna cum laude, from Harvard Law School

•  Received honorary degrees from ten colleges and universities

Director since: January 2013 Age: 76 Independent Current BXP Board Committees: • Compensation (Chair) • NCG Other Public Company Boards: • Current: None • Former (past 5 years): News Corporation

| 2023 Proxy Statement 15

1›	PROPOSAL 1: ELECTION OF DIRECTORS

DOUGLAS T. LINDE President of Boston Properties, Inc.

Qualifications:

Mr. Linde has more than 37 years of experience in the real estate industry, including as our President and former Chief Financial Officer, during which time he gained extensive knowledge of the real estate industry, capital markets and real estate finance, as well as substantial experience in transactional, operational and accounting matters.

Professional Background:

•  President of Boston Properties, Inc. since May 2007

•  Mr. Linde joined BXP in January 1997 as Vice President of Acquisitions and New Business to help identify and execute acquisitions and to develop new business opportunities; served as Senior Vice President for Financial and Capital Markets from October 1998 to January 2005, Chief Financial Officer and Treasurer from September 2000 to November 2007, and Executive Vice President from January 2005 to May 2007

•  President of Capstone Investments, a Boston real estate investment company, from 1993 to 1997

•  Project Manager and Assistant to the Chief Financial Officer at Wright Runstad and Company, a private real estate developer in Seattle, WA, from 1989 to 1993

•  Began his career in the real estate industry with Salomon Brothers’ Real Estate Finance Group

Other Leadership Experience, Community

Involvement and Education:

•  Trustee of the Beth Israel Lahey Health Board of Trustees

•  Director Emeritus of the Board of Directors of Beth Israel Deaconess Medical Center (“BIDMC”) and co-chair of the BIDMC capital campaign

•  Member of the Real Estate Roundtable

•  Former Director of the Boston Municipal Research Bureau and Jobs for Massachusetts

•  Former Member of the Urban Studies and Planning Visiting Committee at MIT

•  Trustee Emeritus of the Wesleyan University Board of Trustees

•  Received a BA from Wesleyan University and an MBA from Harvard Business School

Director since: January 2010 Age: 59 Current BXP Board Committees: • Sustainability Other Public Company Boards: • Current: None • Former (past 5 years): None

| 2023 Proxy Statement 16

1›	PROPOSAL 1: ELECTION OF DIRECTORS

MATTHEW J. LUSTIG Chairman of North America Investment Banking and Head of Real Estate & Lodging at Lazard Frères & Co.

Qualifications:

Mr. Lustig has worked in the real estate industry for more than 35 years, during which time he has gained extensive experience providing strategic and financial advice and transaction execution to clients and their boards of directors, including leading real estate companies, and investing in real estate companies and assets as a principal.

Professional Background:

•  Chairman of North America Investment Banking at Lazard Frères & Co. (“Lazard”), the investment bank, since 2019, and Head of North America Investment Banking from 2012 to 2019, with responsibility for the management of a range of Financial Advisory/Investment Banking businesses

•  Head of Real Estate & Lodging at Lazard, a position he has held for more than 20 years. In recent years, Mr. Lustig has played an active role in more than $400 billion of advisory assignments and transactions involving leading real estate and lodging companies in the public and private markets

•  Former Chief Executive Officer of the real estate investment business of Lazard and its successors, where he oversaw multiple funds with more than $2.5 billion of equity capital invested in REITs and real estate operating companies

•  Director of Ventas, Inc., a REIT with a portfolio of senior housing, research and innovation, and healthcare properties, since May 2011

•  Former Chairman of Atria Senior Living Group, Inc., until it was acquired by Ventas in May 2011

•  Former director of several other public and private fund portfolio REITs and companies

Other Leadership Experience, Community

Involvement and Education:

•  Member of the Real Estate Roundtable, the Urban Land Institute, the Pension Real Estate Association (former Board and Executive Committee member) and the Council on Foreign Relations

•  Member of the Real Estate Centers at the Wharton School of Business at the University of Pennsylvania (former Chairman of the Advisory Board) and Columbia Business School

•  Member of the Board of Advisors at the School of Foreign Service at Georgetown University

•  Received a BSFS from Georgetown University

Director since: January 2011 Age: 62 Independent Current BXP Board Committees: • NCG (Chair) • Sustainability Other Public Company Boards: • Current: Ventas, Inc. • Former (past 5 years): None

| 2023 Proxy Statement 17

1›	PROPOSAL 1: ELECTION OF DIRECTORS

OWEN D. THOMAS Chairman of the Board and Chief Executive Officer of Boston Properties, Inc.

Qualifications:

Mr. Thomas is a recognized leader in the real estate industry with more than 30 years of executive leadership, strategic planning, management and international experience, as well as substantial experience in financial and capital markets.

Professional Background:

•  Chairman of the Board of Directors of Boston Properties, Inc. since May 2022

•  Chief Executive Officer and a director of Boston Properties, Inc. since April 2013

•  Member of the Board of Directors of Lehman Brothers Holdings Inc. (“LBHI”) since March 2012; Chairman of the Board of LBHI from March 2012 to March 2013

•  Various positions at Morgan Stanley from 1987 to 2011, including Chief Executive Officer of Morgan Stanley Asia Ltd., President of Morgan Stanley Investment Management, Head of Morgan Stanley Real Estate and Managing Director

•  Member of Morgan Stanley’s Management Committee from 2005 to 2011

•  Director of Grosvenor Group Limited from 2011 to 2013

Other Leadership Experience, Community

Involvement and Education:

•  Director and former Global Chairman of the Urban Land Institute

•  Director of the Real Estate Roundtable

•  Member of the Executive Board of Nareit

•  Member of The Economic Club of New York

•  Member and former Chairman of the Pension Real Estate Association

•  Chairman of the Board of Trustees of Woodberry Forest School

•  Former Director of the University of Virginia Investment Management Company

•  Received a BS in Mechanical Engineering from the University of Virginia and an MBA from Harvard Business School

Our Board of Directors agreed to nominate Mr. Thomas for re-election to the Board for so long as he remains CEO, and he has agreed to resign from the Board upon termination of employment.

Director since: April 2013 Age: 61 Current BXP Board Committees: • Sustainability Other Public Company Boards: • Current: None • Former (past 5 years): None

| 2023 Proxy Statement 18

1›	PROPOSAL 1: ELECTION OF DIRECTORS

WILLIAM H. WALTON, III Co-Founder and Managing Member of Rockpoint Group, LLC

Qualifications:

Mr. Walton has more than 40 years of real estate investment, development and executive experience, as well as having served as a director of several public and private companies.

Professional Background:

•  Co-Founder and Managing Member of Rockpoint Group, LLC (“Rockpoint”), a global real estate investment management firm, where Mr. Walton is responsible for the overall operations and management of Rockpoint, as well as overseeing the origination, structuring and asset management of all of Rockpoint’s investment activities; since 1994, the Rockpoint founding managing members have invested in approximately $80 billion of real estate

•  Co-founder of Westbrook Real Estate Partners, LLC (“Westbrook”), a real estate investment management firm

•  Managing director in the real estate group of Morgan Stanley & Co., Inc. prior to co-founding Westbrook

•  Director of Dream Finders Homes, Inc., a publicly traded residential building company, since January 2021, and FRP Holdings, Inc., a publicly traded real estate investment and development company, since February 2015

•  Director of Crow Holdings, a privately owned real estate and investment firm, since December 2007

•  Former trustee of Corporate Office Properties Trust and former director of Florida Rock Industries and The St. Joe Company

Other Leadership Experience, Community

Involvement and Education:

•  Involved with several real estate industry organizations

•  Director, trustee or advisory board member of several non-profit organizations, with a particular interest in educational and policy entities, including the American Enterprise Institute, the Jacksonville University Public Policy Institute, the University of Florida Investment Corporation, as well as Princeton University’s Andlinger Center for Energy and the Environment, Griswold Center for Economic Policy Studies, Mpala Research Center and Art Museum

•  Former member of the boards of Communities in Schools, the Episcopal School of Jacksonville, KIPP Jacksonville Schools, Princeton University and Princeton University Investment Company

•  Received an AB from Princeton University and an MBA from Harvard Business School

Director since: May 2019

Age: 71

Independent

Current BXP Board Committees:

•  Compensation

Other Public Company Boards:

•  Current: Dream Finders Homes, Inc., FRP Holdings, Inc.

•  Former (past 5 years): None

| 2023 Proxy Statement 19

1›	PROPOSAL 1: ELECTION OF DIRECTORS

DEREK ANTHONY (TONY) WEST Senior Vice President, Chief Legal Officer and Corporate Secretary of Uber Technologies, Inc.

Qualifications:

Mr. West has more than 25 years of experience working in the public and private sectors, including the federal government and leading technology and private equity companies, during which time he has gained extensive experience in the areas of public policy, executive management, governance and the law.

Professional Background:

•  Senior Vice President, Chief Legal Officer, and Corporate Secretary of Uber Technologies, Inc. (“Uber”), a global technology platform providing mobility as a service, since 2017, where Mr. West leads Uber’s global Legal, Compliance and Ethics, and Security functions

•  Director of Ro, a direct-to-patient healthcare company, since 2020

•  Former Director of Khosla Ventures Acquisition Co. from 2021 to 2023

•  Former Executive Vice President of Public Policy and Government Affairs, General Counsel and Corporate Secretary at PepsiCo from 2014 to 2017

•  Former Associate Attorney General of the United States from 2012 to 2014

•  Former Assistant Attorney General for the Civil Division in the U.S. Department of Justice from 2009 to 2012

•  Former litigation partner at Morrison & Foerster LLP from 2001 to 2009

•  Former Special Assistant Attorney General, California Department of Justice from 1999 to 2001

•  Former Assistant United States Attorney in the Northern District of California, U.S. Department of Justice from 1994 to 1999

•  Former Special Assistant to the Deputy Attorney General, U.S. Department of Justice from 1993 to 1994

Other Leadership Experience, Community

Involvement and Education:

•  Member of the board of the NAACP Legal Defense and Educational Fund

•  Part of the Obama Foundation’s My Brother’s Keeper Alliance Advisory Council

•  Graduated with honors from Harvard College, where he served as publisher of the Harvard Political Review, and received a JD from Stanford Law School, where he was President of the Stanford Law Review

New Director Nominee Age: 57 Independent Current BXP Board Committees: • N/A Other Public Company Boards: • None • Former (past 5 years): None

| 2023 Proxy Statement 20

1›	PROPOSAL 1: ELECTION OF DIRECTORS

DIRECTOR INDEPENDENCE

Under the rules of the NYSE, a majority of the Board of Directors must qualify as “independent directors.” To qualify as an “independent director,” the Board must affirmatively determine that the director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). Our Board of Directors established categorical standards to assist it in making the required independence determinations.

Under these categorical standards, any relationship with us shall be deemed not material if:

1.	The relationship does not preclude a finding of independence under Section 303A.02(b) of the NYSE Listed Company Manual (the “NYSE Disqualifying Rules”); and

2.	The relationship does not involve any of the following, whether currently existing or occurring since the end of the last fiscal year or during the past three fiscal years:

(a)

a director being an executive officer of, or owning, or having owned, of record or beneficially in excess of ten percent (10%) equity interest in, any business or professional entity that has made during any of such fiscal years, or proposes to make during the Company’s current fiscal year, payments to the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company for property or services in excess of five percent (5%) of: (i) the Company’s consolidated gross revenues for such fiscal year (or, in the case of proposed payments, its last fiscal year), or (ii) the other entity’s consolidated gross revenues for such fiscal year (or, in the case of proposed payments, its last fiscal year);

(b)

a director being an executive officer of, or owning, or having owned, of record or beneficially in excess of ten percent (10%) equity interest in, any business or professional entity to which the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company has made during any of such fiscal years, or proposes to make during the Company’s current fiscal year, payments for property or services in excess of five percent (5%) of: (i) the Company’s consolidated gross revenues for such fiscal year (or, in the case of proposed payments, its last fiscal year), or (ii) the other entity’s consolidated gross revenues for such fiscal year (or, in the case of proposed payments, its last fiscal year);

(c)

a director or an immediate family member of the director being an officer, director or trustee of a charitable organization where the annual discretionary charitable contributions of the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company in any single year to the charitable organization exceeded the greater of $1 million or two percent (2%) of that organization’s consolidated gross revenues for the fiscal year;

(d)

a director or an immediate family member of a director being indebted to the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company in an amount in excess of $120,000;

(e)

a director being an executive officer, partner or greater than 10% equity owner of an entity, or being a trustee or a substantial beneficiary of a trust or estate, indebted to the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company in an amount in excess of the greater of $120,000 or 5% of such entity’s total consolidated assets, or to whom the Company or an entity controlled by an executive officer of the Company is indebted (other than with respect to (i) any publicly traded debt securities of the Company or such entity or (ii) non-recourse loans secured by real estate where both the lender and the Company or such entity intend for the lender to transfer all right to, and control over, the loan within 12 months and the documentation includes customary provisions for loans targeted at the commercial mortgage backed securities (CMBS) or collateralized debt obligation (CDO) markets) in an amount in excess of 5% of the Company’s or such entity’s total consolidated assets;

| 2023 Proxy Statement 21

1›	PROPOSAL 1: ELECTION OF DIRECTORS

(f)

a transaction or currently proposed transaction (other than relating to the ownership of securities), which involved or involves the direct or indirect payment in a single year of in excess of $120,000 from the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company to a director or an immediate family member of a director;

(g)

a director or an immediate family member of a director being an executive officer, general or managing partner or owner of more than 10% of the outstanding equity securities of an entity that has a co-investment or is a joint venture partner with the Company where the amount of the entity’s equity investment in any single year exceeds the greater of $1 million or 2% of the total consolidated assets of the entity; or

(h)

a director or an immediate family member of a director being an executive officer, general or managing partner or owner of more than 10% of the outstanding equity securities of an entity (other than the Company) in which an executive officer of the Company or an entity controlled by an executive officer of the Company is an executive officer, general or managing partner or owner of more than 10% of the outstanding equity securities of the entity.

For purposes of these standards, “immediate family” member has the same meaning as in the NYSE Disqualifying Rules.

Relationships not specifically deemed not material by the above categorical standards may, in the Board’s judgment, be deemed not to be material.

›  2023 INDEPENDENCE DETERMINATIONS

The Board of Directors concluded that the following directors and Mr. West qualify as independent directors under NYSE rules because (1) none of them has any relationships with the Company or any executive officer of the Company that would disqualify him or her from being considered independent under the minimum objective standards contained in the NYSE rules and (2) none of them has any relationships other than those deemed immaterial by the Board of Directors.

9 of 11 BXP Directors are Independent	›	› Kelly A. Ayotte › Diane J. Hoskins › Matthew J. Lustig	› Bruce W. Duncan › Mary E. Kipp › David A. Twardock	› Carol B. Einiger › Joel I. Klein › William H. Walton, III

In determining that Mr. Klein qualifies as an independent director and for purposes of his service on the Compensation Committee, our Board considered that (1) Mr. Klein is the Chief Executive Officer of a start-up company that signed a lease agreement with BXP in September 2021 for approximately 2,700 square feet in the ordinary course of business, (2) in the professional opinion of a third-party real estate professional, the fixed rent and other financial obligations under the lease represented the fair rental value for the space, and (3) Mr. Klein has no direct pecuniary interest in the transaction.

In determining that Mr. Twardock qualifies as an independent director for purposes of his service on the Compensation Committee, our Board considered that (1) he serves or previously served as an executive officer or a non-employee director (or advisory board member) for a company with which BXP has a commercial relationship and engaged in transactions in the ordinary course of business, (2) each transaction was on arms’-length terms, and (3) he had no pecuniary interest in the success of the transaction.

| 2023 Proxy Statement 22

1›	PROPOSAL 1: ELECTION OF DIRECTORS

CONSIDERATION OF DIRECTOR NOMINEES

›  SECURITYHOLDER RECOMMENDATIONS

The NCG Committee’s current policy is to review and consider any director candidates recommended by securityholders in compliance with the procedures established from time to time by the NCG Committee. All securityholder recommendations for director candidates must be submitted to our Secretary at Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103, who will forward all recommendations to the NCG Committee. We did not receive any securityholder recommendations for director candidates for election at the 2023 annual meeting in compliance with the procedures set forth below. All securityholder recommendations for director candidates for election at the 2024 annual meeting of stockholders must be submitted to our Secretary on or before December 15, 2023 and must include the following information:

•	the name and address of record of the securityholder;

•

a representation that the securityholder is a record holder of our securities, or if the securityholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•

the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director candidate;

•

a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board membership as approved by the Board from time to time;

•	a description of all arrangements or understandings between the securityholder and the proposed director candidate;

•

the consent of the proposed director candidate (1) to be named in the proxy statement relating to our annual meeting of stockholders and (2) to serve as a director if elected at such annual meeting; and

•	any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.

In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act. No proxies are being solicited for director candidates other than the Company’s nominees at the 2023 annual meeting.

›  BOARD MEMBERSHIP CRITERIA

The NCG Committee has established criteria for NCG Committee-recommended director nominees. These criteria include the following specific, minimum qualifications that the NCG Committee believes must be met by an NCG Committee-recommended nominee for a position on the Board:

•	the candidate must have experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing;

•	the candidate must be highly accomplished in his or her respective field, with superior credentials and recognition;

•	the candidate must be well regarded in the community and must have a long-term reputation for high ethical and moral standards;

•	the candidate must have sufficient time and availability to devote to our affairs, particularly in light of the number of boards on which the candidate may serve;

| 2023 Proxy Statement 23

1›	PROPOSAL 1: ELECTION OF DIRECTORS

•

the candidate’s principal business or occupation must not be such as to place the candidate in competition with us or conflict with the discharge of a director’s responsibilities to us and our stockholders; and

•	to the extent the candidate serves or has previously served on other boards, the candidate must have a history of actively contributing at board meetings.

In addition to the minimum qualifications for each nominee set forth above, the NCG Committee will recommend director candidates to the Board for nomination, or present director candidates to the Board for consideration, to help ensure that:

•	a majority of the Board of Directors will be “independent” as defined by the NYSE rules;

•	each of its Audit, Compensation and NCG Committees will be comprised entirely of independent directors; and

•

at least one member of the Audit Committee will have such experience, education and other qualifications necessary to qualify as an “audit committee financial expert” as defined by the rules of the SEC.

Finally, in addition to any other standards the NCG Committee may deem appropriate from time to time for the overall structure and composition of the Board, the NCG Committee may consider the following factors when recommending director candidates to the Board for nomination, or presenting director candidates to the Board for consideration:

•	whether the candidate has direct experience in the real estate industry or in the markets in which we operate; and

•	whether the candidate, if elected, assists in achieving a mix of Board members that represents a diversity of background (including geography, gender and ethnicity) and experience.

›  IDENTIFYING AND EVALUATING NOMINEES

The NCG Committee may solicit recommendations for director nominees from any or all of the following sources: non-employee directors, our Chief Executive Officer, our President, other executive officers, third-party search firms or any other source it deems appropriate.

The NCG Committee will review and evaluate the qualifications of any proposed director candidate that it is considering or has been recommended to it by a securityholder in compliance with the NCG Committee’s procedures for that purpose, and conduct inquiries it deems appropriate into the background of these proposed director candidates. In identifying and evaluating proposed director candidates, the NCG Committee may consider, in addition to the minimum qualifications for NCG Committee-recommended director nominees, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of business experience, his or her independence, the needs of our Board, and whether the candidate, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience. Other than circumstances in which we may be legally required by contract or otherwise to provide third parties with the ability to nominate directors, the NCG Committee will evaluate all proposed director candidates that it considers or who have been properly recommended to it by a securityholder based on the same criteria and in substantially the same manner, with no regard to the source of the initial recommendation of the proposed director candidate.

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2›	CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

BXP is committed to adopting and adhering to corporate governance policies and practices that foster effective leadership and independent oversight of management. Our Board of Directors oversees management performance on behalf of our stockholders to ensure that our stockholders’ long-term interests are being served, to monitor adherence to BXP’s standards and policies (including policies to manage risk), and to promote the exercise of responsible corporate citizenship.

BOARD LEADERSHIP STRUCTURE

›  BXP’S POLICY ON BOARD LEADERSHIP STRUCTURE

The Board of Directors is responsible for broad corporate policy and overall performance of the Company through the oversight of management and stewardship of the Company. Among other duties, the Board is responsible for overseeing the strategy, ESG priorities and risk management for the Company. The Board appoints the Company’s officers, assigns responsibility for management of the Company’s operations to such officers, and reviews their performance.

We do not have a firm policy with respect to whether or not the roles of Chairman of the Board and CEO should be separate or combined. Our Board of Directors believes it is important to maintain flexibility to determine its board leadership structure based on the best interests of the Company and its stockholders from time to time. As the following timeline shows, BXP has operated under both structures in the past.

History of Board Leadership

Regardless of the specific leadership structure in effect, the Company incorporates a strong defined leadership role for an independent director. Our Board has determined, and our Corporate Governance Guidelines provide, that our Board leadership structure will include either an independent, non-executive Chairman of the Board or a Lead Independent Director.

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2›	CORPORATE GOVERNANCE

Specifically, our Corporate Governance Guidelines provide that it is the Board’s policy that if:

›	the positions of Chairman of the Board and CEO are held by the same person, or	the independent directors shall select an independent director to serve as Lead Independent Director.
›	the position of Chairman of the Board is held by a non-independent director, or
›	none of the directors has been elected to serve as Chairman of the Board,

Our Corporate Governance Guidelines further provide that an independent director selected to serve as Lead Independent Director will serve in that role until (1) he or she ceases to be an independent director or resigns from the position, (2) a successor is selected by a majority of the independent directors or (3) an independent director is serving as the Chairman of the Board. In addition, if the Chairman of the Board is an independent director, then he or she shall assume the responsibilities of the Lead Independent Director referenced below and there will not be a separate Lead Independent Director.

›  DUTIES AND RESPONSIBILITIES OF THE LEAD INDEPENDENT DIRECTOR

The Board believes the roles, and therefore the duties and responsibilities, of the independent Chairman of the Board and Lead Independent Director should be, and at BXP they are, substantially similar, and they should further the same goals of ensuring effective leadership and risk oversight. In addition to responsibilities that may be assigned from time to time by the independent directors of the Board, the duties and responsibilities of a Lead Independent Director include:

•  Approving information sent to the Board

•  Approving Board meeting agendas and schedules to assure sufficient time for all agenda items

•  Coordinating the work of each committee with the activities of the full Board

•  Calling meetings of the independent directors and special meetings of the Board, as necessary

•  Presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of independent directors

•  Attending meetings of Board committees regularly

•  Encouraging and facilitating active participation of all directors

•  Providing leadership to the Board if circumstances arise in which the Chairman may have an actual or perceived conflict of interest with the Company

•  Serving as liaison between the CEO and the independent directors, including communicating feedback and direction to the CEO following executive sessions

•  Ensuring that she is available, if requested by major investors, to engage in direct consultation and communication

•  Working with the CEO on matters of strategic importance to the Board and the Company

•  Working with the CEO and the NCG Committee to provide strategic direction on all Board and governance matters

•  Working with the CEO and the Compensation Committee to establish and review annual and long-term goals for assessing performance

•  Working with the Compensation Committee to evaluate the performance of the CEO

•  Conducting bi-annual interviews with individual directors regarding individual contributions and development opportunities, as well as overall Board composition and planning

•  Independently reviewing with the CEO the Company’s succession plan for executive officers

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›  BOARD LEADERSHIP STRUCTURE DETERMINATIONS & DISCLOSURE

Our Board annually determines who will serve as its Chairman and considers, among other things, the skills, experiences and qualifications of our director nominees, the industries in which they gained their experience, the evolving needs of our Company, how well our leadership structure is functioning, the age and tenure of each director nominee and the views of our stockholders. The Board typically makes this determination during the first quarter of each year, and disclosure of the Board’s determination is made in the proxy statement used for the annual meeting of stockholders at which director nominees are elected, which is filed each year in late March or early-to-mid April. The proxy statement discloses (1) who the Board selected to serve as Chairman and (2) if the Chairman is also serving as CEO or is otherwise a non-independent director or if no Chairman has been elected, the person selected by the independent directors to serve as the Lead Independent Director. Our Board considers the views of our stockholders regarding our board leadership structure as expressed through their respective voting policies, their actual votes at our annual meetings, and our discussions with them.

›  BXP’S 2023 BOARD LEADERSHIP STRUCTURE

Mr. Thomas joined BXP in April 2013 as CEO and a director. At that time, Mortimer B. Zuckerman, co-founder of BXP, retired as CEO and became Executive Chairman. To ensure independent oversight of the Company’s management, strategy and business, the Company established the role of Lead Independent Director in 2014, which was first held by Mr. Ivan Seidenberg. In May 2016, Mr. Zuckerman retired as Executive Chairman and became Chairman Emeritus, Mr. Seidenberg did not stand for re-election and the independent directors selected Mr. Klein as Lead Independent Director. Mr. Klein served as Lead Independent Director until May 2019 when he was appointed as Chairman of the Board. In 2022, following six years of Board leadership, Mr. Klein stepped down as Chairman of the Board and our independent directors determined that it was in the best interests of BXP and our stockholders to elect Mr. Thomas as its Chairman thus combining the role of Chairman and CEO.

Combined Role of Chairman & CEO

Mr. Thomas is a seasoned industry veteran with more than 30 years of real estate and executive leadership experience. He has deep financial and operational experience and extensive knowledge of the Company, the real estate industry and risk management practices gained from various executive and leadership roles. Our Board of Directors has determined that it continues to be in the best interests of BXP and our stockholders to maintain the combined role of Chairman and CEO and re-appoint Mr. Thomas as Chairman and CEO. The independent directors believe Mr. Thomas is in the best position to identify key issues facing the industry and Company and effectively communicate with various internal and external constituencies about critical business matters, as demonstrated by his critical leadership in BXP’s responses to the rapidly evolving environment since March 2020 as a result of the COVID-19 pandemic and the economic volatility and market shifts that followed. In addition to acknowledging his superb leadership through the Covid-19 pandemic and the resulting economic and industry challenges that followed, the Board believes that appointing Mr. Thomas to serve as both Chairman and CEO confirms internally and externally the Board’s high confidence in his unified leadership and elevates Mr. Thomas’ stature within the industry to potentially generate additional market opportunities and better commercial outcomes for the Company and its stockholders.

Having Mr. Thomas serve as Chairman and CEO promotes clear accountability and strong leadership with one person setting the tone for our employees, investors, clients, vendors and other stakeholders and having primary responsibility for executing our strategy. Prior to his appointment to the combined role, Mr. Thomas worked closely as CEO with then-Chairman of the Board, Mr. Klein, to preserve transparency between management and the Board and serve as an effective bridge for communication between the Board and management on significant business developments and time-sensitive matters. As Chairman and CEO, Mr. Thomas works with the Lead Independent Director, Ms. Ayotte, in the same manner.

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2›	CORPORATE GOVERNANCE

Lead Independent Director

The independent directors again selected Ms. Ayotte to serve as Lead Independent Director. Ms. Ayotte was selected in 2022 to serve as Lead Independent Director following a process led by the then-Chairman of the Board, Mr. Klein. Mr. Klein led discussions among the independent directors to seek input and reach agreement on the best candidate for the role. These discussions took into account independent director tenures and committee membership histories along with independent directors’ willingness and capacity to serve as Lead Independent Director, understanding that the position entails significant responsibility.

In selecting Ms. Ayotte to serve as Lead Independent Director, the independent directors considered, among other things, Ms. Ayotte’s

•	understanding of the Company and its business gleaned from her five years of service on our Board and her track record during that time of actively contributing as a member of the Board,

•	public policy, government and legal experience as a former United States Senator and former Attorney General of New Hampshire,

•

significant public company and corporate governance experience as a director on several other boards of large, multinational public companies that operate in different industries, and as a member of board committees for these public companies,

•	prior service as chair of BXP’s Compensation Committee and a member of the NCG Committee,

•	demonstrated willingness to represent the independent directors and personally engage with the Company’s stockholders,

•	reputation for being able to forge consensus, and

•	willingness and capacity to devote the time required to serve in this role.

The independent directors believe that Ms. Ayotte is exceptionally well-qualified to continue serving as the Lead Independent Director.

In addition to the clearly defined role of our Lead Independent Director and Ms. Ayotte’s experience and qualifications, our Board’s independent oversight is further bolstered by:

•

the overall composition of our Board of Directors and contributions from all of our independent directors: each current Board member other than our CEO and President is independent (9 out of 11 directors),

•

the independent committees of our Board of Directors: each of the Audit Committee, Compensation Committee and NCG Committee is led by independent committee chairs and is comprised solely of independent directors, and

•	BXP’s other corporate governance policies in effect.

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BOARD AND COMMITTEE MEETINGS

Number of Meetings and Attendance. Our Board of Directors met ten (10) times during 2022. Each incumbent director attended at least 75% of the aggregate of (x) the total number of meetings of our Board of Directors in 2022 held during the period for which he or she was a director and (y) the total number of meetings in 2022 of all committees of our Board of Directors on which the director served during the periods that he or she served.

Annual Meeting Attendance. Directors are expected to attend annual meetings of our stockholders in person unless doing so is impracticable due to unavoidable conflicts. All directors then serving attended the 2022 annual meeting of stockholders.

Meetings of Non-Management Directors. Directors who qualify as “non-management” within the meaning of the rules of the NYSE meet on a regular basis in executive sessions without management participation. The executive sessions occur after each regularly scheduled meeting of our entire Board and at such other times that the non-management directors deem appropriate, and they are chaired by our independent Chairman of the Board, if one is elected, or our Lead Independent Director. Each director has the right to call an executive session. Currently, all of our non-management directors are independent.

10

Board meetings in 2022

100%

attendance at the

2022 Annual Meeting

In the aggregate, during 2022, our directors attended more than 97% of the total number of Board meetings and meetings of committees on which they served.

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BOARD REFRESHMENT AND EVALUATIONS

›  DIRECTOR SUCCESSION PLANNING

Led by our NCG Committee, our Board of Directors remains focused on ensuring (1) a smooth transition when directors decide to retire or otherwise leave our Board and (2) that the composition of our Board is systematically refreshed so that, taken as a whole, it has the desired mix of skills, experience, continuity, reputation and diversity relevant to our strategic direction and operating environment, as well as the knowledge, ability and independence to continue to deliver the high standard of governance and oversight expected by investors. Among other aspects of the process, our Board of Directors:

•

identifies the collective mix of desired skills, experience, knowledge, diversity and independence for our Board of Directors, taken as a whole, and identifies potential opportunities for enhancement in one or more of those areas;

•	considers each current director’s experience, skills, principal occupation, reputation, independence, age, tenure, committee membership and diversity (including geography, gender and ethnicity); and

•

considers the results of our Board and committee self-evaluations, as well as feedback received from the bi-annual interviews of each director by our independent Chairman of the Board or Lead Independent Director, as applicable (see “— Board and Committee Evaluations” below).

Of the seven, first-time nominees for director since 2016, four (57%) were women and two (29%) were African American. Mr. West was initially recommended for consideration by Mr. Lustig, the Chair of our NCG Committee.

›  BOARD COMMITTEE ROTATION

The NCG Committee also considers the periodic rotation of committee members and committee chairs to introduce fresh perspectives to the fulfillment of the committees’ duties.

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›  BOARD AND COMMITTEE EVALUATIONS

The feedback received from each director during the Board and committee evaluation processes plays a key role in ensuring that our Board and its committees function effectively and in overall director succession planning. To this end, the NCG Committee is responsible for establishing the process used and the criteria for the evaluations.

Topics considered during the Board and committee evaluations include:
Board and Committee Operations	›

•  Board and committee membership, including independence, director skills, background, expertise and diversity

•  Board rotation and succession

•  Proper scope of each committee’s authority and responsibilities

•  Process for director nominations

•  Number and conduct of meetings, including time allocated for, and encouragement of, candid dialogue and executive sessions

•  Materials and information, including quality, quantity and timeliness of information received from management, and suggestions for educational sessions

•  Culture

Board Performance	›	• Strategic oversight • Risk oversight › Financial › Cyber- attacks and intrusions › ESG • Identification of topics that should receive more attention and discussion • Management succession
Committee Performance	›	• Performance of committee duties under its charter • Effectiveness of outside advisors

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BOARD COMMITTEES

Our Board of Directors has an (1) Audit, (2) Compensation and (3) NCG Committee. Each of these committees operates pursuant to a charter that was approved by our Board of Directors and that is reviewed and reassessed at least annually. As required by the rules of the NYSE, a copy of each of these charters is available in the Investors section of our website at https://investors.bxp.com/ under the heading “Governance.” In addition, on March 18, 2021, our Board of Directors established a Sustainability Committee. Our Board of Directors may from time to time establish other special or standing committees to facilitate the management of BXP or to discharge specific duties delegated by the full Board of Directors.

The membership and the function of each of these committees, and the number of meetings each held during 2022, are described below.

	Current Committee Assignments
Name	Audit	Compensation	NCG	Sustainability

Kelly A. Ayotte(1)

Bruce W. Duncan

Carol B. Einiger

Diane H. Hoskins

Mary E. Kipp

Joel I. Klein

Douglas T. Linde

Matthew J. Lustig

Owen D. Thomas

David A. Twardock(2)

William H. Walton

Number of Meetings in 2022	9	7	3	2

Committee Chair	Committee Member	Audit Committee Financial Expert

(1)	As Lead Independent Director, Ms. Ayotte serves ex officio as a member of each of the Board’s committees.

(2)	Mr. Twardock is not standing for re-election to the Board.

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›  AUDIT COMMITTEE

Members:

David A. Twardock (Chair)

Bruce W. Duncan

Mary E. Kipp

Number of Meetings in

2022: 9

Financial Expertise: Our Board of Directors determined that each of Ms. Kipp and Messrs. Duncan and Twardock qualifies as an “audit committee financial expert” as that term is defined in the rules of the SEC.

The Audit Committee’s responsibilities include:

•  sole authority to appoint, retain, terminate and determine the compensation of our independent registered public accounting firm;

•  reviewing with our independent registered public accounting firm the scope and results of the audit engagement;

•  approving professional services provided by our independent registered public accounting firm;

•  reviewing the independence of our independent registered public accounting firm;

•  overseeing the planning and conduct of our annual risk assessment;

•  overseeing our cyber security risk management;

•  evaluating the Company’s internal audit function and reviewing the internal audit plan; and

•  performing such other oversight functions as may be requested by our Board of Directors from time to time.

Each member of the Audit Committee is an “independent” director as that term is defined in the rules of the NYSE.

For additional disclosures regarding the Audit Committee, including the Audit Committee Report, see “Proposal 4: Ratification of Appointment of Independent Registered Public Accounting Firm” beginning on page 126.

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2›	CORPORATE GOVERNANCE

›  COMPENSATION COMMITTEE

Members: Joel I. Klein (Chair)* Carol B. Einiger David A. Twardock William H. Walton, III Number of Meetings in 2022: 7 *Mr. Klein was appointed to the Compensation Committee on May 19, 2022.

The Compensation Committee’s responsibilities include:

•  reviewing and approving the corporate goals and objectives relevant to the compensation of the CEO and certain designated senior executive officers;

•  evaluating the performance of the CEO and designated senior executive officers in light of such goals and objectives and determining and approving compensation of these officers based on such evaluation;

•  reviewing and approving the compensation of other executive officers;

•  reviewing and approving grants and awards under all incentive-based compensation plans and equity-based plans;

•  reviewing and making recommendations to the full Board of Directors regarding the compensation of non-employee directors; and

•  performing other functions and duties deemed appropriate by our Board of Directors.

Each member of the Compensation Committee is an independent director as that term is defined in the rules of the NYSE.

The Compensation Committee makes all compensation decisions for all executive officers. The Compensation Committee reviews and approves all equity awards for all employees and has delegated limited authority to the CEO to make equity grants to employees who are not executive officers.

In 2022, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) to serve as its independent, third-party advisor with respect to our overall executive compensation program and to advise on the reasonableness of executive compensation levels in comparison with those of other similarly situated companies and consult on the structure of our executive compensation program to optimally support our business objectives. FW Cook also advised on executive compensation trends among REITs and the broader market. Information concerning the nature and scope of FW Cook’s assignments and related disclosures is included under “Compensation Discussion and Analysis” beginning on page 64.

The Compensation Committee Report is included in this proxy statement on page 98.

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2›	CORPORATE GOVERNANCE

›  NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Members: Matthew J. Lustig (Chair) Bruce W. Duncan Carol B. Einiger Diane J. Hoskins Joel I. Klein* Number of Meetings in 2022: 3 *Mr. Klein was appointed to the NCG Committee on May 19, 2022.

The NCG Committee’s responsibilities include:

•  identifying individuals qualified to become Board members, consistent with criteria established by the NCG Committee, and recommending to the Board director nominees for election at each annual meeting of stockholders;

•  recommending to the Board the directors for appointment to is committees;

•  establishing a policy with regard to the consideration by the NCG Committee of director candidates recommended by securityholders;

•  establishing procedures to be followed by securityholders submitting such recommendations and establishing a process for identifying and evaluating nominees for our Board of Directors, including nominees recommended by securityholders; and

•  performing such other functions as may be requested by our Board of Directors from time to time.

The NCG Committee is also responsible for annually reviewing our Corporate Governance Guidelines and recommending any changes to our Board of Directors. These Corporate Governance Guidelines provide that the NCG Committee, together with our CEO, is responsible for coordinating succession planning by our Board of Directors. A copy of the Corporate Governance Guidelines is available on our website at http://investors.bxp.com/governance-guidelines.

Each member of the NCG Committee is an independent director as that term is defined in the rules of the NYSE.

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2›	CORPORATE GOVERNANCE

›  SUSTAINABILITY COMMITTEE

Members: Diane J. Hoskins (Chair) Mary E. Kipp Douglas T. Linde Matthew J. Lustig Owen D. Thomas Number of Meetings in 2022: 2

The Sustainability Committee’s responsibilities include:

•  reviewing and sharing real estate industry sustainability best practices;

•  working with our Board and management to establish environmental performance goals (energy, emissions, water and waste), and initiatives related to climate action and resilience;

•  monitoring and evaluating the Company’s progress in achieving its sustainability goals and commitments, as well as relevant independent environmental, sustainability and governance ratings and rankings;

•  reporting to and advising our Board as appropriate on the Company’s sustainability objectives and its strategy;

•  periodically reviewing legal, regulatory and compliance matters that may have a material impact on the implementation of the Company’s sustainability objectives, and making recommendations to our Board and management, as appropriate, with respect to the Company’s response to such matters;

•  assisting our Board in fulfilling its oversight responsibility by identifying, evaluating and monitoring the environmental and climate trends, issues, risks and concerns that affect or could affect the Company’s business activities and performance;

•  advising our Board on significant stakeholder concerns related to sustainability; and

•  performing such other functions as may be requested by our Board of Directors from time to time.

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2›	CORPORATE GOVERNANCE

RISK OVERSIGHT FRAMEWORK

›  BOARD’S ROLE IN RISK OVERSIGHT

Our Board of Directors has overall responsibility for our risk oversight. The Board exercises its risk oversight throughout the year, both at the full Board level and through its committees. While the Board and its committees oversee key risk areas, the Company’s risk management is facilitated through a top-down and bottom-up communication structure whereby the Board provides oversight and direction from the top and, among other things, reviews the reports from management and outside advisors and consultants engaged by the Board that identify any key existing and potential risks, future threats or trends, and management is charged with the day-to-day management of risks, frequent assessment of the risk environment and regular reporting to the Board.

BXP’s risk management framework is designed to:

•	identify and understand critical risks in the Company’s business and strategy, including near-term, intermediate-term and long-term risks;

•

allocate responsibilities for risk oversight among the full Board and its committees to enhance the Board’s responsiveness and attention to specific risks based on the nature and immediacy of the risks assessed;

•	review with the Audit Committee, at least annually, the Company’s risk management processes to ensure they are functioning adequately (see “Audit Committee Role in Risk Assessment” on page 39);

•	facilitate open communication between management and all directors of the Board; and

•	solicit feedback and advice from outside advisors and consultants to assess the effectiveness of our risk management framework and help ensure that we employ appropriate strategies to mitigate risks.

The Board fulfills its risk oversight function by, among other things, reviewing regular reports provided to the Board and to appropriate Board committees from management and outside advisors and consultants engaged by the Board, discussing material risks and opportunities with management, selecting director candidates with diverse experience and qualifications, designating to committees the oversight of certain specific risks as needed, and staying informed about developments in our industry and other current events that may impact the Company.

Roles in Risk Management

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2›	CORPORATE GOVERNANCE

BOARD OF DIRECTORS Our Board of Directors administers its risk oversight function through:
› Regular periodic reports from management on material risks that we face, including, among others:	› Required approval by our Board of Directors (or a committee thereof) of significant transactions and other matters, including, among others:

›  market conditions

›  tenant concentrations, credit worthiness and possible tenant bankruptcies

›  leasing activity and expected expirations

›  the status of development projects

›  compliance with debt covenants and credit ratings

›  management of debt maturities and interest-rate risk

›  access to debt and equity capital markets

›  existing and potential legal claims

›  environmental, social and governance risks

›  potential cyber-attacks and intrusions

›  public health crises, pandemics and epidemics

›  succession planning

›  acquisitions and dispositions of properties

›  development and redevelopment projects

›  new borrowings, refinancings and guarantees of debt, and the use of hedging instruments to manage interest-rate risk

›  the appointment of all officers

›  the compensation of executive officers

›  transactions with related persons and conflicts of interest

› Reports from the Audit, Compensation, NCG and Sustainability Committees, and other committees that may be established from time to time, on matters delegated to them
› Reports from outside advisors and consultants, including ESG, climate-related risk, legal, accounting and tax professionals, regarding various areas of potential risk

›  COMMITTEE ROLES

The Board discharges its responsibility either directly or indirectly through its committees. While the full Board of Directors is primarily responsible for risk oversight, its committees monitor and address risks that are within the scope of a particular committee’s expertise, the committee’s charter or the resolution(s) appointing the committee. Issues escalated to the full Board may be addressed in several ways, as appropriate, depending on the risk assessed and immediacy required to address the risk. For example, oversight of risk may remain with the applicable committee of the Board, the Board may establish an ad hoc committee or direct an existing committee to oversee such matters, or the Board may ask management to present more frequently to the full Board on the issue.

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BOARD COMMITTEES Our Board of Directors uses its committees to assist in risk oversight as follows:
Audit Committee	Compensation Committee	NCG Committee	Sustainability Committee

The Audit Committee oversees risks related to:

•  the integrity of our financial statements and internal control over financial reporting;

•  compliance with GAAP and the use of estimates and judgments;

•  our use of non-GAAP financial measures;

•  cyber security;

•  REIT compliance;

•  pending and threatened litigation, legal and regulatory requirements, and insurance;

•  the performance of our internal audit function;

•  the independence and performance of our independent auditors; and

•  our anti-fraud program.

The Compensation Committee oversees risks related to:

•  our ability to attract, retain and motivate our executive officers;

•  the use of compensation practices and plans to align the interests of our executives with our stockholders; and

•  the influence of incentive compensation on excessive risk-taking.

For more information, see “Compensation Discussion and Analysis — V. Other Compensation Policies — Assessment of Compensation-Related Risks” on page 97.

The NCG Committee oversees risks related to:

•  the composition, leadership and independence of the Board and its committees;

•  the general operations of the Board;

•  the process of conducting the annual Board and committee self-evaluations and bi-annual interviews;

•  our compliance with our Corporate Governance Guidelines and applicable laws and regulations, including applicable rules of the NYSE; and

•  policies with respect to the consideration of director candidates recommended by stockholders.

The Sustainability Committee oversees risks related to:

•  environmental and climate action and resilience trends and issues;

•  our progress in achieving our sustainability goals and initiatives; and

•  regulatory compliance matters that may impact our sustainability objectives.

Audit Committee Role in Risk Assessment. The Audit Committee oversees an annual risk assessment designed to identify and analyze risks to achieving BXP’s business objectives. The results of the risk assessment are used to develop BXP’s annual internal audit plan.

Absent an express delegation of authority from the Board, no one independent director, including the Lead Independent Director, has the authority to make decisions on behalf of the Company or override a decision of management. The role of our Lead Independent Director includes certain authorities (such as the authority to call meetings of the independent directors and special meetings of the Board, as necessary) that empower our

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2›	CORPORATE GOVERNANCE

independent directors to effectively discharge the Board’s oversight responsibilities. Because of the role of our Board of Directors in risk oversight, our Board believes that any leadership structure that it adopts must allow it to effectively oversee the management of the risks relating to our operations. Our Board of Directors recognizes that there are different leadership structures that could allow it to effectively oversee the management of these risks. We believe our risk management framework is well-supported by our current board leadership structure and enables the Board to effectively manage such risks. See the discussion under the heading “— Board Leadership Structure” beginning on page 25 for a discussion of why our Board of Directors has determined that its current leadership structure is appropriate.

›  MANAGEMENT’S ROLE

We have not designated a single person to serve as the Company’s chief compliance officer; instead, we have internal processes, an effective internal control environment and a risk management framework that facilitate the identification and management of risks and regular communication with the Board. These processes include:

•

an Internal Audit Department that (a) reports directly to the Audit Committee, (b) is designed to enhance BXP’s operations through its objective, systematic and disciplined testing and evaluation of the internal controls applicable to BXP’s significant activities, systems and processes and (c) conducts an annual enterprise risk assessment involving all departments, functions and regions of the Company and reports the results directly to the Audit Committee,

•

regular internal meetings among senior management from multiple departments, including internal audit, risk management, legal and information systems/technology, responsible for specified risk management activities with regular reports to the Audit Committee,

•	a Disclosure Committee established to assist senior management in designing, establishing, maintaining, reviewing and evaluating BXP’s disclosure controls and procedures,

•

a Code of Business Conduct and Ethics that governs business decisions and actions taken by our employees and directors and that allows for the confidential and anonymous reporting of questionable business practices by employees and third parties, and

•

a comprehensive internal and external audit process. As set forth in BXP’s Corporate Governance Guidelines, all directors have complete access to officers and employees of the Company, as well as the Company’s outside counsel, auditors and advisors.

OTHER GOVERNANCE MATTERS

›  CODE OF BUSINESS CONDUCT AND ETHICS AND OTHER POLICIES

Our Board of Directors adopted the following policies, copies of which are available on our website:

•	Code of Business Conduct and Ethics (the “Code of Ethics”) — available on our website at http://investors.bxp.com/code-conduct-and-ethics

The Code of Ethics governs business decisions made and actions taken by our directors, officers and employees. We intend to disclose on this website any amendment to, or waiver of, any provision of this Code of Ethics applicable to our directors and executive officers that would otherwise be required to be disclosed under the rules of the SEC or the NYSE rules.

•	Corporate Governance Guidelines — available on our website at http://investors.bxp.com/governance-guidelines

•	Policy on Company Political Spending — available on our website at http://investors.bxp.com/policy-political-spend

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2›	CORPORATE GOVERNANCE

›  COMMUNICATIONS WITH THE BOARD

Stockholders and other interested parties who wish to communicate with our Board, any director, our non-management directors as a group, or our Audit Committee may do so as shown below. We recommend that all correspondence be sent via certified U.S. mail, return receipt requested. All correspondence received by the compliance officer designated for purposes of administering the Code of Ethics will be forwarded to the addressee(s).

Communicate with any of our directors or the Board of Directors as a group:	Communicate with our non-management directors as a group:

Name(s) of Director(s)/Board of Directors of Boston Properties, Inc. c/o Compliance Officer Boston Properties, Inc. 800 Boylston Street, Suite 1900 Boston, Massachusetts 02199-8103	Non-Management Directors of Boston Properties, Inc. c/o Compliance Officer Boston Properties, Inc. 800 Boylston Street, Suite 1900 Boston, Massachusetts 02199-8103

Communicate with our Audit Committee to report complaints or concerns regarding accounting, internal accounting controls or auditing matters:

Follow any of the “Procedures for Submission of Complaints under the Audit Committee Complaint Procedures” that are attached as Exhibit 1 to our Code of Ethics (see “— Code of Business Conduct and Ethics and Other Policies” above)

Chair of the Audit Committee of Boston Properties, Inc. c/o Compliance Officer Boston Properties, Inc. 800 Boylston Street, Suite 1900 Boston, Massachusetts 02199-8103

You are welcome to make any such reports anonymously, but we prefer that you identify yourself so that we may contact you for additional information if necessary or appropriate.

›  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Each of Mses. Ayotte and Einiger and Messrs. Klein, Twardock and Walton served on the Compensation Committee during 2022. None of these persons has served as an officer or employee of BXP. Except as described below, none of these persons had any relationships with BXP requiring disclosure under Item 404 of Regulation S-K. None of BXP’s executive officers served as a director or a member of a compensation committee (or other committee serving a similar function) of any other entity, an executive officer of which served as a director of BXP or a member of the Compensation Committee during 2022.

We lease approximately 2,700 square feet of office space to a start-up company of which Mr. Klein is the Chief Executive Officer. The start-up company made aggregate payments to the Company of approximately $584,755 and $44,000 during the years ended 2022 and 2021, respectively. Of the amount paid by the start-up company in 2022, approximately $264,000 represented aggregate monthly rental payments while the remainder represented payments for assistance with tenant fit-out work that the start-up company requested. The Company does not expect such services or payments to recur. The total amount due under the lease in 2023 is approximately $220,000.

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2›	CORPORATE GOVERNANCE

›  PROXY ACCESS BY-LAW PROVISIONS

Our By-laws include a proxy access right for stockholders, pursuant to which a stockholder, or group of no more than five stockholders, meeting specified eligibility requirements, may include director nominees in our proxy materials for annual meetings of our stockholders. In order to be eligible to utilize these proxy access provisions, a stockholder, or group of stockholders, must:

•	have owned shares of common stock equal to at least 3% of the aggregate of the issued and outstanding shares of common stock continuously for at least the prior three years;

•

represent that such shares were acquired in the ordinary course of business and not with the intent to change or influence control and that such stockholder or group does not presently have such intent; and

•

provide a notice requesting the inclusion of director nominees in our proxy materials and provide other required information to us not less than 120 days prior to the anniversary of the date of the proxy statement for the prior year’s annual meeting of stockholders (with adjustments if the date for the upcoming annual meeting of stockholders is more than 30 days before or more than 60 days after the anniversary date of the prior year’s annual meeting).

For purposes of the foregoing requirements, issued and outstanding common units, other than those owned by us, our Operating Partnership or any of their directly or indirectly wholly owned subsidiaries and excluding issued and outstanding long term incentive units, will be treated as issued and outstanding shares of common stock.

Additionally, all director nominees submitted through these provisions must be independent and meet specified additional criteria, and stockholders will not be entitled to utilize this proxy access right at an annual meeting if we receive notice through our traditional advanced notice by-law provisions that a stockholder intends to nominate a director at such meeting. The maximum number of director nominees that may be submitted pursuant to these provisions may not exceed 25% of the number of directors then in office.

The foregoing proxy access right is subject to additional eligibility, procedural and disclosure requirements set forth in our By-laws.

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3›	HUMAN CAPITAL MANAGEMENT AND SUSTAINABILITY

HUMAN CAPITAL MANAGEMENT AND SUSTAINABILITY

HUMAN CAPITAL MANAGEMENT

Our success depends on human capital. We are focused on social performance and positive externalities, including diversity and inclusion in our workforce, the well-being of our employees, their training and professional development, and making positive contributions to the communities we serve.

›  DIVERSITY, EQUITY & INCLUSION

We strive to create a diverse and inclusive workplace. It has been, and will continue to be, our policy to recruit, hire, assign, promote and train in all job titles without regard to race, national origin, religion, age, color, sex, sexual orientation, gender identity, disability, protected veteran status, or any other characteristic protected by local, state, or federal laws, rules, or regulations. By implementing this policy, we aim to ensure that all employees have the opportunity to make their maximum contribution to us and to their own career goals.

BXP’s DEI Council is an executive-sponsored, voluntary and employee-led committee unified by BXP’s mission to promote diversity, equity, inclusion and transparency as part of our organization’s culture, decision-making practices and business activities, while also providing a mechanism for positive impact in the communities in which we operate. Since its formation in 2020, the DEI Council has grown to over 33 Council members across our six regions, and each member contributes to the overall mission through leadership in one or more of the DEI Council’s three committees – the Recruiting & Development Committee, the Company Policies Committee and the Community Outreach Committee – and/or three Employee Resource Groups (“ ERGs”). Including ERG members, as of December 31, 2022, BXP’s DEI community consisted of 244 members, or 36% of BXP’s workforce (exclusive of union employees).

The DEI Council, in collaboration with BXP’s CEO, President and Human Resources Department, annually identify actionable diversity goals and proposes initiatives to advance its mission. In 2022, the DEI Council’s focus areas were: (1) training and workforce education, (2) recruiting and onboarding, (3) employee engagement, (4) social responsibility, (5) transparency and communication and (6) governance.

Diversity & Inclusion Goals and Initiatives		Notable 2022 Actions & Achievements(1)

Training & Workforce Education	›

•  Conducted a two-part training for DEI Council members to enhance DEI leadership skills

•  Continued cultural awareness education for the BXP workforce through interactive DEI event offerings, consistent communications with educational content regarding cultural holidays and awareness months and collaboration with property management teams to enhance visibility of important DEI dates and celebrations across BXP’s properties

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Diversity & Inclusion Goals and Initiatives		Notable 2022 Actions & Achievements(1)

Recruiting & Onboarding	›

•  57% women and 39% ethnically diverse new hires in 2022

•  4.5% increase in ethnically diverse employees and 6.5% increase in ethnically diverse officers compared to the 2020 base year

•  2.0% increase in women employees and 9.0% increase in women officers compared to the 2020 base year

•  Launched partnerships with CareerSpring and Project Destined to further enhance BXP’s community involvement, BXP employees’ volunteerism, as well as expand BXP’s diverse candidate pools to include program alumni and young professionals

•  Proactively contracted with women-owned and/or minority-owned recruiting firms and firms with DEI programs representing 50% of BXP’s contracted recruiting firms (as of December 2022).

Employee Engagement	›

•  Launched three ERGs designed to connect employees who have similar backgrounds and shared experiences with the goal of working with BXP on diversity, equity and inclusion, bringing people together to share experiences and best practices, and ensuring that we are supporting each other across our communities

•  Participation rate across BXP for the ERGs’ inaugural year totaled approximately 25% of our workforce

Social Responsibility	›

•  Continued to facilitate relationships with minority-owned businesses to provide commercial real estate space

•  Conducted a comprehensive review of vendors identified as underrepresented business enterprises (“UBEs”) with the aim of increasing UBE usage by BXP resulting in a 34% year-over-year increase in UBE usage compared to 2021

•  Commenced a new depository relationship with a Black-owned bank and continued our partnership with a minority- and women-owned bank in our 2022 unsecured notes offering

•  Increased community involvement through, among other efforts, regional charitable contributions to DEI-associated initiatives in our regions

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Diversity & Inclusion Goals and Initiatives		Notable 2022 Actions & Achievements(1)

Transparency & Communication	›

•  Dedicated a company-wide Town Hall discussion to BXP’s DEI initiatives, achievements and future programming led by the DEI Council’s co-chairs

•  Launched a DEI Council page on BXP’s internal portal that provides DEI resources and announces future events, initiatives and other information

Governance	›

•  Formalized charters and mission statements for the DEI Council and each ERG

•  Undertook a voluntary refreshment process of DEI Council members to ensure appropriate representation across backgrounds, experience and regions that resulted in a 55% increase in DEI Council membership since its formation

(1)	Excludes union employees for which the unions control primary aspects of the hiring process; for new hires, data also excludes interns.

The following is a snapshot of the diversity of our workforce as of December 31, 2022:

TOTAL WORKFORCE(1)	MANAGER & ABOVE(1)

(1)

We determine race and gender based on our employees’ self-identification. “Other” represents American Indian/Alaskan Native, Native Hawaiian or other Pacific Islander, or multiracial background. “Total Workforce” represents percentages for all of our employees excluding union employees for which the unions control primary aspects of the hiring process.

›  CULTURE & EMPLOYEE ENGAGEMENT

We believe that the success of our business is tied to the quality of our workforce, and we strive to maintain a corporate environment without losing the entrepreneurial spirit with which we were founded more than 50 years ago. By providing a quality workplace and comprehensive benefit programs, we recognize the commitment of our employees to bring their talent, energy, and experience to us. Our continued success is attributable to our employees’ expertise and dedication.

We periodically conduct employee engagement surveys to monitor our employees’ satisfaction in different aspects of their employment, including company performance, leadership, communication, career development and benefits offerings. Past employee responsiveness to the engagement surveys has been consistently high and the results help

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3›	HUMAN CAPITAL MANAGEMENT AND SUSTAINABILITY

inform us on matters that our employees view as key contributors to a positive work experience. Based on the most recent employee engagement survey conducted in 2022, with 96% responsiveness, the overall company-wide result was a “favorable” rating. The highest scoring statement on the survey with a 94% favorability score was “BXP conducts its business in accordance with the highest standards and ethical conduct.” We intend to continue to periodically evaluate employee engagement as needed on a meaningful basis.

Another indicator of the success of our efforts in the workplace is the long tenure of our employees. As of December 31, 2022:

•	35% worked at BXP for ten or more years

•	average tenure was approximately 9.42 years for all employees and 17.65 years for our officers

•	our voluntary workforce turnover rate was 15% in 2022.

›  CAREER DEVELOPMENT & TRAINING

We invest significant resources in our employees’ personal and professional growth and development and provide a wide range of tools and development opportunities that build and strengthen employees’ leadership and professional skills. These development opportunities include in-person and virtual training sessions, in-house learning opportunities, various management trainings, departmental conferences, executive townhalls and external programs. We foster an environment of growth and internal promotion and strive for a best-in-class candidate experience for our internal applicants. Open positions are posted, and employees are highly encouraged to apply for promotion within the organization. For 2022, 16% of our employees were promoted to elevated roles within our organization. Of the employees promoted, 50% were women and 29% were non-White.

SUSTAINABILITY

We actively work to promote our growth and operations in a sustainable and responsible manner across our six regions. The BXP ESG strategy is to conduct our business, the development, ownership and operation of new and existing buildings, in a manner that contributes to positive economic, social and environmental outcomes for our clients, shareholders, employees and the communities we serve. Our investment philosophy is shaped by our core strategy of long-term ownership and our commitment to our communities and the centers of commerce and civic life that make them thrive. We are focused on developing and maintaining healthy, high-performance buildings, while simultaneously mitigating operational costs and the potential external impacts of energy, water, waste, greenhouse gas (“GHG”) emissions and climate change. Positive social impact is also of great importance to BXP and our employees, which is exhibited by our commitments to charitable giving, volunteerism, public realm investments and promoting diversity, equity and inclusion in the workplace and our communities. Through these efforts, we demonstrate that operating and developing commercial real estate can be conducted with a conscious regard for the environment and broader society while mutually benefiting our stakeholders.

›  Industry Leadership

We continue to address the needs of our stakeholders by making efforts to maintain and improve our performance across three pillars: climate action, climate resilience and social good. BXP is a widely recognized industry leader in sustainability. 2022 sustainability highlights include:

•

BXP ranked among the top real estate companies in the GRESB assessment, earning a seventh consecutive 5-Star rating. 2022 was the eleventh consecutive year that BXP earned the GRESB “Green Star” designation

•	BXP’s MSCI rating improved from an A to AA, and CDP score improved from C to B

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3›	HUMAN CAPITAL MANAGEMENT AND SUSTAINABILITY

•

BXP was named to Newsweek’s List of America’s Most Responsible Companies in 2023 for the third consecutive year. BXP ranked first in the Real Estate & Housing industry with an increased ranking of 29th overall out of the 500 companies and received the third highest environmental score

•

BXP was named to the Dow Jones Sustainability Index (DJSI) North America for the second consecutive year. BXP was one of eight real estate companies that qualified and the only office REIT in the index, scoring in the 95th percentile of the real estate companies assessed for inclusion

•	BXP was recognized by Commercial Property Executive for having the “Best ESG Program”

•	BXP was the recipient of Nareit’s prestigious Leader in the Light Award

•	BXP was named an ENERGY STAR Partner of the Year – Sustained Excellence Award Winner

•	BXP was recognized as an inaugural Platinum Level Green Lease Leader by the Institute for Market Transformation and the U.S. Department of Energy

Our leadership position is due, in part, to our establishment of environmental goals, the periodic reporting of progress towards our goals and the achievement of these goals. We have publicly adopted energy, emissions, water and waste goals that establish reduction targets aligned with the United Nations Sustainable Development Goals. As of the end of 2021, the combined impacts of efficiency measures, renewable energy and reduced physical occupancy due to the COVID-19 pandemic resulted in a 41% decrease in energy use intensity and over 70% reduction in Scope 1 and Scope 2 GHG emissions intensity below a 2008 base year. We have also aligned our emissions reduction targets with climate science and in 2020 became the first North American office REIT to establish an emissions reduction target ambition in line with a 1.5°C trajectory, the most ambitious designation available at the time of submission under the Science Based Targets initiative. In April 2021, we affirmed our commitment to achieving carbon-neutral operations (for direct and indirect Scope 1 and Scope 2 GHG emissions) by 2025 from our occupied and actively managed buildings where we have operational control.

We are focused on developing, owning and operating healthy and high-performance buildings. BXP is a corporate member of the U.S. Green Building Council® (“USGBC”) and has a long history of green buildings under USGBC’s Leadership in Energy and Environmental Design™ (LEED®) rating system. As of December 31, 2022, we have LEED-certified 33.5 million square feet of our total in-service portfolio, of which 94% is certified at the highest Gold and Platinum levels. In 2018, we announced a partnership with a leading healthy building certification system, Fitwel, to support healthy building design and operational practices across our portfolio, becoming a Fitwel Champion. We completed our Fitwel Champion commitments and have added 23.8 million square feet of Fitwel certified buildings across our total in-service portfolio since 2018. In response to the COVID-19 pandemic, we completed the Fitwel Viral Response Module Enterprise and Asset-level Certification at all actively managed buildings.

›  CLIMATE RESILIENCE

As a long-term owner and active manager of real estate assets in operation and under development, we take a long-term view on climate change risks and opportunities. We are focused on understanding how climate change may impact the performance of our portfolio and the steps we can take to increase climate resilience. We continue to evaluate the potential risks associated with climate change that could impact our portfolio and are taking steps to plan for and/or mitigate such risks.

As a vertically integrated, full-service real estate company, we are engaged in addressing climate-related issues at all levels of our organization. Management’s role in overseeing, assessing and managing climate-related risks, opportunities and initiatives is spread across multiple teams throughout our organization, including our Board of Directors, executive leadership and our Sustainability, Risk Management, Development, Construction and Property Management Departments. BXP has a dedicated team of sustainability professionals focused on ESG issues that coordinate and collaborate across corporate and regional teams to advance environmental sustainability issues and initiatives. Our

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3›	HUMAN CAPITAL MANAGEMENT AND SUSTAINABILITY

Board of Directors has established a board-level Sustainability Committee to, among other things, increase Board oversight over environmental and sustainability issues, including climate-related risks and opportunities. The Board delegated to the Sustainability Committee its responsibility to oversee BXP’s sustainability program, which includes monitoring and addressing, as needed, environmental-, sustainability- and climate-related risks.

Our approach to climate-related issues is also informed by robust stakeholder engagement. We are in frequent dialogue with investors, customers, community members, governmental policymakers, consultants and other non-governmental organizations. We are heavily involved in industry associations and participate in conferences and workshops covering ESG, sustainability and climate resilience topics. Through these engagements, we enhance our knowledge of climate-related issues and those issues that are most important to our stakeholders and industry best practices.

We have aligned our climate-related disclosures with the recommendations of the Task Force on Climate-Related Financial Disclosures (“TCFD”). The TCFD framework has informed the development of our strategy for identifying and managing both physical and transition risks associated with climate change. As defined by the TCFD framework, physical risks associated with climate change include acute risks (extreme weather-related events) and chronic risks (such as extreme heat and sea-level rise), and transition risks associated with climate change include policy and legal risks, and other technology, market and reputation-related risks.

›  PUBLIC SUSTAINABILITY GOALS AND PROGRESS

Our sustainability goals include targets for energy, GHG emissions, water consumption, building certifications and waste. In 2016, we achieved our first round of energy, emissions and water targets three years early. In 2021, we announced our Carbon-Neutral Operations Goal and added a sustainability linked pricing component to our credit facility, aligned with our new Building Certification Goal. By resetting company-wide goals, we raise stakeholder awareness and make best efforts to drive continuous year-over-year, like-for-like key performance indicator improvement. We have adopted goals with the following specific time frames, metrics and targets below the noted baselines:

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(1)

2021 is the most recent year for which complete and third-party assured energy and water data is available. 2021 data reflects the combined impacts of efficiency measures, renewable energy and reduced physical occupancy due to the Covid-19 pandemic.

(2)	The status of these goals will remain “in progress” as we continue to monitor repopulation trends in 2022 and 2023.
(3)	The status of these goals are “in progress” pending final SBTi valuation.

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3›	HUMAN CAPITAL MANAGEMENT AND SUSTAINABILITY

›  ESG REPORTING

A notable part of our commitment to sustainable development and operations is our commitment to transparent reporting of ESG performance indicators, as we recognize the importance of this information to investors, lenders and others in understanding how BXP assesses sustainability information and evaluates risks and opportunities. We publish an annual ESG report that is aligned with the Global Reporting Initiative (GRI) Framework, United Nations Sustainable Development Goals and the SASB Framework. BXP’s ESG report includes our strategy, key performance indicators, annual like-for-like comparisons, and achievements. The report is available on our website at http://www.bxp.com under the heading “Commitment,” but it is not incorporated by reference in this proxy statement or any other document we file with the SEC. Our annual ESG reports, including all of our energy, water waste, building certifications and emissions metrics included therein, are assured by an independent, third-party assurance expert. The assurance expert performs an independent verification for certain of our ESG performance indicators and issues an opinion, which is attached to each ESG report, that opines on each ESG report’s inclusiveness, materiality, sustainability context, completeness, and reliability.

We have been an active participant in the green bond market since 2018, which provides access to sustainability-focused investors interested in the positive environmental externalities of our business activities. Since 2018, BPLP has issued an aggregate of $4.3 billion of green bonds in five separate offerings. The terms of the green bonds have restrictions that limit our allocation of the net proceeds to “eligible green projects.” We publish Green Bond Allocation Reports disclosing the full or partial allocation, as applicable, of net proceeds from the green bond offerings to eligible green projects. We have published four Green Bond Allocation Reports that fully allocate more than $3.5 billion in net proceeds to eligible green projects. The Green Bond Allocation Reports are available on our website at http://www.bxp.com under the heading “Commitment,” but it is not incorporated by reference in this proxy statement or any other document we file with the SEC. We expect to publish a Green Bond Allocation Report to allocate net proceeds from our most recent November 2022 green bond offering in the fourth quarter of 2023.

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4›	EXECUTIVE OFFICERS

EXECUTIVE OFFICERS

Biographies of our executive officers, other than Messrs. Thomas and Linde, are presented below, based on information furnished to us by each executive officer. Each executive officer holds office until the regular meeting of the Board of Directors following the next annual meeting of stockholders and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal. Information for Messrs. Thomas and Linde is included above under “Proposal I: Election of Directors — Nominees for Election” beginning on page 10.

Name	Age(1)	Position	Joined BXP

Raymond A. Ritchey	72	Senior Executive Vice President	1980

Michael E. LaBelle	59	Executive Vice President, Chief Financial Officer & Treasurer	2000

Bryan J. Koop	64	Executive Vice President, Boston Region	1999

Peter V. Otteni	49	Executive Vice President, Co-Head of the Washington, DC Region	2000

Robert E. Pester	66	Executive Vice President, San Francisco Region	1998

Hilary J. Spann	47	Executive Vice President, New York Region	2021

John J. Stroman	44	Executive Vice President, Co-Head of the Washington, DC Region	2005

Donna D. Garesché	57	Executive Vice President, Chief Human Resources Officer	2010

Eric G. Kevorkian	52	Senior Vice President, Chief Legal Officer & Secretary	2003

Michael R. Walsh	56	Senior Vice President, Chief Accounting Officer	1986

(1)	Ages are as of May 23, 2023, the date of the 2023 annual meeting.

Raymond A. Ritchey Senior Executive Vice President

•  Senior Executive Vice President of BXP since January 2016, supporting BXP’s Washington, DC, Los Angeles, and Seattle regional businesses, as well as coordinating companywide leasing and cross regional client relationships

•  Various positions at BXP since 1980, including Executive Vice President, Head of our Washington, DC Office and National Director of Acquisitions and Development and Senior Vice President and Co-Manager of our Washington, DC office

•  Joined BXP in 1980, leading our expansion to become one of the dominant real estate firms in the Washington, DC metropolitan area

•  A leading commercial real estate broker in the Washington, DC area with Coldwell Banker from 1977 to 1980

•  President of the Board of Spanish Education Development (SED) Center

•  Member of the Federal City Council and The Economic Club of Washington

•  Founding member of the National Association of Industrial and Office Properties (NAIOP), Northern Virginia

•  Professional honors include: ULI Lifetime Achievement Award; Man of the Year, CREW; Brendan McCarthy Award; Good Scout of the Year, Boy Scouts; Trendsetter of the Year, Transwestern; Developer of the Year (numerous organizations); Junior Achievement Man of the Year; and Washington Business Hall of Fame

•  Graduate of the U.S. Naval Academy and U.S. Naval Post Graduate School in Monterey, California

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4›	EXECUTIVE OFFICERS

Michael E. LaBelle Executive Vice President, Chief Financial Officer & Treasurer

•  Executive Vice President, Chief Financial Officer & Treasurer of BXP since January 2016, with responsibility for overseeing the finance, accounting, tax, internal audit and investor relations departments, as well as capital markets, treasury management, credit underwriting, financial strategy and planning

•  Various positions at BXP since March 2000, including Senior Vice President, Chief Financial Officer & Treasurer from November 2007 to January 2016 and Senior Vice President, Finance from February 2005 to November 2007

•  Former Vice President & Relationship Manager with Fleet National Bank from 1991 to 2000, with responsibility for financing large-scale commercial real estate developments

•  Former Associate National Bank Examiner with the Office of the Comptroller of the Currency in New York City specializing in commercial real estate debt portfolio analysis and valuation in commercial banks located throughout the Mid-Atlantic and Northeastern United States

•  Member of the National Advisory Board for the University of Colorado Real Estate Center

•  Member of the Board of the Legacy Fund of the Medfield Foundation

•  Received a BS in Economics from the University of Colorado

Bryan J. Koop Executive Vice President, Boston Region

•  Executive Vice President, Boston Region of BXP since January 2016, with responsibility for overseeing the operation of our existing regional portfolio in the Boston area, which includes the Boston CBD, Cambridge and Waltham/Lexington submarkets and developing new business opportunities in the area

•  Senior Vice President and Regional Manager of our Boston office from 1999 to 2016

•  Various positions at Trammell Crow Company from 1982 to 1999, where his career covered high-rise office building leasing and the development of commercial office buildings and shopping centers, including Managing Director and Regional Leader for Trammell Crow Company’s New England region, with responsibility for all commercial office and shopping center operations

•  Director of the Massachusetts Chapter of NAIOP, the Boston Green Ribbon Commission and the Kendall Square Association

•  Former chairman of the Back Bay Association

•  Received a BBA and an MBA from Texas Christian University

Peter V. Otteni Executive Vice President, Co-Head of the Washington, DC Region

•  Executive Vice President, Co-Head of the Washington, DC Region of BXP since January 2022, with joint responsibility for business activities and direct responsibility for overseeing project development, construction and marketing activities for our Washington, DC region

•  Various positions at BXP since 2000, including Vice President, Development from 2006 to 2016, Senior Vice President and Head of Development from 2017 to 2021 and Senior Vice President, Co-Head of the Washington, DC Region from April 2021 to December 2021

•  Member of the Board of Directors of National Capital Area Region for the March of Dimes

•  Received a BS in Commerce from the University of Virginia and an MBA from the University of North Carolina, Kenan-Flagler Business School

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4›	EXECUTIVE OFFICERS

Robert E. Pester Executive Vice President, San Francisco Region

•  Executive Vice President, San Francisco Region of BXP since January 2016, with responsibility for overseeing existing operations in San Francisco and our other Bay Area properties on the Peninsula and in Silicon Valley, and developing new business opportunities in the area

•  Senior Vice President and Regional Manager of our San Francisco office from 1998 to 2016

•  Executive Vice President and Chief Investment Officer of Bedford Property Investors, a REIT in Lafayette, California, for which he led the acquisitions and development program from 1994 to 1998

•  President of Bedford Property Development, a private West Coast development concern that held more than $2 billion in real estate assets from 1990 to 1992

•  A leading commercial real estate broker with Cushman & Wakefield in northern California, from 1980 to 1989, where he last served as Vice President

•  Licensed California officer and real estate broker

•  Received a BA in Economics and Political Science from the University of California at Santa Barbara

Hilary J. Spann Executive Vice President, New York Region

•  Executive Vice President, New York Region of BXP since September 2021 and Head of the New York Region since January 2022 with responsibility for overseeing all aspects of our New York and Princeton, New Jersey activities, including development, acquisitions, leasing and building operations

•  Various positions at CPP Investments from March 2016 to July 2021, including (1) Managing Director, Head of Real Estate Investments Americas from July 2017 to July 2021, with responsibility for leading all aspects of the real estate business, including investment strategy, talent acquisition and management, and portfolio management, and (2) Managing Director, Head of United States Real Estate Investments from March 2016 to July 2017

•  Various positions at the Global Real Assets Group at J.P. Morgan Asset Management, including Managing Director, Head of Northeast Acquisitions, from May 2001 to February 2016

•  Independent Director and member of the Sustainability Committee of Goodman Group (ASX: GMG) since April 2022

•  Trustee of the Urban Land Institute (“ULI”)

•  Director of the ULI Foundation

•  Received a BS in Architecture and an MA of City Planning both from the College of Architecture at the Georgia Institute of Technology

•  Studied architecture at the Ecole d’Architecture de Paris – La Villette

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4›	EXECUTIVE OFFICERS

John J. Stroman Executive Vice President, Co-Head of the Washington, DC Region

•  Executive Vice President, Co-Head of the Washington, DC Region of BXP since January 2022, with joint responsibility for business activities and direct responsibility for overseeing the leasing, legal and property management activities for our Washington, DC region

•  Various positions at BXP since 2005, including Vice President, Development from 2011 to 2019, Vice President, Leasing from 2019 to 2020, Senior Vice President, Leasing from 2020 to April 2021 and Senior Vice President, Co-Head of the Washington, DC Region of BXP from April 2021 to December 2021

•  Received a BS in Civil Engineering from Johns Hopkins University and an MBA, Real Estate Development from the University of North Carolina, Kenan-Flagler Business School

Donna D. Garesché Executive Vice President, Chief Human Resources Officer

•  Executive Vice President, Chief Human Resources Officer since February 2023, with responsibility for leading and executing BXP’s human capital strategy, providing strategic direction on human resource initiatives related to talent management, leadership development, succession planning, structuring competitive benefit and compensation systems, performance management, training and development, and employee relations

•  Various positions at BXP since 2010, including Vice President, Human Resources from 2010 to 2016, Senior Vice President, Human Resources from 2016 to 2020 and Senior Vice President, Chief Human Resources Officer 2020 to February 2023

•  Former Vice President, Human Resources for AEW Capital Management

•  Former Director, Human Resources for Beacon Properties

•  Received a BA from Saint Anselm College, an MA from Boston College, and holds an Executive & Organizational Coaching Professional certification from Columbia University

Eric G. Kevorkian Senior Vice President, Chief Legal Officer & Secretary

•  Senior Vice President, Chief Legal Officer & Secretary of BXP since June 2022, with responsibility for overseeing the legal and risk management departments

•  Vice President, Corporate Counsel of BXP from 2003 to 2008 and Senior Vice President, Senior Corporate Counsel of BXP from 2008 to June 2022. In those roles, Mr. Kevorkian has been responsible for advising the Board of Directors and senior management on all securities law, corporate governance, general corporate law, executive compensation, REIT compliance, and tax matters. He also participates in the corporate and tax structuring of BXP’s significant real estate joint venture transactions. Mr. Kevorkian also plays a key role in BXP’s corporate financings, including more than $30 billion of public and private debt and equity offerings

•  Former attorney at Goodwin Procter LLP from 1995 to 2003, where he was a member of the firm’s M&A/Corporate Governance and REITs & Real Estate Capital Markets practice groups and was elected Partner in May 2002

•  Vice Chair of Nareit’s Corporate Governance Council and a frequent speaker at Nareit conferences

•  Chairman of the Board of Directors of the Hockomock Area YMCA since June 2021, Vice Chair from June 2018 to June 2021 and a member of the Board since June 2015

•  Received a BA in Economics from the University of Pennsylvania, a JD, magna cum laude, and an MPA from Syracuse University, and an LLM in Taxation from Boston University

| 2023 Proxy Statement 54

4›	EXECUTIVE OFFICERS

Michael R. Walsh Senior Vice President, Chief Accounting Officer

•  Senior Vice President, Chief Accounting Officer of BXP since May 2016, with responsibility for overseeing BXP’s financial reporting, property accounting and tax compliance and providing transactional support on capital markets activity

•  Executive Vice President, Chief Financial Officer and Treasurer of Paramount Group, Inc., a REIT focused on Class A office properties in New York City, Washington, DC and San Francisco, from March 2015 to March 2016

•  Various positions at BXP from 1986 to 2015, including Senior Vice President, Finance and Capital Markets with responsibility for overseeing its accounting, financial reporting, financial analysis and tax functions and participated extensively in investor relations matters

•  Co-chair of Nareit’s Accounting Committee

•  Member of Nareit’s Best Financial Practices Council

•  Board member of the Boston Athletic Academy, a non-profit youth development organization that combines athletics with education

•  Received a BS, magna cum laude, from Eastern Nazarene College

| 2023 Proxy Statement 55

5›	PRINCIPAL AND MANAGEMENT STOCKHOLDERS

PRINCIPAL AND MANAGEMENT STOCKHOLDERS

The table below shows the amount of BXP common stock and units of partnership interest in our Operating Partnership beneficially owned as of February 10, 2023 by:

•	each director and nominee for director;

•	each of our named executive officers (“NEOs”);

•	all directors and executive officers of BXP as a group; and

•	each person known by us to be the beneficial owner of more than 5% of our outstanding common stock.

On February 10, 2023, there were:

•	156,822,702 shares of our common stock outstanding;

•

16,531,172 common units of partnership interest in our Operating Partnership (“common units”) outstanding (other than the common units held by Boston Properties, Inc.), each of which is redeemable for one share of BXP common stock (if BXP elects to issue common stock rather than pay cash upon such redemption);

•

2,131,536 long term incentive units of partnership interest in our Operating Partnership (“LTIP units”) outstanding that were issued as part of our long-term incentive (“LTI”) program, excluding LTIP units issued pursuant to 2021 Multi-Year Long-Term Incentive Program (“MYLTIP”) awards, 2022 MYLTIP awards and 2023 MYLTIP awards, each of which, upon the satisfaction of certain performance and service conditions, is convertible into one common unit; and

•	99,182 deferred stock units outstanding.

All references in this proxy statement to LTIP units exclude LTIP units issued pursuant to 2021 MYLTIP awards, 2022 MYLTIP awards and 2023 MYLTIP awards because the three-year performance periods of these awards had not ended by February 10, 2023. LTIP units issued pursuant to 2021 MYLTIP awards, 2022 MYLTIP awards and 2023 MYLTIP awards are collectively referred to herein as “Unearned Performance Awards.” None of our directors or NEOs beneficially owned any preferred units or shares of our preferred stock.

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5›	PRINCIPAL AND MANAGEMENT STOCKHOLDERS

	Common Stock		Common Stock and Units
Name and Address of Beneficial Owner*	Number of Shares Beneficially Owned(1)	Percent of Common Stock(2)	Number of Shares and Units Beneficially Owned(1)	Percent of Common Stock and Units(3)

Directors and Named Executive Officers(4)

Kelly A. Ayotte	506	**	7,191	**

Bruce W. Duncan(5)	21,000	**	29,748	**

Carol B. Einiger(6)	33,225	**	44,983	**

Diane J. Hoskins	6,938	**	6,938	**

Mary E. Kipp	542	**	2,046	**

Joel I. Klein	13,421	**	24,269	**

Douglas T. Linde(7)	183,563	**	572,097	**

Matthew J. Lustig	12,056	**	25,762	**

Owen D. Thomas	64,292	**	540,200	**

David A. Twardock	11,367	**	11,367	**

William H. Walton, III	3,817	**	9,455	**

Tony West	—	**	—	**

Raymond A. Ritchey(8)	—	**	295,807	**

Michael E. LaBelle	14,408	**	167,328	**

Bryan J. Koop	9,752	**	102,352	*	*

All directors and executive officers as a group (22 persons)(4)	438,704	**	2,120,137	1.22%

5% Holders

The Vanguard Group(9)	23,591,706	15.04%	23,591,706	13.44%

BlackRock, Inc.(10)	18,146,691	11.57%	18,146,691	10.34%

Norges Bank (The Central Bank of Norway)(11)	12,695,570	8.10%	12,695,570	7.23%

State Street Corporation(12)	11,123,759	7.09%	11,123,759	6.34%

*	Unless otherwise indicated, the address is c/o Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103.

**	Less than 1%.

(1)

The number of shares of BXP common stock “beneficially owned” by each beneficial owner is determined under rules issued by the SEC. This information is not necessarily indicative of beneficial ownership for any other purpose. “Number of Shares Beneficially Owned” includes (a) shares of BXP common stock that may be acquired upon the exercise of options that are exercisable on or within 60 days after February 10, 2023 and (b) the number of shares of BXP common stock issuable to directors upon settlement of deferred stock units on or within 60 days after February 10, 2023. The “Number of Shares and Units Beneficially Owned” includes all shares included in the “Number of Shares Beneficially Owned” column plus the number of shares of BXP common stock for which common units and LTIP units may be redeemed (assuming, in the case of LTIP units, that they have first been converted into common units). Under the limited partnership agreement of the Operating Partnership, the holders of the common units and LTIP units (assuming conversion in full into common units, as applicable) have the right to redeem the units for cash or, at BXP’s option, shares of BXP common stock, subject to certain conditions. Except as otherwise noted, each beneficial owner has sole voting and investment power over the shares and units. Holders of common units, LTIP units and deferred stock units are not entitled to vote such units on any of the matters presented at the 2023 annual meeting.

(2)

The total number of shares outstanding used in calculating this percentage assumes (a) the exercise of all options to acquire shares of BXP common stock that are exercisable on or within 60 days after February 10, 2023 held by the beneficial owner and that no options held by other beneficial owners are exercised and (b) the conversion into shares of BXP common stock of all deferred stock units held by the beneficial owner and that no deferred stock units held by other beneficial owners are converted.

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5›	PRINCIPAL AND MANAGEMENT STOCKHOLDERS

(3)

The total number of shares outstanding used in calculating this percentage assumes (a) that all common units and LTIP units are presented (assuming conversion in full into common units, if applicable) to the Operating Partnership for redemption and are acquired by BXP for shares of BXP common stock, (b) does not separately include outstanding common units held by BXP, as these common units are already reflected in the denominator by the inclusion of all outstanding shares of common stock, (c) the exercise of all options to acquire shares of BXP common stock that are exercisable on or within 60 days after February 10, 2023 held by the beneficial owner and that no options held by other beneficial owners are exercised and (d) the conversion into shares of BXP common stock of all deferred stock units the receipt of which has not been deferred to a date later than 60 days after February 10, 2023.

(4)

Includes the number of shares of common stock, shares of common stock underlying exercisable stock options and deferred stock units shown in the table below. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, the number of common units and LTIP units shown in the table below. Excludes Unearned Performance Awards.

Name	Common Stock(a)	Stock Options	Deferred Stock Units(b)	Common Units	LTIP Units(a)

Kelly A. Ayotte	—	—	506	—	6,685

Bruce W. Duncan	21,000	—	—	—	8,748

Carol B. Einiger	8,000	—	25,225	—	11,758

Diane J. Hoskins	6,938	—	—	—	—

Mary E. Kipp	542	—	—	—	1,504

Joel I. Klein	—	—	13,421	—	10,848

Douglas T. Linde	183,563	—	—	—	388,534

Matthew J. Lustig	—	—	12,056	—	13,706

Owen D. Thomas	10,010	54,282	—	—	475,908

David A. Twardock	10,399	—	968	—	—

William H. Walton, III	—	—	3,817	—	5,638

Tony West	—	—	—	—	—

Raymond A. Ritchey	—	—	—	130,570	165,237

Michael E. LaBelle	14,408	—	—	—	152,920

Bryan J. Koop	9,752	—	—	—	92,600

All directors and executive officers as a group (22 persons)	328,429	54,282	55,993	147,857	1,533,576

(a)

Includes the following unvested shares of common stock and unvested LTIP units: Ms. Ayotte — 1,504 LTIP units; Mr. Duncan — 1,504 LTIP units; Ms. Einiger — 1,504 LTIP units; Ms. Hoskins — 1,504 shares of common stock; Ms. Kipp — 1,504 LTIP units; Mr. Klein — 1,504 LTIP units; Mr. Linde — 86,064 LTIP units; Mr. Lustig — 1,504 LTIP units; Mr. Thomas — 123,404 LTIP units; Mr. Twardock — 1,504 shares of common stock; Mr. Walton — 1,504 LTIP units; Mr. Ritchey — 3,920 LTIP units; Mr. LaBelle — 27,254 LTIP units and 3,726 shares of common stock; and Mr. Koop — 22,890 LTIP units.

(b)

Excludes deferred stock units, the settlement of which has been deferred to a date later than 60 days after February 10, 2023 and will be paid out in a lump sum on a specified date or in ten annual installments following the date of the director’s retirement pursuant to deferral elections as follows: Ms. Ayotte — 4,555; Mr. Duncan — 5,125; Ms. Kipp — 1,359; Mr. Twardock — 32,149; and all directors and executive officers as a group — 43,188 (see “Compensation of Directors — Deferred Compensation Program” on page 61).

(5)	Includes 21,000 shares of common stock held indirectly through a trust of which Mr. Duncan is the beneficiary and trustee.

(6)	Includes 8,000 shares of common stock held indirectly through a trust of which Ms. Einiger is the beneficiary and trustee.

(7)	Includes (x) 700 shares of common stock held by Mr. Linde’s spouse for which Mr. Linde has shared voting and dispositive power and (y) 2,100 shares of common stock held by Mr. Linde’s children.

(8)

Includes, only under the “Number of Shares and Units Beneficially Owned” column, (x) 31,265 common units held by a trust of which Mr. Ritchey is a beneficiary and Mr. Ritchey’s spouse is the sole trustee and (y) 10,500 common units held by a grantor retained annuity trust of which Mr. Ritchey is the beneficiary and trustee.

(9)

Information regarding The Vanguard Group (“Vanguard”) is based solely on a Schedule 13G/A filed by Vanguard with the SEC on February 9, 2023. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355. The Schedule 13G/A indicates that Vanguard does not have sole voting power with respect to any shares of common stock and has shared voting power with respect to 341,263 shares of common stock, sole dispositive power with respect to 22,854,310 shares of common stock and shared dispositive power with respect to 737,396 shares of common stock.

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5›	PRINCIPAL AND MANAGEMENT STOCKHOLDERS

(10)

Information regarding BlackRock, Inc. (“BlackRock”) is based solely on a Schedule 13G/A filed by BlackRock with the SEC on January 26, 2023. BlackRock’s address is 55 East 52nd Street, New York, NY 10055. The Schedule 13G/A indicates that BlackRock has sole voting power with respect to 16,568,394 shares of common stock and sole dispositive power with respect to all of the shares of common stock.

(11)

Information regarding Norges Bank (The Central Bank of Norway) (“Norges Bank”) is based solely on a Schedule 13G/A filed by Norges Bank with the SEC on February 14, 2023. Norges Bank’s address is Bankplassen 2, PO Box 1179 Sentrum, NO 0107 Oslo, Norway. The Schedule 13G/A indicates that Norges Bank has sole voting and dispositive power with respect to all of the shares of common stock.

(12)

Information regarding State Street Corporation (“State Street”) is based solely on a Schedule 13G/A filed by State Street with the SEC on February 6, 2023. State Street’s address is State Street Financial Center, One Lincoln Street, Boston, MA 02111. The Schedule 13G/A indicates that State Street does not have sole voting or dispositive power with respect to any shares of common stock and has shared voting with respect to 8,297,203 shares of common stock and shared dispositive power with respect to 11,085,421 shares of common stock.

| 2023 Proxy Statement 59

6›	COMPENSATION OF DIRECTORS

COMPENSATION OF DIRECTORS

At our 2022 annual meeting of stockholders, our stockholders approved the Boston Properties, Inc. Non-Employee Director Compensation Plan (the “Director Compensation Plan”), effective January 1, 2022. The Director Compensation Plan sets forth the cash and equity compensation that is paid to our non-employee directors in a specific, formulaic manner.

Directors who are also employees of BXP or any of its subsidiaries receive no additional compensation for their services as directors.

COMPONENTS OF DIRECTOR COMPENSATION

Non-employee directors do not receive meeting attendance fees for any meeting of our Board of Directors or a committee thereof that he or she attends.

›  CASH RETAINERS

During 2022, we paid our non-employee directors the following cash retainers for Board and committee service under the Director Compensation Plan:

Role/Committee	Annual Cash Retainer(1)	Committee Chair Retainer(1)(2)	Committee Member Retainer(1)

All Non-Employee Directors for Board Services	$85,000

Chairman of the Board(2)	$125,000

Lead Independent Director(2)	$50,000

Audit Committee		$20,000	$15,000

Compensation Committee		$15,000	$10,000

NCG Committee		$15,000	$10,000

Sustainability Committee		$15,000	$10,000

(1)	The sum of all cash retainers are payable in quarterly installments in arrears, subject to proration for periods of service less than a full quarter in length.

(2)

Mr. Klein served as our independent, non-executive Chairman of the Board until May 19, 2022, at which time Mr. Thomas became Chairman and Ms. Ayotte became our Lead Independent Director. The retainers payable to the Chairman and the Lead Independent Director are in addition to all other retainers to which the Chairman and the Lead Independent Director may be entitled and the retainers payable to each committee chair are in addition to the retainers payable to all members of the committee.

Non-employee directors are also reimbursed for reasonable expenses incurred to attend Board of Directors and committee meetings.

›  EQUITY COMPENSATION

The Director Compensation Plan provided for grants of equity to non-employee directors in 2022 as follows:

•	Annual Grant. Each continuing non-employee director received, on the fifth business day after the annual meeting of stockholders, an annual equity award with an aggregate value of $165,000.

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6›	COMPENSATION OF DIRECTORS

•

Initial Grant. Any new non-employee director that is appointed to our Board of Directors other than at an annual meeting of stockholders would be entitled to receive, on the fifth business day after the appointment, an initial equity award with an aggregate value of $165,000 (prorated based on the number of months from the date of appointment to the first anniversary of the Company’s most recently held annual meeting of stockholders).

•	Annual and initial equity awards are made in the form of shares of restricted common stock or, if elected by the director, LTIP units (or a combination of both).

•

The actual number of shares of restricted common stock or LTIP units that we granted was determined by dividing the fixed value of the grant by the closing market price of our common stock on the NYSE on the grant date.

•	Annual and initial grants of LTIP units and restricted common stock vest 100% on the earlier of (1) the first anniversary of the grant date and (2) the date of the next annual meeting of stockholders.

Accordingly, on May 26, 2022, the last reported sale price of a share of our common stock on the NYSE was $109.66, and we granted each of Mses. Ayotte, Einiger, Hoskins and Kipp and Messrs. Duncan, Klein, Lustig, Twardock and Walton 1,504 LTIP units or shares of restricted common stock.

DEFERRED COMPENSATION PROGRAM

In accordance with our Amended and Restated Rules and Conditions for Directors’ Deferred Compensation Program (the “Directors’ Deferred Compensation Program”), non-employee directors may elect to defer all cash retainers otherwise payable to them and to receive the deferred cash compensation in the form of our common stock or in cash following their retirement from our Board of Directors. Each electing director is credited with the number of deferred stock units determined by dividing the amount of the cash compensation deferred during each calendar quarter by the closing market price of our common stock on the NYSE on the last trading day of the quarter. Hypothetical dividends on the deferred stock units are “reinvested” in additional deferred stock units based on the closing market price of the common stock on the cash dividend payment date.

Directors may elect to receive payment of amounts in their accounts either in (x) a lump sum of shares of our common stock equal to the number of deferred stock units in a director’s account or (y) ten annual installments following the director’s retirement from our Board of Directors. In addition, non-employee directors who elect a deferred payout following their retirement from the Board may elect to change their notional investment from BXP common stock to a deemed investment in one or more measurement funds. This election to convert may only be made after the director’s service on the Board ends, the conversion date must be at least 180 days after the latest issuance date of deferred stock units credited to the director’s account, the election is irrevocable and the director must convert 100% of his or her deferred stock account if any is converted. Payment of a director’s account that has been converted to measurement funds will be made in cash instead of shares of our common stock. The measurement funds available to directors are the same as those available to our executives under our Nonqualified Deferred Compensation Plan. See “Compensation of Executive Officers – Nonqualified Deferred Compensation in 2022” on page 104.

DIRECTOR STOCK OWNERSHIP GUIDELINES

Our Board believes it is important to align the interests of the directors with those of the stockholders and for directors to hold equity ownership positions in BXP. Accordingly, each non-employee director is expected to retain an aggregate number of shares of our common stock, deferred stock units (and related dividend equivalent rights) in the Company, and LTIP units and common units in the Operating Partnership, whether vested or not, equal to at least five (5) times the value of the then-current annual cash retainer paid to non-employee directors for their service on the Board, without respect to service on committees of the Board or as Lead Independent Director or Chairman, as applicable. Until such director complies with the ownership guidelines set forth above, each non-employee director is

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6›	COMPENSATION OF DIRECTORS

expected to retain all equity awards granted by the Company or the Operating Partnership (less amounts sufficient to fund any taxes owed relating to such equity awards). The deferred stock units (and related dividend equivalent rights) in the Company and LTIP units and common units in the Operating Partnership shall be valued by reference to the market price of the number of shares of our common stock issuable upon the settlement or exchange of such units assuming that all conditions necessary for settlement or exchange have been met. For purposes of valuing shares of our common stock or other equity securities valued by reference to our common stock under these ownership guidelines, the market price of our common stock used to value such equity shall be the greater of (1) the market price on the date of purchase or grant of such equity or (2) the market price as of the date compliance with these ownership guidelines is measured.

DIRECTOR COMPENSATION TABLE

The following table summarizes the compensation earned by our non-employee directors during the year ended December 31, 2022.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total

Kelly A. Ayotte	$129,368	$148,500	$277,868

Bruce W. Duncan	$110,000	$148,500	$258,500

Carol B. Einiger	$105,000	$148,500	$253,500

Diane J. Hoskins	$120,000	$165,000	$285,000

Mary E. Kipp	$110,000	$148,500	$258,500

Joel I. Klein	$154,712	$148,500	$303,212

Matthew J. Lustig	$120,000	$148,500	$268,500

David A. Twardock	$130,000	$165,000	$295,000

William H. Walton, III	$95,000	$148,500	$243,500

(1)

Mses. Ayotte, Einiger and Kipp and Messrs. Duncan, Klein, Lustig, Twardock and Walton deferred the cash fees they earned during 2022 and received deferred stock units in lieu thereof. The following table summarizes the deferred stock units credited to the director accounts during 2022.

Name	Deferred Stock Units Earned During 2022(#)

Kelly A. Ayotte	1,536.43

Bruce W. Duncan	1,292.08

Carol B. Einiger	1,233.15

Mary E. Kipp	1,272.67

Joel I. Klein	1,673.33

Matthew J. Lustig	1,390.52

David A. Twardock	1,531.83

William H. Walton, III	1,115.31

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6›	COMPENSATION OF DIRECTORS

(2)

Represents the total fair value of common stock and LTIP unit awards granted to non-employee directors in 2022, determined in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification 718 “Compensation—Stock Compensation” (“ASC Topic 718”), disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. A discussion of the assumptions used in calculating these values can be found in Note 14 to our 2022 audited financial statements beginning on page 174 of our Annual Report on Form 10-K for the year ended December 31, 2022 included in the annual report that accompanied this proxy statement. Our non-employee directors had the following unvested equity awards outstanding as of December 31, 2022:

Name	LTIP Units(#)	Common Stock(#)

Kelly A. Ayotte	1,504	—

Bruce W. Duncan	1,504	—

Carol B. Einiger	1,504	—

Diane J. Hoskins	—	1,504

Mary E. Kipp	1,504	—

Joel I. Klein	1,504	—

Matthew J. Lustig	1,504	—

David A. Twardock	—	1,504

William H. Walton, III	1,054	—

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7›	COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

This “Compensation Discussion and Analysis,” or “CD&A,” sets forth our philosophy and objectives regarding the compensation of our named executive officers, including how we determine the elements and amounts of executive compensation. When we use the term “Committee” in this CD&A, we mean the Compensation Committee of BXP’s Board of Directors.

2022 Named Executive Officers (“NEOs”)

Owen D. Thomas
Chief Executive Officer

Douglas T. Linde
President

Raymond A. Ritchey
Senior Executive Vice President

Michael E. LaBelle
Executive Vice President, Chief Financial
Officer & Treasurer

Bryan J. Koop
Executive Vice President, Boston Region

I. EXECUTIVE SUMMARY

A fundamental principle of BXP’s executive compensation program is to align the interests of our NEOs with those of our stockholders. Its application is evidenced by the design of our executive compensation program and the resulting shared experiences of our NEOs and our investors as BXP’s total stockholder return (“TSR”) fluctuates. For 2022, the Committee retained the overall design, structure and categories of BXP’s executive compensation program.

✓

More than 90% of our NEOs’ target total direct compensation is “at risk” and not guaranteed. A significant portion of our NEOs’ target total direct compensation is paid in long-term incentive (“LTI”) equity awards (74% for our CEO and 67% for all NEOs as a group) and in cash bonuses that are linked directly to the achievement of specific, pre-established goals under our formulaic bonus plan (19% for our CEO and 24% for all NEOs as a group). Further, 55% of our CEO’s LTI equity awards is paid in performance-based LTI equity awards, the value of which is dependent on BXP’s absolute and relative TSR over a three-year period.

✓

Our NEOs’ pay is linked to the Company’s performance. As BXP’s TSR fluctuates, the value of equity awards previously granted to our NEOs correspondingly fluctuates. For example, our CEO has realized only 57% of the aggregate amount reported for the six most recent multi-year long-term incentive program (“MYLTIP”) awards for which the performance periods have ended (2015 – 2020 MYLTIPs), a difference of more than $12 million. Similarly, the value of time-based equity awards (including stock options) previously granted to our NEOs changes with increases and decreases in BXP’s TSR.

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7›	COMPENSATION DISCUSSION AND ANALYSIS

›   2022 BXP PERFORMANCE HIGHLIGHTS

In 2022, our NEOs and other executive officers provided strong leadership in the face of significant adverse geopolitical and economic conditions, including, among other things, escalating inflation, rapid interest rate increases, volatile financial markets and worsening industry-specific conditions that resulted therefrom, as well as the lingering effects of the pandemic. Despite these challenges, BXP produced strong leasing results and growth in diluted Funds from Operations (“FFO”) per share; allocated capital and made selective investments intended to enhance long-term growth and value; executed our development pipeline; deepened our existing relationships with institutional partners; and advanced our diversity, equity and inclusion (“DEI”) and carbon-neutral operations initiatives. The Committee believes our NEOs executed our overall strategy exceptionally well in 2022, and that execution produced strong operating results in 2022 and longer-term growth opportunities. The following are highlights of BXP’s 2022 operational performance:

FINANCIAL GROWTH

✓ Grew year-over-year diluted FFO per share by 14.8%(1)

✓ Grew our share of same property net operating income (NOI) by 3.7% year-over-year and our share of same property NOI – cash by 6.2% year-over-year(1)

STRONG LEASING

✓ Signed leases for a total of approximately 5.7 million square feet (SF) in 2022, which represents approximately 95% of BXP’s historical annual leasing average, despite industry headwinds

✓ Signed leases in 2022 with an aggregate weighted-average lease term of 9.2 years(2)

CAPITAL MANAGEMENT

✓ Enhanced liquidity and access to capital despite challenging capital market conditions

✓ Executed a $730 million unsecured term loan in May 2022, which was subsequently increased to $1.2 billion in January 2023

✓ Completed secured refinancings totaling approximately $945 million (of which our share was $305 million) and a $750 million unsecured “green bond” offering

BXP LIFE SCIENCES EXPANSION

✓ Expanded BXP’s life sciences presence nationally in the two largest life sciences markets in the United States – Cambridge, Massachusetts and San Francisco, California

•  In Cambridge, we:

›  acquired 125 Broadway, a fully leased lab/life sciences property,

›  signed a 15-year lease at 290 Binney Street, which is part of the initial phase of a life sciences development project, and

›  signed agreements to facilitate the conversion and expansion of 300 Binney Street, including a 15-year lease for 100% of the redeveloped property

•  In San Francisco, we commenced a life sciences conversion project at 651 Gateway

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7›	COMPENSATION DISCUSSION AND ANALYSIS

RECYCLING & DEPLOYING CAPITAL

✓ Completed the disposition of 15 properties for aggregate gross sale proceeds of $864.2 million and acquired three premier workplaces, including joint venture interests in an entity that owns a premier workplace, for a gross aggregate cash purchase price of $1.6 billion

✓ Fully delivered three projects totaling more than 1.7 million SF, each of which is at least 90% leased(3)

✓ Commenced the development/redevelopment of seven projects

LEADERSHIP IN SUSTAINABILITY

✓ Maintained industry leadership position in sustainability with continued recognition by industry groups and other key distinctions, including:

•  ranking among the top real estate companies in the GRESB assessment, earning a seventh consecutive 5-Star rating and BXP’s eleventh consecutive GRESB “Green Star” designation

•  being named (1) an ENERGY STAR Partner of the Year – Sustained Excellence Award, (2) a Green Lease Leader at the highest Platinum level by the Institute for Market Transportation and the U.S. Department of Energy, (3) to Newsweek’s List of America’s Most Responsible Companies in 2023 for the 3rd consecutive year, ranking 1st in the Real Estate & Housing industry, and (4) to the Dow Jones Sustainability Index (DJSI) North America for the 2nd consecutive year

•  recognition by Commercial Property Executive for having the “Best ESG Program”

•  recipient of Nareit’s prestigious Leader in the Light Award

(1)	Our share of same property NOI and NOI – cash excludes termination Income. For disclosures required by Regulation G, refer to Appendix A to this proxy statement.

(2)	Represents 100% of consolidated and unconsolidated workplace properties (excludes residential and hotel properties) based on lease term and square footage.

(3)	Data as of February 21, 2023; includes leases with future commencement dates.

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7›	COMPENSATION DISCUSSION AND ANALYSIS

›  2022 COMPENSATION DECISIONS AND HIGHLIGHTS

2022 Executive Compensation Framework

In January 2022, the Committee determined to maintain the following framework:

-   the percentage of target pay that is variable: ~ 93% of our CEO’s target compensation is “at risk,” and more than 90% of our NEOs’ target compensation is “at risk”
•   ~ 74% of CEO’s total target compensation is paid in equity
•   ~ 67% of our NEOs’ total target compensation is paid in equity

-   the design, structure and categories of the annual cash incentive plan (“AIP”), with updated weightings for Mr. Ritchey and Mr. Koop to better link pay with their performance

-   the LTI equity allocations: 55% performance-based and 45% time-based equity for our CEO; 50% - 50% for all other NEOs

-   the design and structure of the performance-based MYLTIP program.

2022 AIP Payouts

In January 2023, the Committee determined, in accordance with the 2022 AIP:

-   BXP’s diluted FFO per share for 2022 resulted in a payout of 141.7% of each
NEO’s target for that category
-   payouts ranging from 45.9% of target to 150% of target were earned for the leasing category, depending on regional leasing results
-   payouts ranging from 100% of target to 150% of target were earned for the business & individual goals category.

Total cash bonuses awarded to our NEOs ranged between 86.7% to 140.3% of their respective target bonus amounts.

2022 Long-Term Incentive Equity Decisions	For 2022, the Committee awarded the NEOs their target LTI equity amounts, except that Mr. LaBelle received an above-target LTI equity award. Earned values for these awards will depend on BXP’s stock price performance over the multi-year performance and vesting periods.

2022 Actual Compensation Paid

Overall, the total actual compensation paid to our CEO for 2022 was approximately
1.5% less than it was for 2021; the total actual compensation paid to the NEOs as a group was 1.7% less than it was for 2021.

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7›	COMPENSATION DISCUSSION AND ANALYSIS

II. OUR EXECUTIVE COMPENSATION PROGRAM

›  EXECUTIVE COMPENSATION PHILOSOPHY

We designed the executive compensation program that covers our NEOs to:

➢	attract and retain talented and experienced executives in the commercial real estate markets in which we operate,

➢

set total compensation opportunities to be competitive with companies in our benchmarking peer group, considering the skill sets required to implement our strategy and the market for such talent (see “IV. Determining Executive Compensation – Compensation Advisor’s Role & Benchmarking Peer Group – Benchmarking Peer Group”),

➢	align our NEOs’ compensation with the Company’s strategy, business objectives and the creation of long-term value for our stockholders without encouraging unnecessary or excessive risk-taking,

➢

provide NEOs incentives to achieve key corporate and regional goals by linking formulaically annual cash incentive awards to the achievement of those goals, as well as goals set for each individual, and

➢

provide a majority of target total direct compensation opportunity for the NEOs in the form of long-term incentive (“LTI”) equity awards, a majority of which are performance-based (55% for our CEO) and the value of which is dependent on BXP’s total stockholder return (“TSR”) over three years, both on a relative basis compared to the Company’s most directly comparable peers and on an absolute basis.

Given the competitive nature of the market for labor talent and the fact that many of our competitors are private enterprises, the Committee reviews and evaluates the competitiveness of our executive compensation program annually to ensure it is designed to achieve the Committee’s objectives.

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7›	COMPENSATION DISCUSSION AND ANALYSIS

›  COMPONENTS OF EXECUTIVE COMPENSATION

COMPONENT	WHY WE PAY IT

Base Salary	Provide a fixed, competitive level of cash compensation that reflects the NEO’s leadership role and the market rate for the executive’s experience and responsibilities

Annual Cash Incentive

Reward NEOs for the achievement of annual financial, operational and strategic goals that drive stockholder value, thereby aligning our NEOs’ interests with those of our stockholders

•  Annual cash bonuses for each NEO are linked to performance against goals in three weighted categories, and each NEO has target and maximum bonus opportunities

Performance-Based Equity (MYLTIP)

Align the interests of our NEOs with those of our stockholders

Motivate, retain and reward NEOs to achieve multi-year, strategic business objectives that drive both relative and absolute TSR outperformance

•  Create a direct link between executive pay and relative and absolute TSR performance

•  Enhance executive officer retention with 100% vesting after completion of a three-year performance period (i.e., “cliff vesting”), with one additional year of post-vesting transfer restrictions

Time-Based Equity

Align the interests of our NEOs with those of our stockholders

Motivate, retain and reward NEOs to achieve multi-year, strategic business objectives that drive absolute TSR outperformance

•  Create a direct link between executive pay and absolute TSR performance

•  Enhance executive officer retention with time-based, multi-year vesting schedules for equity incentive awards

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7›	COMPENSATION DISCUSSION AND ANALYSIS

›  COMPENSATION GOVERNANCE PRACTICES

The following table highlights key features of our executive compensation program that demonstrate the Company’s ongoing commitment to promoting stockholder interests through sound compensation governance practices.

WHAT WE DO	WHAT WE DON’T DO

93% of CEO’s total target compensation is at risk. The vast majority of total compensation is variable (i.e., not guaranteed); salaries comprise a small portion of each NEO’s total compensation opportunity.	No tax gross-ups. We do not provide any new executive with tax gross-ups for payments made in connection with a change of control.

Bonus pay linked to pre-established goals. Annual cash bonuses for our NEOs are linked to performance against goals in three categories, and each NEO has target and maximum bonus opportunities.	No hedging, pledging or short sales. We do not allow hedging, pledging or short sales of Company securities.

Two-thirds of total target compensation is paid in equity. We align our NEOs with our long-term investors by awarding 2/3 of our NEOs’ total target compensation in the form of equity; for our CEO, 55% of the equity is in the form of performance-based MYLTIP awards (for all other NEOs, 50% is performance-based).	Risk mitigation factors in compensation policies and procedures. Our compensation policies do not encourage unnecessary or excessive risk taking by our NEOs because, among other reasons, incentive compensation is not based on a single performance metric, it covers both short-term and long-term business objectives, and we do not have guaranteed minimum payouts.

Capped bonuses and LTI awards. We have caps on annual and long-term incentives.	No stock option repricing. We do not allow for the repricing of stock options.

Clawback policy. We have a clawback policy that allows for the recovery of previously paid incentive compensation in the event of a financial restatement.	We do not pay full dividends on unearned performance-based LTI awards. Recipients of performance-based LTI equity awards receive only 10% of the dividends paid on a share of BXP common stock unless and until they are earned.

Stock ownership guidelines for all executives. We have robust stock ownership guidelines for our executives (for our CEO, 6.0x base salary).

Independent compensation consultant. We engage an independent compensation consultant to advise the Committee.

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7›	COMPENSATION DISCUSSION AND ANALYSIS

›  2022 SAY-ON-PAY VOTE & INVESTOR OUTREACH

Say-on-Pay Vote

At our 2022 annual meeting of stockholders, approximately 90% of the votes cast supported our “Say-on-Pay” advisory vote. This outcome reflects continued investor support for our executive compensation program, including the changes our Committee made in 2019, based on investor feedback, to implement a more objective, formulaic annual bonus plan starting in 2020. The 2022 compensation year was our third year utilizing the formulaic bonus plan. Stockholder support for our executive compensation program has been relatively consistent over that period, as evidenced by our Say-on-Pay advisory votes receiving approximately 90% support each year since 2020. The continued support of our stockholders is a direct result of our commitment to actively engage with our investors on all matters, including executive compensation, and our responsiveness to the feedback received.

Investor Outreach & Feedback

We are firmly committed to learning investors’ perspectives and believe that proactive engagement is an effective means to solicit and receive valuable feedback. This feedback is essential as we shape our policies and practices. We conduct outreach throughout the year to ensure that management and the Board understand the issues of importance to our investors and address them appropriately. The Board regularly reviews stockholder feedback, which informs Board discussions on various topics, including our approaches to corporate governance, risk oversight, ESG initiatives, human capital management, DEI, and executive compensation.

We believe our engagement efforts have been meaningful for our investors and us, and we are pleased that in 2022 Institutional Investor Magazine ranked us #1 among Office REITs and #2 among all REITs (improved from #3 in 2021) in seven categories: Best CEO, Best CFO, Best Company Board, Best ESG, Best IR program, Best IR Professional and Best Investor Event.

In 2022, we engaged directly and frequently with our investors in various forums and through different media (including in-person and virtual meetings) as part of our outreach program. We allocate time each quarter following our earnings release and public conference call to speak with our investors regarding any additional questions and their topics of interests. In addition to discussions in the ordinary course of business, BXP successfully hosted the following:

✔

its 2022 Investor Conference in Boston, Massachusetts, showcasing BXP’s investments in the Boston region, including BXP’s life sciences assets in Cambridge, Massachusetts, The Hub on Causeway assets and a preview of the View Boston observatory, and BXP’s highly regarded executive team and the depth of our regional teams. Our Lead Independent Director, Ms. Ayotte attended the conference in person along with nearly 100 investors and analysts, and approximately 225 individuals participated via webcast.

✔	its event at Nareit’s REITworld conference in San Francisco, California, for BXP’s investors and analysts, attended by more than 110 individuals.

✔	its first annual ESG Virtual Investor Call, which more than 160 individuals viewed.

In addition, we participated in numerous conferences throughout the year, including the 2022 Citi Global Property CEO Conference, Nareit REITweek Investor Conference, Bank of America 2022 Global Real Estate Conference, 2022 Evercore ISI Conference and the 2022 Nareit REITworld Conference. We held one-on-one meetings with various current and potential investors at these conferences, from which we gained helpful insight into the matters at the forefront of our investors’ agendas.

In the aggregate, in 2022, we engaged directly with representatives of more than 300 firms, including approximately 132 US and international institutional investors who own, in the aggregate, approximately 60% of the total number of outstanding shares of BXP common stock as of December 31, 2022. Through these engagement efforts and discussions with our investors, we received overall positive feedback regarding our executive compensation program and governance practices. This feedback is consistent with the support we received in the last three years on our advisory Say-on-Pay proposal.

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7›	COMPENSATION DISCUSSION AND ANALYSIS

III. 2022 EXECUTIVE COMPENSATION

›  2022 ANNUAL TARGET COMPENSATION

In January of each year, the Committee establishes a target amount for total direct compensation for each NEO by considering competitive benchmarking data, position, level of responsibility and experience, and, for executives other than our CEO, our CEO’s recommendations. Targets are reviewed annually and adjusted if the Committee determines that it is appropriate to do so. The Committee may also adjust target compensation to reflect changes in or new responsibilities for a particular executive. In considering the appropriate annual target amounts for each component for 2022, the Committee considered the significant global, national and industry-specific challenges the NEOs overcame in the last three years and their consistently strong performances in the face of those challenges.

For 2022, the Committee approved aggregate increases in total target compensation of 0.6% for our CEO and 0.9% for our NEOs as a group, in each case, as compared to 2021. As noted above and as described in more detail below, besides minor updates in the weightings for Mr. Ritchey, Mr. Koop and the other regional EVPs intended to better link pay with performance, the Committee remained committed to the established executive compensation framework and did not change the design, structure or categories under the 2022 executive compensation program. As a result, the Committee (1) maintained identical target cash bonus amounts for each NEO for 2022 and (2) approved modest increases to each NEO’s base salary (2.8% for our CEO and 2.7% for all NEOs as a group) and target LTI equity award (0.5% for our CEO and 1.0% for all NEOs as a group).

The total target direct compensation for 2022 for each NEO was as follows:

Name	Salary	Target Bonus	Target LTI Equity	Total Target Compensation

Owen D. Thomas	$ 925,000	$ 2,350,000	$ 9,500,000	$ 12,775,000

Douglas T. Linde	$ 775,000	$ 1,900,000	$ 6,100,000	$ 8,775,000

Raymond A. Ritchey	$ 750,000	$ 1,650,000	$ 4,410,000	$ 6,810,000

Michael E. LaBelle	$ 525,000	$ 1,250,000	$ 2,000,000	$ 3,775,000

Bryan J. Koop	$ 425,000	$ 1,250,000	$ 1,600,000	$ 3,275,000

Variable or “at-risk” pay, consisting of annual cash bonuses and LTI equity awards, constitutes the vast majority of our executive compensation. Having a significant portion of our executives’ compensation at risk more closely aligns their interests with our long-term interests and those of our stockholders. For our CEO and all NEOs as a group, variable pay for 2022 was approximately 93% and 90%, respectively, of total target compensation. This emphasis on variable pay allows the Committee to reward good performance and penalize poor performance. The following graphics illustrate the mix between fixed pay (base salary) and variable pay incentives (short-term incentives in the form of cash bonuses and long-term incentives in the form of both time-based and performance-based LTI equity awards) for our CEO and the NEOs as a group, in each case, based on 2022 target compensation levels.

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7›	COMPENSATION DISCUSSION AND ANALYSIS

›  CASH COMPENSATION

Base Salary

The Committee determines the base salary for each NEO. It is intended to provide a fixed level of compensation that reflects the NEO’s leadership role and the relative market rate for similarly situated executives in the NEO’s position. The Committee determines whether to adjust base salaries based on various factors, including benchmark versus peers and changes in individual duties and responsibilities. Any increases to base salaries are generally determined in January of the compensation year and become effective in February.

In January 2022, the Committee modestly increased the NEOs’ base salaries for the first time in three years by approximately 2.7% in the aggregate. In January 2023, the Committee again modestly increased the base salaries of the NEOs other than Mr. Ritchey with whom the Company entered a new employment relationship. See “Compensation of Executive Officers – Employment Agreements – Summary of Mr. Ritchey’s Employment Agreement.” Base salaries for 2022 and 2023, and the year-over-year percentage increases, for each NEO are set forth below.

Name	2022 Salary	Year-over-Year % Change	2023 Salary	Year-over-Year % Change

Owen D. Thomas	$925,000	2.8%	$950,000	2.7%

Douglas T. Linde	$775,000	3.3%	$800,000	3.2%

Raymond A. Ritchey	$750,000	1.4%	$750,000	—

Michael E. LaBelle	$525,000	2.9%	$550,000	4.8%

Bryan J. Koop	$425,000	3.7%	$440,000	3.5%

2022 Annual Incentive Plan

Program Design and Structure

In January 2020, based mainly on feedback received from our investors in 2019, the Committee established a new, more formulaic annual incentive plan (“AIP”) under which annual cash bonuses payable to our executive officers are directly linked to the achievement of specific, pre-established goals. We continue to use the same AIP structure except for small shifts in weighting between categories to more closely link each executive’s performance to his or her goals, as described in more detail below.

Bonus Opportunity

Under the 2022 AIP, each NEO had a target bonus opportunity expressed in a fixed dollar amount. Actual earned amounts under the plan may range from zero (0) to 150% of target, depending on performance versus the annual goals in each category, with payout interpolated for performance between levels.

Performance Level for Each Category	Payout (% of Target)

>= Maximum	150%

Target	100%

Threshold	50%

<Threshold	Zero

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7›	COMPENSATION DISCUSSION AND ANALYSIS

2022 AIP Categories

We use a “scorecard” approach for our bonus determinations. This approach is intended to reflect a comprehensive analysis by the Committee of corporate, regional and individual performance based on performance in three categories: (1) diluted FFO per Share, (2) Leasing and (3) Business & Individual goals.

•

Diluted FFO per Share. The Committee selected diluted FFO per share as a key financial metric for the 2022 AIP because it is the earnings metric most commonly used by investors and analysts to evaluate the performance of REITs, both on an absolute and relative basis. As such, the Committee considers this to be an important, company-wide performance metric that is objective and drives near-term business strategies. The target for diluted FFO per share is determined using the midpoint of BXP’s FFO per share guidance, which is typically provided to the public in late January of each year. The diluted FFO per share goal is subject to adjustment for acquisitions, dispositions, early debt redemption charges, and similar transactions and circumstances.

•

Leasing. The Committee established specific leasing goals, starting at the property level, rolling up by region and then aggregating to corporate leasing goals, as the second component. The leasing goals were then categorized as short-term and total to encourage the executives to focus on current addressable vacancies and near-term roll-over and avoid scenarios in which leasing goals are met solely due to unexpected early renewals. The Committee selected this category because it is an objective measure fundamental to the Company’s short-term and long-term success. It links corporate, regional and individual performance by formula to the amounts paid. The leasing goals are measured at the regional level for Mr. Ritchey, Mr. Koop and the other regional EVPs and the Company level for corporate executives.

•

Business & Individual Goals. Business goals include milestone-oriented objectives related to acquisitions, dispositions, delivering development and construction projects on time and budget, achieving the desired returns on investments, securing entitlements for future development projects, launching new developments, the opportunistic use of joint ventures, and the management of capital expenditures and G&A expense. Business goals are based on regional priorities for Mr. Ritchey, Mr. Koop and the other regional EVPs. For the CEO and President, business goals include a relevant subset of those regional goals and goals related to overall corporate strategy and executive management. The CFO’s business goals relate to balance sheet management, capital raising, and other Finance Department priorities.

Individual goals include leadership and professional development goals, DEI initiatives, succession planning and ESG priorities for each executive. The Committee considers performance outcomes against Business & Individual goals and objectives, as well as the context in which they were achieved (including, e.g., degree of difficulty, importance to BXP, headwinds and tailwinds during the year and other similar factors).

One of the Committee’s primary objectives when establishing Business & Individual goals each year, including in 2022, is to set annual goals that meaningfully advance the Company’s strategy for sustainable, long-term growth and value creation despite the short-term window for assessing performance against these goals. In some cases, performance against these Business & Individual goals may not be assessed quantitatively. In addition, the relative importance of some goals may be greater in one year than in another, depending on the circumstances when the Committee establishes the goals.

2022 AIP Weightings

As part of the Committee’s annual executive compensation process, in January 2022, the Committee reviewed and reassessed the AIP, including its categories and weightings. Based on its review of the AIP, the Committee concluded that the categories were appropriate but that an adjustment to the weightings of the leasing component for Mr. Ritchey, Mr. Koop and the other regional EVPs would be reasonable so that (1) their respective leasing goals would increase in weighting to 40% (from 30% under the 2021 AIP), split evenly between short-term and total leasing, and (2) the diluted FFO per share component would be weighted 20%. The Committee believed this change would better link pay with performance for Mr. Ritchey, Mr. Koop and the other regional EVPs because they are directly responsible for the leasing outcomes in those regions. In contrast, numerous factors impact diluted FFO per share, for many of which they are not directly accountable. We disclosed these changes prospectively in our 2022 proxy statement.

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7›	COMPENSATION DISCUSSION AND ANALYSIS

For the 2022 AIP, the performance measurement categories and weighting of each category were as follows:

	Weightings

Annual Incentive Performance Measures	Thomas	Linde	LaBelle	Ritchey	Koop

FFO per Share	30%	30%	30%	20%	20%

Leasing (Short-Term and Total)

Overall BXP	30%	30%	30%

DC Region(1)				20%

LA Region(1)				20%

Boston Region					40%

Business & Individual Goals

Overall BXP	40%	40%

Finance			40%

DC Region + LA Region				40%

Boston Region					40%

Total	100.0%	100.0%	100.0%	100.0%	100.0%

(1)

Mr. Ritchey’s leasing goal (weighted 40% in total) is evenly split between the Washington, DC and Los Angeles regions (20% each) and further bifurcated within each region between short-term and total leasing, consistent with all other NEOs.

2022 NEO Scorecards

In January 2022, when the Committee set the target for diluted FFO per share goal for 2022, the US economy continued its strong recovery following the pandemic. The Committee determined to set a diluted FFO target of $7.38 per share, the midpoint of the Company’s diluted FFO per share guidance for 2022. If achieved, diluted FFO of $7.38 per share would have represented growth of approximately 13% compared to 2021. While this projected growth was greater than any of BXP’s office REIT peers, the Committee noted that 2021 was a year in which the pandemic’s lingering effects were still generally impacting the US economy and the Company. Compared to 2019, the last fiscal year before the Covid-19 pandemic, if the target FFO per share for 2022 were achieved, it would have represented growth of approximately 5%. The Committee believed the 2022 target FFO per share was appropriate because, although the economy was reaching its post-pandemic peak in the first two months of 2022, there were concerns regarding continued inflation, possible interest rate increases to combat inflation it and the economic implications that could directly and negatively impact our financial results, including FFO.

Following discussions with management, the Committee set the total leasing goal and the range for determining threshold, target and maximum achievement under the goal by focusing first on vacant and near-term (2022 and 2023) roll-over space for which there was not yet a replacement tenant or a renewal, then adding on longer-term leasing objectives (2024 and beyond) and goals for pre-leasing of development projects. Based on the foregoing, the Committee set the target total leasing goal at 5.25 million square feet for 2022. While the 2022 leasing goal target represented a slight decrease from BXP’s pre-pandemic average annual leasing volume, the Committee considered the uncertainties that could impact overall demand for office space and factored various outcomes when setting the leasing target for 2022 and the threshold and maximum payout opportunities. After consideration, the Committee believed the leasing target of 5.25 million square feet would sufficiently challenge executives to achieve the leasing goals despite the unclear outlook.

Set forth in the following tables is a summary of each NEO’s performance measures and weightings, with specific threshold, target and maximum payout opportunities for each of the diluted FFO per share and leasing performance categories, and the principal Business & Individual goals, along with each NEO’s performance results for 2022. The Committee considers absolute and/or relative performance outcomes against Business & Individual goals, as well as the context in which they were achieved (including, e.g., degree of difficulty, importance to BXP, headwinds and tailwinds during the year and other similar factors), but no specific weightings are ascribed to each of the Business & Individual goals. The following scorecards include only the most material Business & Individual goals for each NEO that the Committee considered in assessing 2022 performance.

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7›	COMPENSATION DISCUSSION AND ANALYSIS

Owen D. Thomas
Performance Category	Weighting		Threshold	Target	Maximum	2022 Results	Category Payout %

FFO per Share			$7.20	$7.38	$7.56	$7.53(1)	141.7%
Leasing (in millions of square feet)		Short-term	3.21	4.02	4.82	4.21	111.9%
		Total	4.20	5.25	6.30	5.70	121.2%
Business & Individual Goals							120.0%

Key 2022 Business & Individual Goals

-	Provide leadership to the management team to complete 2022 operational, capital and ESG goals
-	Maintain key client and thought leader engagement for direct insight into evolving real estate industry trends and lead BXP’s strategic shift(s), as appropriate
-	Collaborate with BXP’s President and CFO to develop and execute 2022 capital funding plan
-	Leverage role and industry stature to solicit new clients, complete critical leases and foster relationships, and gain insights on industry trends, for the benefit of BXP
-	Grow BXP life sciences business through new developments and acquisitions
-	Advance and achieve, as applicable, BXP’s environmental and sustainability goals and determine strategies for continued industry leadership
-	Continue to lead and support HR and BXP’s DEI Council to advance DEI efforts and maintain progress against goals
-	Provide guidance and leadership to BXP Board of Directors and support, as needed, for individual directors, including onboarding

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7›	COMPENSATION DISCUSSION AND ANALYSIS

Assessment

After assessing Mr. Thomas’ performance against his Business & Individual goals, the Committee concluded that he achieved substantially all of the goals established for him, many of which he exceeded. In particular, the Committee noted that Mr. Thomas:

•

initiated and led strategic shifts to position BXP for continued growth and opportunities for long-term value creation through key client and thought leader engagement. These efforts led to focused investments in life sciences, including BXP expansion in Kendall Square, and they helped refine BXP’s business and branding to highlight its premier workplace portfolio that differentiates BXP’s business from its peers in the office sector.

•

further grew BXP’s life sciences business through (1) transactions completed in Kendall Square in Cambridge, Massachusetts, including the acquisition of 125 Broadway, which is fully leased, and the execution of two 15-year leases for the development and redevelopment life sciences projects at 290 Binney Street and 300 Binney Street, (2) the commencement of a lab conversion project in San Francisco, and (3) advancing the planning for other life sciences projects in the New York and Washington, DC regions. These focused investments were part of Mr. Thomas’ execution of BXP’s strategic shifts in 2022.

•

collaborated with BXP’s President and CFO to develop a capital funding plan for 2022 and successfully executed the funding strategy despite volatility in the capital markets and hesitancy of lenders to transact in 2022, which resulted in (1) an unsecured $730 million term loan facility in May 2022 that was subsequently refinanced to $1.2 billion in January 2023, (2) $750 million aggregate principal amount “green bond” offering in November 2022 and (2) numerous property-level refinancings totaling $945 million in aggregate principal amount (of which our share was $305 million).

•	successfully advanced BXP’s ESG and sustainability efforts and maintained BXP’s leadership position in the real estate industry.

•

worked closely with BXP’s Chief Human Resources Officer to enhance BXP’s HR function, which included support of employee engagement and other surveys to ensure high levels of employee satisfaction and retention

•

exceeded individual DEI goals and initiatives and continued to set the appropriate tone-at-the-top driving BXP’s successful DEI efforts in 2022 (see “Human Capital Management and Sustainability – Human Capital Management” beginning on page 43).

The Committee also noted that Mr. Thomas was individually recognized by Institutional Investor Magazine, improving his ranking as Best CEO among all REITs to #2 and maintaining his #1 ranking among office REITs.

Based on Mr. Thomas’ achievement of substantially all of his Business & Individual goals, many of which he exceeded, the Committee determined that Mr. Thomas earned 120% of the target for this category.

TOTAL ANNUAL INCENTIVE PAYOUT AS A % OF TARGET = 125.5%

(1)

Represents diluted FFO per share. Under the terms of the 2022 AIP, diluted FFO per share is subject to adjustment for certain transactions, which in the case of 2022, netted to zero. For disclosures required by Regulation G, refer to Appendix A to this proxy statement.

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7›	COMPENSATION DISCUSSION AND ANALYSIS

Douglas T. Linde
Performance Category	Weighting		Threshold	Target	Maximum	2022 Results	Category Payout %

FFO per Share			$7.20	$7.38	$7.56	$7.53(1)	141.7%
Leasing (in millions of square feet)		Short-term	3.21	4.02	4.82	4.21	111.9%
		Total	4.20	5.25	6.30	5.70	121.2%
Business & Individual Goals							120.0%

Key 2022 Business & Individual Goals

-

Provide leadership to the management team to complete 2022 operational, capital and ESG goals, including close oversight and monitoring of progress towards company-wide leasing, development and capital spending goals

-	Work closely with leasing teams on pricing and other strategies to lease vacant and uniquely distinctive space
-	Directly supervise Sustainability Department and manage the successful transition of the new reporting structure
-	Collaborate with BXP’s CEO and CFO to develop and execute 2022 capital funding plan
-	Facilitate company-wide forums by department to boost collaboration and idea-sharing and execute professional development and leadership training opportunities
-	Oversee Finance, IT and HR Departments’ processing strategies and opportunities, and new technology initiatives
-	Work closely with the HR Department to review employee compensation programs and levels through market research
-	Assist in the selection of assets and execute the asset sale strategy

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7›	COMPENSATION DISCUSSION AND ANALYSIS

Assessment

After assessing Mr. Linde’s performance against his Business & Individual goals, the Committee concluded that he achieved all of the goals established for him, some of which he exceeded. In particular, the Committee noted that Mr. Linde:

•

provided direct oversight of progress toward achieving company-wide leasing, development and capital spending goals, which positively impacted BXP’s (1) successful execution of a total of approximately 5.7 million square feet of leases in 2022 despite industry headwinds and volatile financial markets, (2) delivery of three projects totaling more than 1.7 million square feet, including two life sciences projects and a premier workplace project, each of which was 90% leased or more (as of February 21, 2023), (3) commencement of seven development and redevelopment projects, and (4) management of general and administrative expenses.

•

meaningfully contributed to BXP’s 2022 asset sale strategy through his direct involvement in the selection of and execution of dispositions in the Boston and Washington, DC regions, and provided leadership to management team in executing dispositions, including the use of tax-deferral strategies that resulted in reallocated proceeds from an asset sale in our Washington, DC region to our Seattle region, which has a greater concentration of technology-based clients and relatively faster rent growth

•	oversaw BXP’s Finance, Information Systems and HR Departments’ processing strategies and opportunities and new technology initiatives to enhance operations and improve security.

•

directly supervised BXP’s Sustainability Department following a 2022 transition in reporting structure and oversaw BXP’s advancement or achievement of environmental and sustainability goals, as applicable. Among other ESG achievements in 2022, BXP (1) earned a seventh consecutive 5-Star rating and its eleventh consecutive GRESB “Green Star” designation, (2) was named to (a) Newsweek’s List of America’s Most Responsible Companies in 2023 for the 3rd consecutive year, ranking 1st in the Real Estate & Housing industry, and (b) the Dow Jones Sustainability Index (DJSI) North America for the 2nd consecutive year, (3) was recognized by Commercial Property Executive for having the “Best ESG Program” and (4) received Nareit’s prestigious Leader in the Light Award.

•

provided steady leadership to BXP’s employees, stockholders and Board of Directors throughout the shifting and volatile market and industry conditions in 2022 through credible and articulate internal and external communications.

Based on Mr. Linde’s achievement of all of his Business & Individual goals, some of which he exceeded, the Committee determined that Mr. Linde earned 120% of the target for this category.

TOTAL ANNUAL INCENTIVE PAYOUT AS A % OF TARGET = 125.5%

(1)

Represents diluted FFO per share. Under the terms of the 2022 AIP, diluted FFO per share is subject to adjustment for certain transactions, which in the case of 2022, netted to zero. For disclosures required by Regulation G, refer to Appendix A to this proxy statement.

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7›	COMPENSATION DISCUSSION AND ANALYSIS

Raymond A. Ritchey
Performance Category	Weighting		Threshold	Target	Maximum	2022 Results	Category Payout %

FFO per Share			$7.20	$7.38	$7.56	$7.53(1)	141.7%
Leasing(2) (in millions of square feet)		Short-term
		DC:	0.50	0.63	0.75	0.63	50.1%
		LA:	0.14	0.18	0.21	0.05
		Total
		DC:	0.64	0.80	0.96	0.75	41.7%
		LA:	0.14	0.18	0.21	0.05
Business & Individual Goals							100.0%

Key 2022 Business & Individual Goals

-	Complete a new investment in DC region using capital partners, including partners in the Strategic Capital Program
-	Complete a new investment in the Seattle region
-	Sell specified and other assets in the DC region
-	Assist DC regional team in creating a plan and/or monetizing the Virginia 95 assets
-	Facilitate initial occupancy of a key client at Reston Town Center property and close sale of Roger Bacon Drive asset
-	Continue to organize BXP’s monthly leasing calls and educate leasing teams across all regions
-	Continue to advise and provide strong mentorship to DC regional leadership
-	Continue mentorship of LA and Seattle regional leaders

Assessment

After assessing Mr. Ritchey’s performance against his Business & Individual goals, the Committee concluded that he achieved substantially all of the goals established for him; volatile capital market and real estate conditions made it extremely difficult to achieve the three goals not met on satisfactory terms. In particular, the Committee noted that Mr. Ritchey exhibited evident business acumen by finding alternate solutions for goals that were impacted by adverse conditions that resulted in more than $827 million in gross sale proceeds from other asset sales and capital from two different equity partners for two residential development projects. Mr. Ritchey also continues to positively impact key BXP personnel and the Company as a whole through his mentorship and leadership. Mr. Ritchey continues to serve as an important mentor for the regional leaders in Los Angeles and

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Seattle and the Co-Heads of the Washington, DC region following their transition into leadership roles during 2021. In addition, Mr. Ritchey continued to play a key role in specific transactions, including BXP’s acquisition of Madison Centre, its second acquisition in the Seattle, WA market, and key leases signed at Safeco Plaza in Seattle, WA, as well as several other transactions in the Washington, DC Region.

Based on Mr. Ritchey’s achievement of substantially all of his Business & Individual goals, the Committee determined that Mr. Ritchey earned 100% of the target for this category.

TOTAL ANNUAL INCENTIVE PAYOUT AS A % OF TARGET = 86.7%

(1)

Represents diluted FFO per share. Under the terms of the 2022 AIP, diluted FFO per share is subject to adjustment for certain transactions, which in the case of 2022, netted to zero. For disclosures required by Regulation G, refer to Appendix A to this proxy statement.

(2)

Mr. Ritchey’s leasing goal (weighted 40% in total) is evenly split between the Washington, DC and Los Angeles regions (20% each) and further bifurcated within each region between short-term and total leasing, consistent with all other NEOs.

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7›	COMPENSATION DISCUSSION AND ANALYSIS

Michael E. LaBelle
Performance Category	Weighting		Threshold	Target	Maximum	2022 Results	Category Payout %

FFO per Share			$7.20	$7.38	$7.56	$7.53(1)	141.7%
Leasing (in millions of square feet)		Short-term	3.21	4.02	4.82	4.21	111.9%
		Total	4.20	5.25	6.30	5.70	121.2%
Business & Individual Goals							150.0%

Key 2022 Business & Individual Goals

-	Collaborate with BXP’s CEO & President to develop and execute 2022 capital funding plan
-	Execute specified financing and refinancings & efficiently manage 2023 debt maturities
-	Continue to advance strategic capital initiatives by securing new and expanding existing relationships with private partners
-	Secure construction funding for a development project in the Washington, DC region using private equity funding
-	Oversee implementation of outsourcing efforts and schedules of projects in place for specified functions
-	Lead market research efforts of premier workplaces in BXP target markets
-	Target complete TCFD alignment of climate-related disclosures in public filings and reports
-	Plan and execute a successful Investor Day for BXP stockholders

Assessment

After assessing Mr. LaBelle’s performance against his Business & Individual goals, the Committee concluded that he achieved all of the goals established for him, which included numerous financing goals that he successfully achieved despite the volatile debt market environment in 2022. In particular, the Committee noted Mr. LaBelle’s achievements in executing BXP’s 2022 capital funding strategy despite volatility in the capital markets and hesitancy of lenders to transact in 2022 by, among other things, leveraging BXP’s strong banking relationships. Mr. LaBelle oversaw the completion of (1) an unsecured $730 million term loan facility in May 2022 that was subsequently refinanced to $1.2 billion in January 2023, (2) a $750 million aggregate principal amount “green bond” offering in November 2022 and (3) numerous property-level refinancings totaling $945 million in

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aggregate principal amount (of which our share was $305 million). In addition, he furthered BXP’s strategic capital initiatives by, among other things, assisting in the development of private equity funding from a new partner for a development project in Washington, DC and broadening existing partnerships to facilitate new investments.

In addition to Mr. LaBelle’s management of BXP’s balance sheet, he provided meaningful support to advance BXP’s ESG and DEI initiatives, and he worked with the Sustainability and HR Departments and DEI Council to enhance BXP’s public disclosures regarding human capital, DEI and ESG. He also provided strong leadership skills and advanced critical initiatives in his direct management of the Finance, Accounting, Tax and Investor Relations Departments.

The Committee also noted that Mr. LaBelle was individually recognized by Institutional Investor Magazine, ranking as the #2 Best CFO among all REITs (improved from #3 in 2021) and #1 among office REITs, and he was instrumental to BXP’s rankings as #2 Best ESG and #2 Best IR Program among all REITs, #1 Best ESG and #1 Best IR Program among office REITs, and Best Investor Event.

Based on Mr. LaBelle’s achievement of all of his Business & Individual goals despite market conditions that created unpredictable challenges and obstacles, the Committee determined that Mr. LaBelle earned 150% of the target for this category.

TOTAL ANNUAL INCENTIVE PAYOUT AS A % OF TARGET = 137.5%

(1)

Represents diluted FFO per share. Under the terms of the 2022 AIP, diluted FFO per share is subject to adjustment for certain transactions, which in the case of 2022, netted to zero. For disclosures required by Regulation G, refer to Appendix A to this proxy statement.

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7›	COMPENSATION DISCUSSION AND ANALYSIS

Bryan J. Koop
Performance Category	Weighting		Threshold	Target	Maximum	2022 Results	Category Payout %

FFO per Share			$7.20	$7.38	$7.56	$7.53(1)	141.7%
Leasing (in millions of square feet)		Short-term	1.06	1.32	1.59	1.75	150%
		Total	1.54	1.92	2.31	2.75	150%
Business & Individual Goals							130.0%

Key 2022 Business & Individual Goals

-	Complete plans, commence construction and execute a lease for 250/290 Binney Street master development project
-	Deliver 325 Main Street on time and within budget
-	Complete plans and/or commence development for specified lab developments/conversions in Waltham
-	Complete permitting process and/or plans for specified development and redevelopment projects in the Boston region
-	Develop strategic plans for a specified asset in the Boston region, including a sale of the asset or repositioning all or a portion of the asset
-	Complete enabling work for a specified future development project
-	Manage BXP’s operating expenses at a specified Boston region asset
-	Engage and develop relationships with new local governmental leaders in the City of Boston and the Commonwealth of Massachusetts

Assessment

After assessing Mr. Koop’s performance against his Business & Individual goals, the Committee concluded that he achieved the majority of the goals established for him. In particular, the Committee noted Mr. Koop’s instrumental role in growing BXP’s life sciences business in Kendall Square, the top life sciences cluster in the US, through the following transactions that the Company expects to enhance long-term value for BXP stockholders:

•	Acquired 125 Broadway, a fully leased 271,000 SF lab/life sciences property;

•

Signed a 15-year lease with AstraZeneca for approximately 566,000 SF at 290 Binney Street. 290 Binney Street is part of the initial phase of a life sciences development project located in the heart of Kendall Square; and

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7›	COMPENSATION DISCUSSION AND ANALYSIS

•	Signed agreements to facilitate the conversion and expansion of 300 Binney Street, including a 15-year lease for 100% of the redeveloped property.

In addition to the foregoing, Mr. Koop further contributed to the growth of BXP’s life sciences business by completing the lab conversion at 880 Winter Street in Waltham, MA. Mr. Koop also contributed to BXP’s asset sale strategy with the sale of 195 West Street and BXP’s development goals with the delivery of 325 Main Street, which was 92% leased (as of December 31, 2022).

Based on Mr. Koop’s achievement of most of his Business & Individual goals, including his instrumental role in expanding BXP’s life sciences business in the top life sciences cluster in the country, the Committee determined that Mr. Koop earned 130% of the target for this category.

TOTAL ANNUAL INCENTIVE PAYOUT AS A % OF TARGET = 140.3%

(1)

Represents diluted FFO per share. Under the terms of the 2022 AIP, diluted FFO per share is subject to adjustment for certain transactions, which in the case of 2022, netted to zero. For disclosures required by Regulation G, refer to Appendix A to this proxy statement.

Based on the foregoing, the Committee awarded annual cash bonuses to the NEOs for 2022 as follows:

Name	2022 Target Annual Incentive	2022 Actual Annual Incentive	2022 Actual as % of Target

Owen D. Thomas	$ 2,350,000	$2,949,250	125.5%

Douglas T. Linde	$ 1,900,000	$2,384,500	125.5%

Raymond A. Ritchey	$ 1,650,000	$1,430,550	86.7%

Michael E. LaBelle	$ 1,250,000	$1,718,750	137.5%

Bryan J. Koop	$ 1,250,000	$1,753,750	140.3%

›  LTI EQUITY COMPENSATION

The equity component of our NEOs’ compensation is driven significantly by our TSR through LTI equity awards consisting of a mix of time-based and performance-based awards.

Time-Based Equity Awards

The time-based LTI equity awards granted to the NEOs for 2022 performance consisted of LTIP units or restricted shares of our common stock that generally vest in equal, annual installments over four years (25% per year), subject to acceleration in certain circumstances (e.g., retirement, death or disability, and certain qualifying terminations following a change in control). See “Compensation of Executive Officers – Potential Payments Upon Termination or Change in Control – Retirement Eligibility Provisions for LTI Equity Awards.”

Performance-Based Equity Awards – Multi-Year Long-Term Incentive Program (MYLTIP)

The performance-based portion of LTI equity awards is granted under our Multi-Year Long-Term Incentive Program, or “MYLTIP.” We grant MYLTIP awards to provide incentives for long-term outperformance and focus over a multi-year period. The design of the MYLTIP awards links the ultimate payouts directly by formula to our TSR over a three-year measurement period.

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7›	COMPENSATION DISCUSSION AND ANALYSIS

Allocation of LTI Equity Awards

2022 MYLTIP Structure & Design

In early 2022, the Committee approved LTI equity awards to NEOs for 2021 performance as a mix of time-based, full-value equity awards and performance-based MYLTIP awards. It was the third consecutive year in which the Committee maintained the same allocation of performance-based equity as a percentage of total LTI equity for all of our NEOs.

The 2022 performance-based MYLTIP consists of two equally weighted components, each providing a payout opportunity ranging from zero to 200% of a target number of LTIP units based on BXP’s relative and absolute TSR performance over a three-year performance period.

➢	Relative TSR Component

One-half (50%) of the 2022 MYLTIP target grant value was awarded in the form of LTIP units that can be earned from zero to 200% of the target number of LTIP units, based on BXP’s three-year, annualized relative TSR (“rTSR”) performance compared to an index of peer companies as follows:

BXP Annualized TSR Relative to Index	Percentage of Target MYLTIP Units that are Earned

>= +1,000 basis points	200%

0 basis points	100%

<= -1,000 basis points	Zero

The payout for performance between levels outlined in the table above will be interpolated on a straight-line basis.

For purposes of measuring relative performance, the 2022 MYLTIP awards provide that BXP’s TSR shall be compared to the TSR of a custom peer group index (the “Custom Index”) consisting of the following eight (8) office REITs:

Custom Index

Douglas Emmett, Inc.	JBG Smith Properties(1)	SL Green Realty Corp.

Empire State Realty Trust	Kilroy Realty Corporation	Vornado Realty Trust

Hudson Pacific Properties, Inc.	Paramount Group, Inc.

(1)

For the 2023 MYLTIP, the Committee has decided to remove JBG Smith Properties from the Custom Index following its publicly announced strategic shift to change its portfolio composition to a majority multifamily.

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7›	COMPENSATION DISCUSSION AND ANALYSIS

The purpose of using a peer group is to provide a mechanism for comparing our relative performance against competitors; however, the Company does not have a directly comparable peer in the public market and often competes with larger, privately-capitalized companies for which performance data is not readily available, if at all. We selected the Custom Index to include only office REITs that are most similar to the Company in terms of asset type, asset quality, and having full-scale operations in one or more of the US gateway markets in which the Company operates.

For determining the TSR of the Custom Index, the weighting ascribed to each company in the Custom Index is fixed as of the grant date based on its relative market capitalization at that time.

➢	Absolute TSR Component

The remaining one-half (50%) of the 2022 MYLTIP target grant value was awarded in the form of LTIP units that can be earned from zero to 200% of the target number of LTIP units, based on BXP’s non-annualized, cumulative absolute TSR (“aTSR”) during the three-year performance period as follows:

BXP Cumulative aTSR	Percentage of Target MYLTIP Units that are Earned

>= +60%	200%

+10%	100%

<= -40%	Zero

The payout for performance between levels outlined in the table above will be interpolated on a straight-line basis.

The Committee added the aTSR component during its re-design of the MYLTIP in 2020, in part, to limit the scenarios in which our investors may suffer losses due to a decline in absolute TSR while our NEOs realize above-target payouts for relative TSR outperformance. As a result, BXP performance above the maximum goal under the rTSR component does not automatically result in a payout equal to the maximum 200% of target because the total payout would be offset if performance is below target under the aTSR component. The Committee concluded that this “offsetting” feature helps align our NEOs’ interests with our stockholders while providing incentives to outperform our peers.

➢	Other Features of 2022 MYLTIP

Distributions. During the three-year performance period, holders of 2022 MYLTIP Units are not entitled to receive full distributions on the 2022 MYLTIP Units. Instead, to support the units’ characterization as profits interests for tax purposes, the holders of the units are entitled to receive only a partial distribution on each unit equal to 10% of the dividend payable on a share of BXP common stock. In addition, BXP will make a “catch-up” cash payment on the 2022 MYLTIP Units that are ultimately earned in an amount equal to the regular and special dividends, if any, declared during the performance period on BXP common stock, less the distributions paid to holders of 2022 MYLTIP Units during the performance period on all of the awarded 2022 MYLTIP Units.

Post-vesting Transfer Restrictions. Subject to the provisions on “Qualified Retirement” and the other terms of the award agreement, after the three-year performance period, all earned 2022 MYLTIP Units shall be deemed “vested.” Still, they may not be converted, redeemed, sold or otherwise transferred for one additional year after the end of the performance measurement period. Therefore, 100% of earned awards, if any, shall vest as of January 31, 2025, but may not be monetized until January 31, 2026.

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7›	COMPENSATION DISCUSSION AND ANALYSIS

2022 LTI Awards for 2021 Performance

Based on the NEOs’ strong performance, especially in light of the continued economic challenges during 2021, the Committee awarded the dollar values set forth below for performance-based and time-based equity awards to the NEOs on February 1, 2022, and January 28, 2022, respectively, for performance in 2021, which reflect 100% of each NEO’s target LTI award value for 2021.

Executive	Total LTI Equity Awards	Performance- Based LTI Equity Awards	% of Total Equity Awards	Time-Based LTI Equity Awards	% of Total Equity Awards

Owen D. Thomas	$ 9,450,000	$ 5,197,500	55%	$ 4,252,500	45%

Douglas T. Linde	$ 6,045,000	$ 3,022,500	50%	$ 3,022,500	50%

Raymond A. Ritchey	$ 4,410,000	$ 2,205,000	50%	$ 2,205,000	50%

Michael E. LaBelle	$ 1,990,000	$ 995,000	50%	$ 995,000	50%

Bryan J. Koop	$ 1,490,000	$ 745,000	50%	$ 745,000	50%

Total	$23,385,000	$12,165,000	52%	$11,220,000	48%

The 2022 MYLTIP awards were denominated in a fixed number of LTIP units and granted as of February 1, 2022. The 2022 MYLTIP awards have a three-year performance period (February 1, 2022, to January 31, 2025) and an additional one-year, post-vesting holding period (see “– 2022 MYLTIP Structure & Design – Other Features of 2022 MYLTIP”). Following the completion of the three-year performance period, the Committee will determine the final payout based on computations from our independent valuation consultant for this plan. If the number of units initially awarded exceeds the number of units ultimately earned, then the award recipient must forfeit the excess. Therefore, while the award of 2022 MYLTIP units was partially in recognition of performance in 2021, award recipients must continue to perform over the three-year term of the 2022 MYLTIP to earn and vest in any of the MYLTIP units and hold the units for an additional year. As a result, recipients must generally remain employed for four years before they may monetize the awards.

2023 MYLTIP Structure & Design

The structure and design of the 2023 MYLTIP are the same as that of the 2022 MYLTIP, except JBG Smith Properties is not included in the custom peer group index because it publicly announced a strategic shift to change the composition of its portfolio to majority multifamily. Therefore, the Committee concluded that including JBG Smith Properties in the Custom Index is no longer appropriate.

2023 LTI Awards for 2022 Performance

For the fourth consecutive year, the Committee maintained the same allocation of performance-based equity as a percentage of total LTI equity for our CEO (55% performance-based and 45% time-based) and for the other NEOs (50% performance-based and 50% time-based). In January 2023, the Committee approved LTI equity awards to NEOs for 2022 performance as a mix of time-based, full-value equity awards and performance-based MYLTIP awards. The 2023 MYLTIP awards were denominated in a fixed number of LTIP units and granted as of February 7, 2023.

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7›	COMPENSATION DISCUSSION AND ANALYSIS

Based on the NEOs’ strong performance, especially in light of the volatile economic conditions and industry headwinds during 2022, the Committee awarded the dollar values set forth below for performance-based and time-based equity awards granted to the NEOs on February 7, 2023, and February 3, 2023, respectively, for performance in 2022. These total LTI equity award amounts reflect 100% of each NEO’s target LTI award value for 2022, except for Mr. LaBelle. The Committee awarded Mr. LaBelle 113% of his target LTI award value, or an additional $250,000 above target, in acknowledgment of his role in the successful execution of BXP’s 2022 financing and balance sheet management goals, his consistent ranking as one of the top CFOs among REITs (#2) and the #1 office REIT CFO, and based on the Committee’s compensation benchmarking review.

Executive	Total LTI Equity Awards	Total LTI Equity Awards as % of Target	Performance- Based LTI Equity Awards	% of Total Equity Awards	Time-Based LTI Equity Awards	% of Total Equity Awards

Owen D. Thomas	$ 9,500,000	100%	$ 5,225,000	55%	$ 4,275,000	45%

Douglas T. Linde	$ 6,100,000	100%	$ 3,050,000	50%	$ 3,050,000	50%

Raymond A. Ritchey	$ 4,410,000	100%	$ 2,205,000	50%	$ 2,205,000	50%

Michael E. LaBelle	$ 2,250,000	113%	$ 1,125,000	50%	$ 1,125,000	50%

Bryan J. Koop	$ 1,600,000	100%	$ 800,000	50%	$ 800,000	50%

Total	$23,860,000	101%	$12,405,000	52%	$11,455,000	48%

The aggregate target number of 2023 MYLTIP units for NEOs is approximately 152,425 LTIP units, and an aggregate payout opportunity ranging from zero to a maximum of 304,850 LTIP units. The baseline share price for 2023 MYLTIP awards was $75.02 (the average closing price per share of our common stock on the NYSE for the five trading days prior to and including February 7, 2023). The 2023 MYLTIP awards are generally amortized into earnings over the three-year plan period under the graded vesting method unless accelerated in certain circumstances such as a “Qualified Retirement” as defined under “– Potential Payments Upon Termination or Change in Control – Retirement Eligibility Provisions for LTI Equity Awards.” Under ASC Topic 718, the aggregate grant-date fair value of 2023 MYLTIP awards to NEOs was approximately $12.4 million.

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7›	COMPENSATION DISCUSSION AND ANALYSIS

Realized Pay vs. Reported Pay for MYLTIP Awards

The total compensation of our NEOs, as reported in the 2022 Summary Compensation Table, is calculated under SEC rules, which require us to show the grant date fair value of equity and equity-based awards. The Committee believes realized pay better measures compensation for an annual period than reported pay because a significant portion of our NEOs’ compensation consists of long-term, performance- and equity-based MYLTIPs. The ability of our executive officers to realize value from MYLTIP awards is contingent on achieving certain Company performance milestones. As a result, reported pay includes the accounting value of MYLTIP awards granted in the given period, which may or may not be realized in the future. As illustrated in the following charts, our CEO realized approximately 57% of the reported pay for all MYLTIP awards granted since 2015 for which the measurement periods have ended.

(1)

Amounts do not include 54,282 options to purchase shares of BXP’s common stock held by Mr. Thomas. His options expired on April 2, 2023, out-of-the-money. The grant date value of Mr. Thomas’ options was $900,000.

(2)

Payout as % of Target percentages shown for the 2021 and 2022 MYLTIP are estimates as of December 31, 2022, based on interim valuations performed by our independent valuation consultant. Actual results could differ materially from the interim valuations.

	2015 MYLTIP	2016 MYLTIP	2017 MYLTIP	2018 MYLTIP	2019 MYLTIP	2020 MYLTIP	Total (2015-2020 MYLTIP)

Reported Pay	$4,145,625	$5,000,000	$5,150,000	$4,339,000	$4,375,000	$4,977,500	$27,987,125

Realized Pay	$950,039	$3,950,943	$5,198,236	$1,543,905	$2,782,676	$1,389,360	$15,815,159

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7›	COMPENSATION DISCUSSION AND ANALYSIS

IV. DETERMINING EXECUTIVE COMPENSATION

›  PROCESS FOR DETERMINING EXECUTIVE COMPENSATION

Consistent with the prior year’s process, in January 2022, our Committee established target total direct compensation opportunities for each of our NEOs consisting of base salary, target annual cash incentive, and target long-term incentive grant value. When establishing target total direct compensation levels, the Committee considered a variety of factors, including:

•	industry and market conditions;

•	the Company’s financial and strategic performance, on both an absolute basis and versus competitors;

•	market compensation data among comparable companies;

•	individual executive past performance, future potential, roles and responsibilities, experience, retention risk, and succession planning;

•	total NEO compensation over time, both on an awarded basis and on a realized basis after forfeitures; and

•	current and evolving practices and trends among our peers, the market generally, and other input from FW Cook.

The Committee evaluated the pre-established performance goals under the Annual Incentive Plan to determine earned annual incentives for 2022 (refer to page 85). The Committee determined 2023 LTI equity grant values (earned for 2022) by reference to the targets established at the beginning of the year (refer to pages 88-89). The ultimate earned value of these LTI equity awards depends on our stock’s performance on both a relative and an absolute basis.

›  COMPENSATION ADVISOR’S ROLE & BENCHMARKING PEER GROUP

Compensation Advisor’s Role

In 2022, the Committee again retained FW Cook as its independent, third-party compensation consultant. FW Cook advises the Committee on the reasonableness of executive compensation levels compared to those of other similarly situated companies, consults on the structure of our executive compensation program to optimally support our business objectives and advises the Committee on executive compensation trends among REITs and the broader market. FW Cook reports directly to the Committee and only provides services to management under the Committee’s purview. A representative of FW Cook attends meetings of the Committee, as requested, and communicates with the Committee Chair and management between meetings. Consistent with its charter and as required by SEC rules and NYSE listing standards, the Committee considered all factors relevant to FW Cook’s independence from management before retaining FW Cook as its consultant.

Benchmarking Peer Group

The Committee monitors the effectiveness of our executive compensation program on an ongoing basis. For it to be effective, compensation must be competitive with other large public real estate companies with which we compete for executive talent. The Committee uses industry peer group data to assess and determine pay for our executive officers. However, other REITs in the office sector and other sectors are not always comparable to us because of differences in underlying business fundamentals. Peer group data is intended to provide the Committee with insight across the peer group into market pay levels for each element of compensation and total target compensation of executive officers having similar titles and responsibilities to our NEOs, market trends, “best” governance practices, and overall industry performance. The median (50th percentile) serves as a reference point and indicator of competitive market trends and the Committee uses it as the starting point when setting our executive compensation. However, market data is one of many factors the Committee considers when setting target pay opportunities.

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7›	COMPENSATION DISCUSSION AND ANALYSIS

FW Cook advised the Committee that size, as measured by total capitalization, best depicts the scale, complexity and breadth of the Company’s operations and the amount of capital and assets managed, and therefore is the most appropriate scope measure for peer company selection. Following a review of the peer group for 2021, FW Cook recommended, and the Committee agreed, to maintain the same peer group for 2022. Notably, thirteen out of the sixteen members of this Benchmarking Peer Group also listed BXP as a peer company in their 2022 proxy statements.

The following table provides the names and key information for each peer company:

Company	Sector	Location	Total Capitalization (in millions)(1)

Alexandria Real Estate Equities, Inc.	Office	Pasadena, CA	$39,150

American Tower Corporation	Specialty	Boston, MA	$152,533

AvalonBay Communities, Inc.	Multifamily	Arlington, VA	$31,079

Digital Realty Trust, Inc.	Specialty	Austin, TX	$48,752

Douglas Emmett, Inc.	Office	Santa Monica, CA	$8,469

Essex Property Trust, Inc.	Multifamily	San Mateo, CA	$20,348

Host Hotels & Resorts, Inc.	Hotel	Bethesda, MD	$16,566

Kilroy Realty Corporation	Office	Los Angeles, CA	$9,137

Prologis, Inc.	Industrial	San Francisco, CA	$134,615

Regency Centers Corporation	Shopping Center	Jacksonville, FL	$14,729

Simon Property Group, Inc.	Regional Mall	Indianapolis, IN	$69,703

SL Green Realty Corp.	Office	New York, NY	$9,276

UDR, Inc.	Multifamily	Highlands Ranch, CO	$19,351

Ventas, Inc.	Health Care	Chicago, IL	$30,821

Vornado Realty Trust	Office	New York, NY	$14,995

Welltower Inc.	Health Care	Toledo, OH	$47,961

Median			$25,585

Average			$41,718

Boston Properties, Inc.	Office	Boston, MA	$28,073

Relative Percentile Rank			52nd%-ile

Source: S&P Capital IQ. Data as of December 31, 2022

(1)	Total capitalization includes debt and the book value of any preferred stock.

The benchmarking review was based, in part, on information disclosed in the peer companies’ proxy statements filed in 2022 (the latest year for which comprehensive data were publicly available).

›  ROLE OF MANAGEMENT IN COMPENSATION DECISIONS

Our CEO and President make recommendations to the Committee on the compensation of the other executive officers, and our CEO makes recommendations to the Committee on the compensation of our President, in each case, based on their assessment of performance versus corporate and individual goals and a variety of other factors (e.g., compensation history, tenure, responsibilities, market data for competitive positions and retention concerns). The Committee makes all executive compensation decisions.

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7›	COMPENSATION DISCUSSION AND ANALYSIS

V. OTHER COMPENSATION POLICIES

›  DOUBLE-TRIGGER ACCELERATION OF VESTING OF EQUITY AWARDS UPON A CHANGE OF CONTROL

All time-based equity awards made after 2014 include “double-trigger” vesting, meaning that if there is a “change of control” and the awards are not otherwise canceled in connection with the change of control transaction, then they only become fully vested if, within 24 months after the change of control, the executive’s employment is terminated by the Company or its successor without “cause” or the executive resigns for “good reason.” This policy regarding acceleration of vesting upon a change of control aligns with current best practices while also continuing to remove potential disincentives for executives to pursue a change of control transaction that would benefit stockholders. Although certain senior officers, including our CEO, were entitled to single-trigger vesting under their employment agreements, the Committee requested, and those executives voluntarily agreed to, the change. The Committee believes that this demonstrates its and management’s responsiveness to stockholders and that the policy addresses two key objectives:

•

Aligning executives’ interests with stockholders’ interests: When a change of control may be imminent, it is important to ensure that executives’ interests are aligned with stockholders to maximize stockholder value.

•

Minimizing conflicts of interest: Double-trigger vesting in the context of a potential change of control (1) reduces distraction and the risk that executives leave the Company before a transaction is completed and (2) prevents executives from receiving a windfall because executives’ time-based equity vests only if their employment is terminated.

›  CLAWBACK POLICY

We have a formal “clawback” policy, which allows us to recoup from all executive officers and certain other specified officers’ incentive compensation paid on the basis of financial results that are subsequently restated. Under the current policy, if we are required to prepare an accounting restatement due to material non-compliance with any financial reporting requirement, the Committee may require those officers to repay or forfeit “excess compensation,” which includes annual cash bonus and long-term incentive compensation in any form (including stock options, restricted stock and LTIP units, whether time-based or performance-based) received by them during the three years preceding the publication of the restated financial statements, that the Committee determines was in excess of the amount that they would have received had such compensation been determined based on the financial results reported in the restated financial statements.

The Committee may consider any factors it deems reasonable in determining (1) whether to seek recoupment of previously paid excess compensation, (2) the amount of excess compensation to recoup from each officer, which may reflect whether the Committee concluded that he or she engaged in wrongdoing or committed grossly negligent acts or omissions, and (3) the form of the compensation to be recouped.

On October 26, 2022, the US Securities and Exchange Commission adopted final rules implementing the Dodd-Frank Act’s incentive-based compensation recovery (clawback) provisions. The final rules direct the stock exchanges to establish listing standards requiring listed companies to develop and implement a policy to recover erroneously awarded incentive-based compensation received by current or former executive officers and to satisfy related disclosure obligations, which must be effective no later than November 28, 2023. As of April 8, 2023, the stock exchanges had proposed final listing standards. The Committee intends to conform its clawback policy to the New York Stock Exchange’s listing standards once the SEC formally approves them.

›  GROSS-UP FOR EXCESS PARACHUTE PAYMENTS

In January 2014, we adopted a formal “no tax gross-up” policy with respect to our senior executives. Under this policy, we will not make or promise to make any tax gross-up payment to any senior executive in the future other than payments in accordance with obligations existing at the time of the policy’s adoption or under arrangements

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7›	COMPENSATION DISCUSSION AND ANALYSIS

applicable to our management employees generally, such as a relocation policy. The employment agreements we have entered into with senior executives since 2013, including our original and current employment agreements with our CEO, Mr. Thomas, do not provide for tax gross-up payments. In addition, the recently amended and restated employment agreement with Mr. Ritchey provides that he will no longer be eligible to receive a tax gross-up payment under any plan or agreement. (See “Compensation of Executive Officers – Employment Agreements – Summary of Mr. Ritchey’s Employment Agreement.”) Accordingly, this policy formalized the Committee’s then-existing practice with respect to tax gross-ups. In addition, our Senior Executive Severance Plan and Executive Severance Plan provide that executives who become eligible to participate in these plans after 2013 will not be entitled to any tax gross-up payments under the plans.

›  POLICY CONCERNING HEDGING AND PLEDGING TRANSACTIONS

Transactions such as purchases and sales of publicly traded put and call options, short sales, hedging transactions such as prepaid variable forwards, equity swaps and collars create a heightened compliance risk or could create the appearance of misalignment between management and stockholders. In addition, securities held in a margin account or pledged as collateral may be sold without consent if the owner fails to meet a margin call or defaults on the loan, thus creating the risk that a sale may occur at a time when an employee or director is aware of material, non-public information or otherwise is not permitted to trade in Company securities. Therefore, we prohibit all employees, including our executive officers, and directors from engaging in short sales and derivative transactions, purchasing our securities on margin and pledging our securities as collateral for a loan.

›  MANDATORY MINIMUM EQUITY OWNERSHIP POLICY FOR SENIOR EXECUTIVES

To align senior management with our stockholders and demonstrate to the investment community that our senior management is personally committed to our continued financial success, we have a policy that requires the following officer positions to maintain equity ownership equal to a multiple of their base salaries as follows:

Title	Multiple of Base Salary

Chief Executive Officer	6.0x

President	5.0x

Senior Executive Vice President	5.0x

Executive Vice President, Chief Financial Officer	3.0x

Executive Vice President, Regional Manager	2.0x

Senior Vice President	1.5x

CEO Mandatory Minimum	CEO Actual Stock Ownership
6x Base Salary	38x Base Salary

Mr. Thomas actual stock ownership represents 38 times his base salary (based on the closing stock price on February 10, 2023), substantially greater than the mandatory minimum equity requirement. In fact, since Mr. Thomas joined BXP in 2013, he has never sold any shares of BXP common stock or redeemed any units in BPLP.

If an executive’s ownership falls below the applicable guideline due solely to a decline in the value of our common stock, the executive will not be required to acquire additional shares to meet the guideline, but he or she will be required to retain all shares then held (except for shares withheld to pay withholding taxes or the exercise price of options) until the executive again attains the target multiple.

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7›	COMPENSATION DISCUSSION AND ANALYSIS

Employees hired or promoted to senior management positions will have five years beginning on January 1 of the year following their appointment to achieve this ownership requirement. Exceptions may be made for significant extenuating personal circumstances. The types of securities that are counted toward the equity ownership requirement include shares of our common stock, common units and LTIP units (excluding performance-based LTIP units until and unless they have been earned), in each case both vested and unvested, as well as shares acquired and held through our stock purchase and dividend reinvestment plans. Stock options are not counted.

›  LTIP UNITS

Since 2003, we have used a class of partnership interests in our Operating Partnership, called long-term incentive units, or LTIP units, as a form of equity-based award for annual long-term incentive equity compensation. LTIP units are designed to qualify as “profits interests” in the Operating Partnership for federal income tax purposes, meaning that initially, they are not economically equivalent in value to a share of our common stock, but over time can increase in value to one-for-one parity with common stock by operation of special tax rules applicable to profits interests. LTIP units offer executives a long-term incentive comparable to restricted stock while allowing them to enjoy a more favorable income tax treatment. Each LTIP unit awarded is deemed equivalent to an award of one share of common stock reserved under our incentive equity plan. The key difference between LTIP units and restricted stock is that at the time of award, LTIP units do not have full economic parity with common units but can achieve such parity over time upon the occurrence of specified events in accordance with partnership tax rules. Until and unless such parity is reached, the value that an executive will realize for a given number of vested LTIP units is less than the value of an equal number of shares of our common stock.

Under the MYLTIP awards, during the performance period, holders of LTIP units will receive distributions equal to one-tenth (1/10th) of the amount of regular quarterly distributions paid on a common unit, but will not receive any special distributions. After the end of the performance period, holders of earned LTIP units, both vested and unvested, will be entitled to receive distributions in an amount per LTIP unit equal to the distributions, both regular and special, payable on a common unit (which equal per share dividends (both regular and special) on our common stock). For the 2021 MYLTIP – 2023 MYLTIP awards, following the completion of their respective three-year performance periods, BXP will also make a “catch-up” cash payment on the LTIP units that are ultimately earned in an amount equal to the regular and special dividends, if any, declared during the performance period on BXP common stock, less the distributions paid to holders of the applicable MYLTIP awards, during the applicable performance period on all of the corresponding LTIP units. LTIP units awarded with time-based vesting conditions only, both vested and unvested, are entitled to receive distributions per LTIP unit equal to the regular and special distributions payable on a common unit.

›  EMPLOYMENT AGREEMENTS

We have employment agreements with each of our NEOs. (See “Compensation of Executive Officers – Employment Agreements.”) For NEOs other than Mr. Thomas, these agreements provide for a certain level of severance, generally the sum of base salary plus the prior year’s cash bonus, 12 additional months of vesting in equity-based awards and participation in our health plan for up to 12 months, in the event of a termination of employment by us without cause or by the executives for good reason. The employment agreement with Mr. Thomas provides for stipulated severance benefits in lieu of participation in severance plans for which other NEOs are eligible. In return, each NEO agrees, during the term of employment and for one year thereafter, not to compete with us, solicit our tenants or employees or interfere with our relationship with our tenants, suppliers, contractors, lenders, employees or with any governmental agency. We believe these agreements are fair to the NEOs and our stockholders and, because the severance benefits are negotiated at the time of the agreement, avoid the need for protracted negotiations in the event of termination.

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7›	COMPENSATION DISCUSSION AND ANALYSIS

›  CHANGE IN CONTROL ARRANGEMENTS

We have an employment agreement with Mr. Thomas that provides him with cash severance and certain benefits in the event of his termination under certain circumstances within 24 months following a change in control. Although Mr. Thomas was entitled to “single-trigger” vesting upon a change in control under his original employment agreement, he has agreed to be subject to the “double-trigger” vesting policy adopted for all time-based LTI equity awards made after 2014. We also have two change in control severance plans, one for our President, Senior Executive Vice President and Executive Vice Presidents, and the other for our Senior Vice Presidents and those Vice Presidents with ten (10) or more years of tenure with us. These plans also provide cash severance and certain benefits in the event of termination of employment under certain circumstances within 24 months following a change in control. The two change in control severance plans are “double trigger” arrangements, providing severance benefits only upon an involuntary or constructive termination of the executive officer following a change in control. (See “Compensation of Executive Officers – Potential Payments Upon Termination or Change in Control”) Officers who became eligible under the two severance plans described above prior to their amendment in January 2014 upon adoption by the Committee of a formal “no tax gross-up” policy are entitled to a gross-up payment in the event they become subject to the 20% golden parachute excise tax. This was the market practice when these plans were adopted in 1998. Mr. Thomas is not entitled to a tax gross-up payment under his employment agreement.

In our experience, change in control cash severance protection for executive officers is common in the REIT industry. Our Committee believes it is fair to provide severance protection in the event of an involuntary termination or constructive termination of employment following a change in control because senior manager positions are often eliminated following a change in control. The Committee believes that agreeing in advance to provide severance benefits in the event of an involuntary termination or constructive termination of employment following a change in control helps reinforce and encourage the continued attention and dedication of senior management to their assigned duties without distraction in the face of an actual or threatened change in control and helps ensure that management is motivated to negotiate the best consideration for our stockholders. For treatment of equity awards in the event of a change in control, please see “– Double-Trigger Acceleration of Vesting of Equity Awards upon a Change of Control” above.

›  PERQUISITES

Mr. Thomas’ employment agreement provides that he is entitled to the use of a Company-owned or leased vehicle, but Mr. Thomas has declined this benefit since 2013. We provide Messrs. Linde, Ritchey and Koop a monthly car allowance of $750 and all of our executive officers a designated parking space. Apart from these arrangements, we do not provide any other perquisites to our executive officers.

›  DEFERRED COMPENSATION PLAN

We offer a deferred compensation plan that permits our executives to defer up to 20% of their base salaries and bonuses. The amounts deferred are not included in the executive’s current taxable income and, therefore, are not currently deductible by us. The executives select from a limited number of mutual funds, which serve as measurement funds. The deferred amounts are increased or decreased to correspond to the market value of the mutual fund investments. Because the measurement funds are publicly traded securities, we do not consider any of the earnings credited under the deferred compensation plan to be “above market.” We do not provide any matching contribution to any executive officer who participates in this plan, other than a limited amount to compensate for any loss of matching contributions under our Section 401(k) plan. We have made this plan available to our executives to ensure our benefits are competitive. See “Compensation of Executive Officers – Nonqualified Deferred Compensation in 2022.”

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7›	COMPENSATION DISCUSSION AND ANALYSIS

›  RETIREMENT AND HEALTH AND WELFARE BENEFITS

We have never had a traditional or defined benefit pension plan. Our executives participate in Company-sponsored benefit programs available broadly to generally all of our salaried employees, including our employee stock purchase plan and our Section 401(k) plan. We maintain a Section 401(k) retirement plan in which all salaried employees can participate, which provides a Company matching contribution of 200% of the first 3% of compensation contributed to the plan (utilizing earnings not in excess of an amount established by the Internal Revenue Service ($305,000 in 2022)). Other benefits, such as health and dental plans, group term life insurance, short- and long-term disability insurance and travel accident insurance, are also generally available to our salaried employees.

›  DEDUCTIBILITY OF EXECUTIVE COMPENSATION

The Committee’s policy is to consider the tax treatment of compensation paid to our executive officers while simultaneously seeking to provide our executives with appropriate rewards for their performance. Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), a publicly-held corporation may not deduct compensation of more than $1 million paid to any “covered employee.” To the extent that compensation paid to our executive officers is subject to and does not qualify for deduction under Section 162(m), our Committee is prepared to exceed the limit on deductibility under Section 162(m) to the extent necessary to establish compensation programs that we believe provide appropriate incentives and reward our executives relative to their performance. Because we qualify as a REIT under the Code, we generally distribute at least 100% of our net taxable income each year and therefore do not pay federal income tax. As a result, the possible loss of a federal tax deduction would not have a material impact on us.

›  ACCOUNTING FOR STOCK-BASED COMPENSATION

We account for stock-based awards under the requirements of ASC Topic 718.

›  ASSESSMENT OF COMPENSATION-RELATED RISKS

The Committee is responsible for overseeing the risks relating to compensation policies and practices affecting senior management on an ongoing basis. The Committee believes that, because of the following factors, there is a low likelihood that our compensation policies and practices would encourage excessive risk-taking:

Risk Mitigation Factors

•  our policies and programs are generally intended to encourage executives to focus on long-term objectives;

•  overall compensation is maintained at levels that are competitive with the market;

•  the mix of compensation balances cash and equity compensation, incentives for short-term and long-term performance, and financial, strategic and market-based measures;

•  annual cash bonuses for executives are linked to performance against goals in three categories with specific weightings and each executive has target and maximum bonus opportunities;

•  long-term equity incentives align management’s interests with those of stockholders with the performance-based component rewarding both absolute and relative TSR performance and being capped at 200% of target shares;

•  except for those employees who satisfy the conditions for Qualified Retirement, all equity awards are subject to multi-year vesting (see “– Potential Payments Upon Termination or Change in Control – Retirement Eligibility Provisions for LTI Equity Awards”);

•  executive officers are subject to minimum stock ownership guidelines and limitations on trading in our securities, including prohibitions on hedging and pledging; and

•  a clawback policy permits the Company to recoup compensation paid on the basis of financial results that are subsequently restated.

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7›	COMPENSATION DISCUSSION AND ANALYSIS

›  EQUITY AWARD GRANT POLICY

We have a policy that annual grants to employees are approved by the Committee in late January or early February of each year, with an effective grant date immediately following the closing of the NYSE on the second trading day after we publicly release financial results for the prior year. This policy provides the necessary certainty and transparency for employees and stockholders while allowing the Committee desired flexibility.

Our Committee approves equity awards in dollar values. To the extent these awards are paid in the form of full-value awards (either shares of restricted stock and/or LTIP units), the number of shares/units granted is calculated by dividing the dollar value of the approved awards by the closing market price on the NYSE of a share of our common stock on the effective date of grant. To the extent these awards are made in stock options, the number of shares underlying option grants is determined by dividing the dollar value of the approved awards by the grant-date fair value of the option, as calculated by an independent valuation expert in accordance with ASC Topic 718. The Equity Award Grant Policy does not apply to performance-based equity awards such as the MYLTIP because of the different considerations that apply to granting such awards. For example, consistent with our past practice when granting multi-year, performance-based equity awards, the Committee determined that the 2023 MYLTIP baseline share price, from which TSR performance is measured, should be based on the average closing stock price for the five trading days prior to and including the effective date of grant.

VI. COMPENSATION COMMITTEE REPORT

The Compensation Committee of Boston Properties has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee:

Joel I. Klein, Chair

Carol B. Einiger

David A. Twardock

William H. Walton, III

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8›	COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

The following table shows the compensation for each of our NEOs in accordance with Item 402(c) of Regulation S-K.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Owen D. Thomas Chief Executive Officer	2022	$925,000	$9,157,428	(2)	$2,949,250	$19,110	$13,050,788
	2021	$900,000	$8,745,377	(3)	$3,231,250	$17,910	$12,894,537
	2020	$900,000	$8,644,379	(4)	$1,175,000	$17,910	$10,737,289
Douglas T. Linde President	2022	$775,000	$5,837,052	(2)	$2,384,500	$37,110	$9,033,662
	2021	$750,000	$5,443,503	(3)	$2,612,500	$35,310	$8,841,313
	2020	$750,000	$5,373,381	(4)	$950,000	$35,310	$7,108,691
Raymond A. Ritchey Senior Executive Vice President	2022	$750,000	$4,079,250	(2)	$1,430,550	$35,526	$6,295,326
	2021	$740,000	$4,079,250	(3)	$2,268,750	$34,326	$7,122,326
	2020	$740,000	$4,028,000	(4)	$1,103,850	$34,326	$5,906,176
Michael E. LaBelle Executive Vice President, Chief Financial Officer & Treasurer	2022	$525,000	$1,921,544	(2)	$1,718,750	$28,110	$4,193,404
	2021	$510,000	$2,139,966	(3)	$1,618,750	$26,310	$4,295,026
	2020	$510,000	$1,848,139	(4)	$937,500	$26,310	$3,321,949
Bryan J. Koop Executive Vice President, Boston Region	2022	$425,000	$1,438,744	(2)	$1,753,750	$37,110	$3,654,604
	2021	$410,000	$1,653,900	(3)	$1,711,250	$35,310	$3,810,460
	2020	$410,000	$1,301,500	(4)	$625,000	$35,310	$2,371,810

(1)

A discussion of the assumptions used in calculating these values can be found in Note 14 to our 2022 audited financial statements beginning on page 174 of our Annual Report on Form 10-K for the year ended December 31, 2022 included in the annual report that accompanied this proxy statement.

(2)

Represents the aggregate grant date fair value of time-based restricted common stock and LTIP unit awards and 2022 MYLTIP awards, all of which were granted in 2022, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The following table sets forth (a) the grant date fair values for the time-based restricted common stock and LTIP unit awards, (b) the grant date fair values for the 2022 MYLTIP awards based upon the probable outcome of the performance conditions as of the grant date for the awards and (c) the maximum values of the 2022 MYLTIP awards as of the date of grant, assuming that the highest levels of performance conditions are achieved. To have value, the 2022 MYLTIP awards require the Company to achieve relative and absolute total stockholder return thresholds. See “Compensation Discussion and Analysis – III. 2022 Executive Compensation – LTI Equity Compensation” beginning on page 85.

NEO	Time-Based Awards Grant Date Value	2022 MYLTIP Awards Grant Date Value	2022 MYLTIP Awards Maximum Value

Mr. Thomas	$3,959,928	$5,197,500	$10,416,873

Mr. Linde	$2,814,552	$3,022,500	$6,057,619

Mr. Ritchey	$1,874,250	$2,205,000	$4,419,189

Mr. LaBelle	$926,544	$995,000	$1,994,227

Mr. Koop	$693,744	$745,000	$1,493,156

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8›	COMPENSATION OF EXECUTIVE OFFICERS

(3)

Represents the aggregate grant date fair value of time-based restricted common stock and LTIP unit awards and 2021 MYLTIP awards, all of which were granted in 2021, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.

(4)

Represents the aggregate grant date fair value of time-based restricted common stock and LTIP unit awards and 2020 MYLTIP awards granted, all of which were granted in 2020, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.

(5)

Amounts shown for 2022 represent amounts paid in cash in 2023 for performance in 2022 under the 2022 Annual Incentive Plan. See “Compensation Discussion and Analysis – III. 2022 Executive Compensation – Cash Compensation – 2022 Annual Incentive Plan” beginning on page 73. Amounts shown for 2021 represent amounts paid in cash in 2022 for performance in 2021 under the 2021 Annual Incentive Plan. Amounts shown for 2020 represent amounts paid in cash in 2021 for performance in 2020 under the 2020 Annual Incentive Plan.

(6)

The table below shows the components of “All Other Compensation” for 2022, which include the life insurance premiums paid by the Company for group term life insurance, our matching contribution for each individual who made 401(k) contributions, and the car allowances and the costs to the Company of the parking spaces provided to Messrs. Linde, Ritchey, LaBelle and Koop. The amounts shown for car allowances in the table below reflect the aggregate cost to the Company without deducting costs attributable to business use. The components of “All Other Compensation” for 2020 and 2021 for each of the NEOs were reported in our 2021 and 2022 proxy statements, respectively.

NEO	Life Insurance	401(k) Company Match	Car Allowance	Parking	Total

Mr. Thomas	$810	$18,300	$—	$—	$19,110

Mr. Linde	$810	$18,300	$9,000	$9,000	$37,110

Mr. Ritchey	$810	$18,300	$9,000	$7,416	$35,526

Mr. LaBelle	$810	$18,300	$—	$9,000	$28,110

Mr. Koop	$810	$18,300	$9,000	$9,000	$37,110

GRANTS OF PLAN-BASED AWARDS IN 2022

The following table provides information about the awards granted to our NEOs during the year ended December 31, 2022.

		Date of Compensation Committee Approval (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date		Threshold ($)(2)	Target ($)(2)	Maximum ($)(2)	Threshold (#)(3)	Target (#)(3)	Maximum (#)(3)
Owen D. Thomas	—	2/15/2022	$1,175,000	$2,350,000	$3,525,000	—	—	—	—	$—
	1/28/2022	1/18/2022	$—	$—	$—	—	—	—	37,533	$3,959,928
	2/1/2022	1/18/2022	$—	$—	$—	—	45,102	90,205	—	$5,197,500
Douglas T. Linde	—	2/15/2022	$950,000	$1,900,000	$2,850,000	—	—	—	—	$—
	1/28/2022	1/18/2022	$—	$—	$—	—	—	—	26,676	$2,814,552
	2/1/2022	1/18/2022	$—	$—	$—	—	26,228	52,456	—	$3,022,500
Raymond A. Ritchey	—	2/15/2022	$750,000	$1,500,000	$2,250,000	—	—	—	—	$—
	1/28/2022	1/18/2022	$—	$—	$—	—	—	—	19,461	$1,874,250
	2/1/2022	1/18/2022	$—	$—	$—	—	19,134	38,268	—	$2,205,000
Michael E. LaBelle	—	2/15/2022	$625,000	$1,250,000	$1,875,000	—	—	—	—	$—
	1/28/2022	1/18/2022	$—	$—	$—	—	—	—	8,781	$926,544
	2/1/2022	1/18/2022	$—	$—	$—	—	8,634	17,269	—	$995,000

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		Date of Compensation Committee Approval (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date		Threshold ($)(2)	Target ($)(2)	Maximum ($)(2)	Threshold (#)(3)	Target (#)(3)	Maximum (#)(3)
Bryan J. Koop	—	2/15/2022	$625,000	$1,250,000	$1,875,000	—	—	—	—	$—
	1/28/2022	1/18/2022	$—	$—	$—	—	—	—	6,575	$693,744
	2/1/2022	1/18/2022	$—	$—	$—	—	6,465	12,930	—	$745,000

(1)

For a discussion of the Company’s policy with respect to the effective grant dates for equity-based awards, see “Compensation Discussion and Analysis – V. Other Compensation Policies – Equity Award Grant Policy” beginning on page 98.

(2)

Represents the potential payouts at the threshold, target and maximum performance levels under the 2022 Annual Incentive Plan, as described under “Compensation Discussion and Analysis – III. 2022 Executive Compensation – Cash Compensation – 2022 Annual Incentive Plan.” The actual bonuses paid to each NEO under the 2022 Annual Incentive Plan are reported in the Summary Compensation Table on page 99 in the column “Non-Equity Incentive Compensation” for 2022.

(3)

Represents 2022 MYLTIP awards for each NEO. Performance-based vesting of 2022 MYLTIP awards will be measured on the basis of BXP’s relative and absolute TSR performance over a three-year performance period ending January 31, 2025. The 2022 MYLTIP awards consist of two, equally weighted components (50% – 50%). The number of LTIP units that can be earned under the first component ranges from zero to 200% of the target number of LTIP units, based on BXP’s annualized relative TSR performance compared to the TSR of a custom peer group index. The number of LTIP units that can be earned under the second component ranges from zero to 200% of the target number of LTIP units, based on BXP’s cumulative absolute TSR during the performance period. See “Compensation Discussion and Analysis – III. 2022 Executive Compensation – LTI Equity Compensation – Allocation of LTI Equity Awards – 2022 MYLTIP Structure & Design” beginning on page 86. During the three-year performance period, holders of 2022 MYLTIP awards are entitled to receive only a partial distribution on each unit equal to 10% of the regular dividend payable on a share of BXP common stock. Following the completion of the three-year performance period, BXP will make a “catch-up” cash payment on the 2022 MYLTIP awards that are ultimately earned, if any, in an amount equal to the regular and special distributions, if any, declared during the performance period on an equal number of shares of BXP common stock, less the distributions actually paid to holders of 2022 MYLTIP awards during the performance period on all of the awarded 2022 MYLTIP awards.

(4)

Stock awards were made in the form of shares of restricted common stock and/or LTIP units at the election of each NEO. Each NEO elected to receive all LTIP units. Dividends are payable on restricted common stock and distributions are payable on the LTIP units to the same extent and on the same date that dividends and distributions are paid on BXP common stock and common units of our Operating Partnership, respectively. Grantees of restricted common stock pay $0.01 per share and grantees of LTIP units pay $0.25 per unit. The awards generally are scheduled to vest over a four-year period with 25% vesting on January 15 of each year beginning January 15, 2023, based on continued employment through such date, subject to acceleration under certain circumstances. An employee who had attained age 65 or attained age 62 with 20 years of service with us prior to February 1, 2019 became fully vested in all time-based LTI equity awards granted on January 28, 2022. Mr. Ritchey satisfied this policy and is fully vested in his time-based LTI equity award granted on January 28, 2022. All other employees will become fully vested when the employee retires after the date on which the sum of the employee’s years of service plus age (which must be at least 58) equals or exceeds 70 (the so-called “Rule of 70”) and satisfies the other conditions of a “Qualified Retirement” as described under “– Potential Payments Upon Termination or Change in Control – Retirement Eligibility Provisions for LTI Equity Awards” beginning on page 113. Each of Messrs. Linde, LaBelle and Koop satisfied the Rule of 70 and is eligible for a Qualified Retirement with respect to his time-based LTI equity award granted on January 28, 2022.

(5)

The amounts included in this column represent the grant date fair values of the LTIP unit awards and 2022 MYLTIP awards determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. A discussion of the assumptions used in calculating these values can be found in Note 14 to our 2022 audited financial statements beginning on page 174 of our Annual Report on Form 10-K for the year ended December 31, 2022 included in the annual report that accompanied this proxy statement.

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8›	COMPENSATION OF EXECUTIVE OFFICERS

OUTSTANDING EQUITY AWARDS AT 2022 FISCAL YEAR-END

The following table sets forth information regarding outstanding equity awards held by our NEOs as of December 31, 2022 pursuant to Item 402(f) of Regulation S-K.

	Option Awards(1)			Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Owen D. Thomas	54,282	$95.69	4/2/2023	105,887	$7,155,843	193,082	$13,048,482
Douglas T. Linde	41,092	$98.46	2/1/2023	72,526	$4,901,307	110,620	$7,475,700
Raymond A. Ritchey	—	—	—	5,926	$400,479	83,599	$5,649,620
Michael E. LaBelle	—	—	—	25,777	$1,742,010	39,574	$2,674,411
Bryan J. Koop	8,267	$98.46	2/1/2023	19,384	$1,309,971	30,606	$2,068,353

(1)

This table does not include LTIP unit and restricted common stock awards and 2023 MYLTIP awards granted in February 2023. Those grants are described above under “Compensation Discussion and Analysis” beginning on page 64. Stock options have not been granted since 2013. Mr. Thomas’ stock options expired on April 2, 2023, and Messrs. Linde’s and Koop’s stock options expired on February 1, 2023, in each case, out of the money.

(2)

The following table sets forth the number of unvested time-based LTIP units and/or shares of restricted common stock, and unvested LTIP units earned under the 2019 MYLTIP, held by each NEO as of December 31, 2022.

Award/Grant Date(a)	Mr. Thomas	Mr. Linde	Mr. Ritchey(d)	Mr. LaBelle	Mr. Koop

Time-Based Awards(b)

2/1/2019	8,338	5,141	—	1,858	1,239

1/31/2020	14,205	9,862	—	3,392	2,389

1/29/2021	33,465	23,235	—	8,994	7,347

1/28/2022	37,533	26,676	—	8,781	6,575

2019 MYLTIP Award(c)	12,346	7,612	5,926	2,752	1,834

(a)

The vesting of time-based LTI equity awards and performance-based LTI equity awards is subject to acceleration under certain circumstances and other exceptions discussed below under “– Potential Payments Upon Termination or Change in Control.”

(b)

Time-based LTI equity awards are scheduled to vest ratably over four years, with 25% of the total award vesting on January 15 of each year beginning January 15 in the year following the grant, based on continued employment through such date.

(c)

On February 4, 2022, the measurement period for the 2019 MYLTIP awards ended and the plan participants earned and therefore became eligible to vest in a portion of the 2019 MYLTIP awards. Fifty percent (50%) of these earned 2019 MYLTIP awards vested on February 4, 2022 and 50% vested on February 4, 2023.

(d)

As of December 31, 2022, all of Mr. Ritchey’s time-based LTI equity awards were vested because he satisfied the conditions for retirement eligibility for these awards. These policies are described below under “– Potential Payments Upon Termination or Change in Control – Retirement Eligibility Provisions for LTI Equity Awards.”

(3)	The market value of these holdings is based on the closing price of BXP common stock as reported on the NYSE on December 30, 2022 of $67.58 per share.

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8›	COMPENSATION OF EXECUTIVE OFFICERS

(4)	The following table sets forth the number of unearned performance-based LTI equity awards held by each NEO as of December 31, 2022.

Award(a)	Mr. Thomas	Mr. Linde	Mr. Ritchey	Mr. LaBelle	Mr. Koop

2020 MYLTIP Award(b)	36,813	20,912	15,679	7,193	5,066

2021 MYLTIP Award(c)	86,606	49,197	38,366	19,044	15,555

2022 MYLTIP Award(d)	69,663	40,511	29,554	13,337	9,985

(a)	The vesting of performance-based LTI equity awards is subject to acceleration under certain circumstances discussed below under “– Potential Payments Upon Termination or Change in Control.”

(b)

On February 4, 2020, the NEOs received 2020 MYLTIP awards. In accordance with SEC rules, the number of 2020 MYLTIP awards reported in this table is based on achieving “target” performance. If our performance during the entire performance period had been the same as our performance from the beginning of the performance period through December 31, 2022, our NEOs would have earned an amount between threshold and target. The measurement period for assessing performance ended on February 3, 2023. The annualized TSR for the same period for the FTSE Russell Nareit Office Index (adjusted to include Vornado Realty) was -11.92% and for BXP was -16.94%. As a result, the final valuation for the awards was determined to be 50% of target, or an aggregate of approximately $3.2 million for the NEOs as a group. Fifty-percent (50%) of the number of earned 2020 MYLTIP awards vested on February 3, 2023 and the remaining 50% is scheduled to vest on February 3, 2024, based on continued employment through such date.

(c)

On February 2, 2021, the NEOs received 2021 MYLTIP awards. The measurement period for assessing performance ends on February 1, 2024. In accordance with SEC rules, the number of 2021 MYLTIP awards reported in this table represents the sum of the LTIP units that would be earned based on achieving (i) “target” performance with respect to the portion of the LTIP units eligible to be earned based on absolute TSR and (ii) “maximum” performance with respect to the portion of the LTIP units eligible to be earned based on relative TSR. If our absolute and relative TSR performance during the entire performance period are the same as our performance from the beginning of the performance period through December 31, 2022, our NEOs would earn (i) a number of LTIP units that is between threshold and target based on absolute TSR and (ii) a number of LTIP units equal to maximum based on TSR relative to a custom peer group index. Subject to the provisions on “Qualified Retirement” and the other terms of the award agreement, after the completion of the three-year performance period all earned awards shall be deemed “vested,“ but may not be converted, redeemed, sold or otherwise transferred for one additional year after the end of the performance measurement period. Therefore, 100% of earned awards, if any, shall vest as of February 1, 2024, based on continued employment through such date, but may not be monetized until February 1, 2025.

(d)

On February 1, 2022, the NEOs received 2022 MYLTIP awards. The measurement period for assessing performance ends on January 31, 2025. In accordance with SEC rules, the number of 2022 MYLTIP awards reported in this table represents the sum of the LTIP units that would be earned based on achieving (i) “target” performance with respect to the portion of the LTIP units eligible to be earned based on absolute TSR and (ii) “maximum” performance with respect to the portion of the LTIP units eligible to be earned based on relative TSR. If our absolute and relative TSR performance during the entire performance period are the same as our performance from the beginning of the performance period through December 31, 2022, our NEOs would earn (i) a number of LTIP units that is between threshold and target based on absolute TSR and (ii) a number of LTIP units that is between target and maximum based on TSR relative to a custom peer group index. See “Compensation Discussion and Analysis – III. 2022 Executive Compensation – LTI Equity Compensation – Allocation of LTI Equity Awards – 2022 MYLTIP Structure & Design” beginning on page 86. Subject to the provisions of a “Qualified Retirement” and the other terms of the award agreement, after the completion of the three-year performance period all earned awards shall be deemed “vested,“ but may not be converted, redeemed, sold or otherwise transferred for one additional year after the end of the performance measurement period. Therefore, 100% of earned awards, if any, shall vest as of January 31, 2025, based on continued employment through such date, but may not be monetized until January 31, 2026.

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8›	COMPENSATION OF EXECUTIVE OFFICERS

2022 OPTION EXERCISES AND STOCK VESTED

The following table sets forth the aggregate number of shares of common stock and LTIP units that vested in 2022. None of our NEO’s excercised options to purchase shares of our common stock in 2022.

Name	Number of Shares/ LTIP Units Acquired on Vesting (#)	Value Realized on Vesting(1)

Owen D. Thomas	55,405	$6,673,234

Douglas T. Linde	36,142	$4,357,832

Raymond A. Ritchey	29,453	$3,331,030

Michael E. LaBelle	13,469	$1,628,770

Bryan J. Koop	7,800	$939,499

(1)

The Value Realized on Vesting is the product of (a) the closing price on the NYSE of a share of BXP common stock on the vesting date (or, if the vesting date was not a trading day, the immediately preceding trading date), multiplied by (b) the number of shares and LTIP units vesting. In each case, the value realized is before payment of any applicable taxes and brokerage commissions.

NONQUALIFIED DEFERRED COMPENSATION IN 2022

We provide our executives with the opportunity to defer up to 20% of their base salaries and cash bonuses. Deferrals are credited with earnings or losses based upon the executive’s selection of one or more of 29 measurement funds, which are all publicly traded mutual funds. Executives may change their selection of measurement funds on a daily basis.

The table below summarizes the annual rates of return for the year ended December 31, 2022 for the 29 measurement funds:

Name of Fund	2022 Rate of Return (%)

American Beacon Small Cap Value Fund R6 Class	-7.72

Artisan Mid Cap Fund Institutional Class	-36.67

Dodge & Cox International Stock Fund Class X(1)	-2.3

Dodge & Cox Income Fund Class X(1)	-2.34

Oakmark Equity and Income Fund Investor Class	-12.92

PIMCO Low Duration Fund Institutional Class	-5.19

T. Rowe Price Dividend Growth Fund	-10.23

T. Rowe Price Growth Stock Fund	-40.14

T. Rowe Price Mid-Cap Value Fund	-4.24

T. Rowe Price Retirement 2005 Fund	-13.66

T. Rowe Price Retirement 2010 Fund	-14.00

T. Rowe Price Retirement 2015 Fund	-14.17

T. Rowe Price Retirement 2020 Fund	-14.66

T. Rowe Price Retirement 2025 Fund	-15.67

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8›	COMPENSATION OF EXECUTIVE OFFICERS

Name of Fund	2022 Rate of Return (%)

T. Rowe Price Retirement 2030 Fund	-16.98

T. Rowe Price Retirement 2035 Fund	-18.04

T. Rowe Price Retirement 2040 Fund	-18.86

T. Rowe Price Retirement 2045 Fund	-19.11

T. Rowe Price Retirement 2050 Fund	-19.17

T. Rowe Price Retirement 2055 Fund	-19.24

T. Rowe Price Retirement 2060 Fund	-19.28

T. Rowe Price Retirement 2065 Fund	-19.27

T. Rowe Price Retirement Balanced Fund	-13.02

Vanguard FTSE Social Index Fund Admiral	-24.22

Vanguard Small-Cap Index Fund Admiral Shares	-17.61

Vanguard Total Bond Market Index Fund Admiral Shares	-13.16

Vanguard Total International Stock Index Fund Admiral Shares	-16.01

Vanguard Total Stock Market Index Fund Institutional Shares	-19.51

Virtus Duff & Phelps Real Estate Securities Fund Class R6	-25.92

(1)

Effective October 31, 2022, the Dodge & Cox Income Fund and the Dodge & Cox International Stock Fund were removed from the plan and the balances in those funds were redirected to the Dodge & Cox Income Fund Class X and the Dodge & Cox International Stock Fund Class X, respectively. The rates of return for the Dodge & Cox Income Fund and the Dodge & Cox International Stock Fund for the year ended December 31, 2022 were -10.87% and -6.78%, respectively.

Account balances under the deferred compensation plan are generally paid (1) in a lump sum upon the executive’s termination of employment prior to attainment of retirement age (as defined in the plan to be age 55 with five years of service) or the executive’s death, or (2) in a lump sum upon the executive’s actual retirement or annual installments for a period of up to 15 years following such retirement (as previously selected by the executive at the time of deferral). Payments will generally start or be made by the later of (x) January 15 following the year of termination or retirement, or (y) six months after the executive’s termination or retirement. Executives may also at the time of deferral elect a fixed distribution date, which must be at least five years after the end of the calendar year in which amounts are deferred. The deferred compensation plan also permits an in-service withdrawal of the executive’s account balance attributable to pre-2005 deferrals, subject to a withdrawal penalty equal to 10% of the amount withdrawn.

The following table shows deferrals made by our NEOs under the deferred compensation plan during the year ended December 31, 2022, the earnings during the year, and the aggregate account balance of each NEO under the deferred compensation plan as of December 31, 2022.

Name	Executive Contributions in 2022(1)(2)	Registrant Contributions in 2022	Aggregate Earnings in 2022	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/2022(3)

Owen D. Thomas	$184,808	$—	$(389,592)	$—	$1,979,143

Douglas T. Linde	$—	$—	$—	$—	$—

Raymond A. Ritchey	$—	$—	$(785,414)	$—	$4,697,165

Michael E. LaBelle	$—	$—	$(337,448)	$—	$1,123,024

Bryan J. Koop	$256,688	$—	$(476,201)	$—	$2,471,782

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8›	COMPENSATION OF EXECUTIVE OFFICERS

(1)	These amounts do not include any contributions out of bonus payments that were made in February 2023 in recognition of performance in 2022.

(2)

Of the amounts reported in the “Executive Contributions in 2022” column, (a) all of Mr. Thomas’ contributions are also included in the Summary Compensation Table as salary for 2022 and (b) all of Mr. Koop’s contributions are also included in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column as bonus for 2021 that was paid in 2022.

(3)

The following table details the amounts in the “Aggregate Balance” column that are reported in the “Salary”, “Bonus” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table. In each case, the amounts disclosed in this table are the amounts originally contributed and do not reflect subsequent gains/losses after the date of contribution.

Name	Salary for 2022	Salary for 2021	Salary for 2020	Non-Equity Incentive Plan Compensation for 2021 (paid in 2022)	Non-Equity Incentive Plan Compensation for 2020 (paid in 2021)

Mr. Thomas	$184,808	$180,000	$186,923	$—	$—

Mr. Ritchey	$—	$—	$—	$—	$—

Mr. LaBelle	$—	$—	$—	$—	$—

Mr. Koop	$—	$61,500	$63,866	$256,688	$93,750

EMPLOYMENT AGREEMENTS

We have employment agreements with each of our NEOs. The material terms of these agreements are summarized below.

›  SUMMARY OF OWEN D. THOMAS’ EMPLOYMENT AGREEMENT

We originally hired Mr. Thomas to be our CEO effective April 2, 2013. The initial term of Mr. Thomas’ employment agreement was three years, with automatic one-year renewals commencing on the third and fourth anniversaries of the effective date unless prior written notice of termination was given. The term of Mr. Thomas’ original employment agreement expired on April 2, 2018 on which date we entered into a new employment agreement with him. The following is a summary of Mr. Thomas’ current employment agreement:

Term and Duties

•	April 2, 2018 through June 30, 2023. There is no automatic renewal provision.

•	As CEO, Mr. Thomas reports directly to the Board of Directors, and he must devote substantially all of his working time and efforts to the performance of his duties.

•	Our Board agreed to nominate Mr. Thomas for re-election to the Board of Directors for so long as he remains CEO, and Mr. Thomas has agreed to resign from the Board upon termination of employment.

•

Mr. Thomas may participate as an officer or director of, or advisor to, any organization that is not engaged in commercial real estate activities (e.g., Nareit) and also engage in religious, charitable or other community activities, provided that they do not materially restrict his ability to fulfill his obligations to us as CEO. Mr. Thomas may also continue serving on the Board of Lehman Brothers Holdings Inc. and may engage in “Minority Interest Passive Investments,” which are defined as acquiring, holding and exercising the voting rights associated with an investment made through (1) a non-controlling, minority interest in an entity or (2) the lending of money, in either case with the purpose or intent of obtaining a return on such investment but without management of the property or business to which the investment directly or indirectly relates and without any business or strategic consultation by Mr. Thomas.

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8›	COMPENSATION OF EXECUTIVE OFFICERS

Compensation and Benefits

•

Annual base salary of $875,000, subject to annual review and may be increased but not decreased in the discretion of the Compensation Committee. Mr. Thomas’ 2023 annual base salary is $950,000 (see “Compensation Discussion and Analysis – III. 2022 Executive Compensation – Cash Compensation – Base Salary” beginning on page 73).

•	Target annual bonus equal to 250% of his annual base salary in effect from time to time, with the actual amount to be determined in the discretion of the Compensation Committee.

•

LTI equity awards in amounts determined at the discretion of the Compensation Committee based on Company and individual performance and competitive peer group information. LTI equity awards may be provided in the form of stock options, restricted stock, restricted stock units and/or LTIP units and may be subject to time-based or performance-based vesting, or both, as determined in the discretion of the Compensation Committee.

•

Eligible to participate in all of our employee benefit plans and programs as in effect from time to time for our senior executive employees, including medical/dental insurance, life insurance, disability insurance and deferred compensation plans.

•	Mr. Thomas is entitled to the use of a Company-owned or leased automobile, a benefit he has declined every year since becoming CEO.

Severance Benefits and Retirement Eligibility

•

Mr. Thomas’ employment with us is at-will, but his employment agreement provides for certain payments and benefits to him upon his separation from the Company in certain circumstances (see “– Potential Payments upon Termination or Change in Control” below).

•

Mr. Thomas’ employment agreement provides for the acceleration of vesting of all equity awards granted after April 2, 2018 upon attainment of age 62 with 10 years of service (see “– Potential Payments upon Termination or Change in Control” below).

•

Mr. Thomas is not entitled to participate in any of the Company’s change in control severance plans or programs and he is not entitled to receive any tax gross-up payments. In the event that any payment or benefit to be paid or provided to Mr. Thomas would be subject to the golden parachute excise tax under Section 280G of the Internal Revenue Code, the payments and benefits will be reduced to the extent necessary to avoid the imposition of the excise tax if doing so would result in a greater after-tax benefit to Mr. Thomas.

•

The expiration of Mr. Thomas’ agreement on June 30, 2023 will not constitute or result in a termination of employment by the Company without cause, and the severance provisions (other than retirement eligibility and related benefits) shall not apply.

Restrictive Covenants

•

While he is an officer and until the later of (1) one year after the termination of his employment for any reason or (2) the latest date of full vesting of any performance-based LTI equity award, Mr. Thomas is prohibited from:

›

engaging, participating or assisting, directly or indirectly, in the acquisition, development, construction, operation, management, or leasing of any commercial real estate property of a type which is the subject of a significant portion of the Company’s business (measured as at least 10% of the Company’s revenues on a trailing 12-month basis) at the time of termination of his employment;

›	intentionally interfering with the Company’s relationships with its tenants, suppliers, contractors, lenders or employees or with any governmental agency; or

›	competing for, soliciting or diverting the Company’s tenants or employees, either for himself or any other business, person or entity.

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8›	COMPENSATION OF EXECUTIVE OFFICERS

•

The non-competition covenant shall not apply if Mr. Thomas’ employment is terminated following a change in control (as defined in the Boston Properties, Inc. 2021 Stock Incentive Plan, as amended from time to time (the “2021 Plan”)).

•	Mr. Thomas is also subject to confidentiality requirements and post-termination litigation and regulatory cooperation obligations.

›  SUMMARY OF EMPLOYMENT AGREEMENTS WITH MESSRS. LINDE, LABELLE AND KOOP

We also have employment agreements with Messrs. Linde, LaBelle and Koop – under which each has agreed to devote substantially all of his business time to our business and affairs. The initial term of each of these employment agreements was two years beginning November 29, 2002 (January 24, 2008 in the case of Mr. LaBelle), with automatic one-year renewals commencing on the second anniversary of the start of the initial term and each anniversary date thereafter unless written notice of termination is given at least 90 days prior to such date by either party. The base salary for each of these NEOs is reviewed annually by the Compensation Committee and may be increased but not decreased in its discretion. Each NEO is also eligible to receive a cash bonus and equity-based compensation to be determined at the discretion of the Compensation Committee.

Similar to Mr. Thomas’ employment agreement, the other NEOs’ employment agreements contain non-competition, non-interference and non-solicitation restrictions (which shall not apply if the NEO’s employment is terminated following a change in control (as defined in the Company’s Senior Executive Severance Plan discussed below)) and permit them to participate as an officer or director of, or advisor to, any charitable or other tax exempt organization only. The geographic scope of the noncompetition provision in each employment agreement is limited to our markets at the time of termination of the NEO’s employment. In consideration for the benefits and protections afforded by the employment agreements, each of these NEOs agreed to confidentiality, non-competition, non-interference and non-solicitation covenants and to provide post-termination litigation and regulatory cooperation. These NEOs’ employment with us is at-will, but their employment agreements also provide for certain payments and benefits to them upon separation from the Company in certain circumstances as described below under “– Potential Payments upon Termination or Change in Control.”

›  SUMMARY OF MR. RITCHEY’S EMPLOYMENT AGREEMENT

Mr. Ritchey has served as our Senior Executive Vice President since January 2016 and has been employed by BXP since 1980. On November 29, 2002, we entered into an employment agreement with Mr. Ritchey, the form of which was similar to the employment agreements with our other NEOs described above (the “Ritchey 2002 Agreement”). On February 28, 2023, we entered into a new employment agreement with Mr. Ritchey (the “ Ritchey 2023 Agreement”). The following is a summary of the Ritchey 2023 Agreement:

Term, Duties and Outside Activities

•	February 28, 2023 through December 31, 2023. There is no automatic renewal provision.

•	Mr. Ritchey must, on average, devote at least 50% of his business time to BXP’s business and affairs.

•

During and following the term of the Ritchey 2023 Agreement, he may engage or invest in other business activities, including those that might be the same or similar to our business, subject to certain limitations with respect to Corporate Opportunities (as discussed below).

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8›	COMPENSATION OF EXECUTIVE OFFICERS

Compensation and Benefits

•	Annual base salary of $750,000.

•

Target annual bonus for the year ending December 31, 2023 of $1,650,000, with the actual amount to be determined at the discretion of the Compensation Committee based on Company and individual performance measured against a pre-established set of goals, and taking into account any business generated by the Company pursuant to a Corporate Opportunity, subject to continued employment through December 31, 2023, except in the event of certain qualified terminations.

•	Not eligible to receive new grants of LTI equity awards.

•

Eligible to participate in all of our employee benefit plans and programs as in effect from time to time for our senior executive employees, including medical/dental insurance, life insurance, disability insurance and deferred compensation plans.

•	Entitled to an automobile allowance.

Severance Benefits and Retirement Eligibility

•

Mr. Ritchey is not entitled to participate in any of the Company’s change in control severance plans or programs and he is not entitled to receive any tax gross-up payments. In the event that any payment or benefit to be paid or provided to Mr. Ritchey would be subject to the golden parachute excise tax under Section 280G of the Internal Revenue Code, the payments and benefits will be reduced to the extent necessary to avoid the imposition of the excise tax if doing so would result in a greater after-tax benefit to Mr. Ritchey.

•

If Mr. Ritchey’s employment is terminated by the Company without “Cause” or by Mr. Ritchey for “Good Reason” and he enters into a general release of claims and such release becomes effective, he will be entitled to the following payments or benefits:

›	salary continuation for the period from the date of termination through December 31, 2023,

›	payment of the 2023 target annual bonus amount, and

›	continued participation in the Company’s health insurance plan for 12 months.

•	The expiration of the Ritchey 2023 Agreement will not constitute or result in a termination of employment by the Company without Cause.

•

If Mr. Ritchey’s employment is terminated due to death or disability he will be entitled to the following payments or benefits: (i) payment of the 2023 target bonus amount prorated for the number of days he was employed by the Company in 2023 and (ii) continued participation in the Company’s health insurance plan for 18 months.

•

In connection with any termination, the Ritchey 2023 Agreement provides that outstanding and unvested equity awards held by Mr. Ritchey will be governed by the terms of the award agreements evidencing such awards, provided that, for purposes of performance-based LTI equity awards, any termination other than a termination by the Company for Cause shall be considered a “Qualified Retirement” as defined below.

Restrictive Covenants

•

Subject to certain qualified terminations under the Ritchey 2023 Agreement that may shorten the duration to the longer of the period until December 31, 2023 or three months from the date of termination, during the term of his employment and for a period of one year following the term, Mr. Ritchey may not:

›

pursue an actual or potential investment or business opportunity in which the Company could have an interest or expectancy that are within the Company’s geographic market areas and that involve property types that are within the scope of the Company’s business activities (a “Corporate Opportunity”), other than minority interest passive investments, unless he first presents the Corporate Opportunity to the Company in accordance with the procedures set forth in the Ritchey 2023 Agreement and the Company elects not to pursue such Corporate Opportunity;

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8›	COMPENSATION OF EXECUTIVE OFFICERS

›	intentionally interfere with the Company’s relationships with its tenants, suppliers, contractors, lenders or employees or with any governmental agency; or

›	compete for, solicit or divert the Company’s tenants or employees, either for himself or any other business, person or entity.

•	Mr. Ritchey is also subject to confidentiality requirements and post-termination litigation and regulatory cooperation obligations.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Each NEO has the right to receive severance and other benefits in the event of a termination of his employment under different circumstances pursuant to their employment agreements (discussed under “— Employment Agreements” above) and, except for Mr. Thomas, the Company’s Senior Executive Severance Plan. In addition, our LTI equity award agreements (including performance-based MYLTIP awards) provide for the vesting and forfeiture of LTI equity awards under different termination scenarios. The availability, nature and amount of severance and other benefits differ depending on whether the triggering event is:

•

a termination by the Company without “cause” (as defined in the applicable agreement or plan) or by the NEO with “good reason” (as defined in the applicable agreement or plan) prior to a change in control,

•	a termination by the Company without “cause” or by the NEO with “good reason” within 24 months following a change in control,

•	a change in control without termination,

•	termination due to death or disability, or

•	a qualified retirement.

Upon a voluntary termination by the NEO, other than for “good reason” or a qualified retirement, or a termination by the Company with “cause,” the NEO is not entitled to any additional or special payments under any plan, agreement or arrangement, and any unvested LTI equity awards will be immediately forfeited.

›  SUMMARY OF POTENTIAL PAYMENTS AND BENEFITS

The following chart summarizes payments and benefits that (1) our CEO is eligible to receive under his employment agreement, (2) Mr. Ritchey was eligible to receive as of December 31, 2022 under the Ritchey 2002 Agreement and our Senior Executive Severance Plan, (3) Messrs. Linde, LaBelle and Koop are eligible to receive under their respective employment agreements and our Senior Executive Severance Plan and (4) each NEO is entitled to receive under his performance-based LTI equity award agreements. Prior to entering into the Ritchey 2023 Agreement on February 28, 2023, Mr. Ritchey was a covered employee under our Senior Executive Severance Plan. Mr. Thomas has never been a covered employee under the Senior Executive Severance Plan and the severance and benefits to which he is entitled following a termination within twenty-four (24) months after a change in control are provided in his employment agreement.

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8›	COMPENSATION OF EXECUTIVE OFFICERS

Scenario	Component

Termination by the Company without “Cause” or by the NEO for “Good Reason” without a Change in Control(1)	Bonus	• All NEOs: Target bonus prorated for the number of days employed in the year of termination
	Cash Severance	• Mr. Thomas: 2x the sum of his base salary plus the amount of cash bonus, if any, received or payable with respect to the preceding year (but not less than his target bonus)
• Other NEOs: 1x the sum of base salary plus amount of cash bonus, if any, received or payable with respect to the preceding year
	Time-Based LTI Equity Awards	• Mr. Thomas: Additional 24 months of vesting
• Other NEOs: Additional 12 months of vesting
Performance-Based LTI Equity Awards(2)

•  All NEOs: The number of LTIP units the NEO will earn, if any, will be determined at the end of the applicable three-year performance period based on our performance and will then be prorated based on the portion of the three-year performance period during which the NEO was employed by us.

• Any earned LTIP Units will not be subject to forfeiture but the NEO will not be permitted to transfer the LTIP units until they otherwise would have vested under the terms of the awards.
	Health Benefits	• Participation by the NEO, his spouse and dependents, subject to payment of premiums at active employees’ rate • Mr. Thomas: Up to 24 months • Other NEOs: Up to 12 months

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8›	COMPENSATION OF EXECUTIVE OFFICERS

Scenario	Component

Termination by the Company without “Cause” or by the NEO for “Good Reason” within 24 Months after a Change in Control	Bonus	• Mr. Thomas: Target bonus prorated for the number of days employed in the year of termination
• Other NEOs: Not applicable
Cash Severance

•  All NEOs: Lump-sum payment equal to 3x the sum of (a) the NEO’s base salary plus (b) the amount of his average annual cash bonus with respect to the three calendar years preceding the change in control (or, in the case of Mr. Thomas, his target bonus, if greater)

	Time-Based LTI Equity Awards	• Full vesting for all NEOs
	Health Benefits	• All NEOs: Participation by the NEO, his spouse and dependents for up to 36 months, subject to payment of premiums at active employees’ rate
Tax Gross-Up Payment

•  Mr. Thomas is not entitled to receive any tax gross-up payments. If any payment or benefit would be subject to the golden parachute excise tax under Section 280G of the Internal Revenue Code, the payments and benefits will be reduced to avoid the imposition of the excise tax if the reduction would result in a greater after-tax benefit to Mr. Thomas.

•  Other NEOs are entitled to receive a tax gross-up payment in the event they become subject to the golden parachute excise tax (as discussed above under “Compensation Discussion and Analysis — V. Other Compensation Policies — Gross-Up for Excess Parachute Payments” on page 93).

	Other Benefits	• All NEOs: Financial counseling, tax preparation assistance and outplacement counseling for up to 36 months

Change in Control Without Termination	Performance-Based LTI Equity Awards(2)	• All NEOs The number of LTIP units the NEO will earn, if any, will be determined as of the date of the change in control based on our performance through such date.
• Any earned LTIP units will not be prorated based on service time and will be fully vested.

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8›	COMPENSATION OF EXECUTIVE OFFICERS

Scenario	Component

Termination due to Death or Disability	Bonus	• Lump-sum payment equal to the NEO’s target bonus prorated for number of days employed in the year of termination
	Time-Based LTI Equity Awards	• Full vesting for all NEOs
	Performance-Based LTI Equity Awards(2)	• All NEOs: The number of LTIP units the NEO will earn, if any, will be determined at the end of the applicable three-year performance period based on our performance.
• Any earned LTIP units will not be prorated based on service time and will be fully vested.
	Health Benefits	• All NEOs: Participation by the NEO, his spouse and dependents for up to 18 months, subject to payment of premiums at active employees’ rate

(1)	Receipt of these payments and benefits (other than the prorated target bonus) is subject to the NEO’s execution of a general release of claims against us.

(2)

The above tables summarize the treatment of performance-based LTI equity awards (e.g., MYLTIP awards) assuming each of the foregoing scenarios occurs prior to the end of the applicable three-year performance period. In the case of each of the foregoing scenarios following the end of the applicable three-year performance period, any LTIP units that had been earned prior to the date of such termination or change in control will become fully vested, but, in the case of a termination by the Company without “cause” or by the NEO for “good reason” without a change in control, the NEO will not be permitted to transfer the LTIP units until they otherwise would have the right to transfer the LTIP units under the terms of the awards.

›  DOUBLE-TRIGGER ACCELERATION OF VESTING OF EQUITY AWARDS UPON A CHANGE OF CONTROL

Time-based LTI equity award agreements include “double-trigger” vesting provisions, meaning that, if there is a “change in control” (as defined in the 2021 Plan) and the awards are not otherwise cancelled in connection with the change in control transaction, then they only become fully vested if, within 24 months after the change in control, the NEO’s employment is terminated by the Company or its successor without “cause” or the NEO resigns for “good reason.”

›  RETIREMENT ELIGIBILITY PROVISIONS FOR LTI EQUITY AWARDS

Retirement Provisions

Mr. Thomas. Pursuant to Mr. Thomas’ employment agreement, all LTI equity award agreements after April 2, 2018 shall provide that if Mr. Thomas is employed by us when he attains age 62 and has completed at least ten (10) years of employment with us, then his time-based LTI equity awards and performance-based LTI equity awards that are earned will vest in full (without any proration of the award based on service time).

The full number of LTIP units Mr. Thomas earns (if any) under any performance-based LTI equity awards for which the performance period has not ended will be determined in the same manner and at the same time as otherwise would have been the case if he had remained employed through the full performance period for the applicable award, including, without limitation, with respect to performance hurdles and lapse of restrictions on transfer, without any proration of the award due to service time, and with all service-based vesting requirements deemed satisfied, so long as he agrees to be bound by the post-employment non-competition, non-interference and non-solicitation covenants (which are otherwise applicable until the later of (1) one (1) year following termination and (2) the latest date of full vesting of any performance-based LTI equity award).

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8›	COMPENSATION OF EXECUTIVE OFFICERS

NEOs other than Mr. Thomas. The agreements governing time-based LTI equity awards and performance-based LTI equity awards granted to NEOs other than Mr. Thomas provide that the time-based LTI equity awards and performance-based LTI equity awards that are earned will fully vest when the employee retires after the date on which the sum of the employee’s years of service plus age (which must be at least 58) equals or exceeds 70 (the so-called “Rule of 70”) (“Qualified Retirement”); provided that the NEO satisfies the other conditions of a “Qualified Retirement,” which require the employee to:

•	give prior written notice to the Company of his retirement (for NEOs, six (6) months’ notice is required),

•	enter into a separation agreement with the Company and

•	remain employed by the Company until the retirement date specified in such notice, unless employment is terminated by the Company without “cause” or by the employee for “good reason.”

If an NEO retires after satisfying the conditions for a Qualified Retirement, the number of LTIP units the NEO earns (if any) under performance-based LTI equity awards will be determined in the same manner and at the same time as otherwise would have been the case if he had remained employed through the entire performance period for the applicable award, including with respect to performance hurdles and lapse of restrictions on transfer, without any proration of the award due to service time. Any earned, unvested LTIP units will no longer be subject to forfeiture but the NEO will not be permitted to transfer the LTIP units until they otherwise would have the right to transfer the LTIP units under the terms of the awards.

Pre-2019 Policy

Time-based LTI equity awards granted prior to 2019 provide that when an employee attains age 65, or attains age 62 and completes 20 years of service with us, the employee becomes fully vested in all time-based LTI equity awards (the “Pre-2019 Policy”). In addition, time-based LTI awards made to employees who, on or prior to January 31, 2019, attained age 65 or attained age 62 with 20 years of service retain their status under the Pre-2019 Policy such that subsequent time-based LTI awards will continue to be fully vested on the date of grant.

NEOs Eligible for Retirement as of December 31, 2022

Based on their respective ages and tenure as of December 31, 2022:

•

Each of Messrs. Linde, LaBelle and Koop is eligible for a Qualified Retirement (i.e., they satisfied the Rule of 70) with respect to all time-based and performance based LTI equity awards granted in 2019 and thereafter.

•

Mr. Ritchey satisfied the Pre-2019 Policy and thus retains his status under such policy with respect to his time-based LTI equity awards. Therefore, all of Mr. Ritchey’s time-based equity awards were fully vested as of December 31, 2022. Mr. Ritchey is also eligible for a Qualified Retirement with respect to all performance-based LTI equity awards granted in 2019 and thereafter.

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8›	COMPENSATION OF EXECUTIVE OFFICERS

›  ESTIMATED PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following tables show the potential payments and benefits to which our NEOs would have been entitled assuming each scenario occurred on December 31, 2022.

Scenario	Payments and Benefits Upon Termination	Owen D. Thomas	Douglas T. Linde	Raymond A. Ritchey(1)	Michael E. LaBelle	Bryan J. Koop
Involuntary Not for Cause or Good Reason Termination	Bonus	$2,350,000	$1,900,000	$1,500,000	$1,250,000	$1,250,000
	Severance	$8,312,500	$3,387,500	$3,018,750	$2,143,750	$2,136,250
	Unvested Equity Awards(2)(3)	$5,133,715	$2,169,183	$400,479	$777,102	$564,901
	2020 MYLTIP Awards(2)(4)	$1,181,158	$670,990	$503,095	$230,757	$162,525
	2021 MYLTIP Awards(2)(4)	$3,275,349	$1,860,543	$1,450,961	$720,194	$588,251
	2022 MYLTIP Awards(2)(4)	$671,423	$390,461	$284,846	$284,056	$96,236
	Benefits Continuation	$48,132	$24,066	$21,878	$24,066	$21,878
	Total	$20,972,277	$10,402,743	$7,180,009	$5,429,925	$4,820,041
Involuntary Not for Cause or Good Reason Termination Following Change in Control(5)	Bonus	$2,350,000	$—	$—	$—	$—
	Severance	$9,825,000	$7,982,500	$7,442,600	$5,426,250	$4,981,250
	Unvested Equity Awards(2)(3)	$7,155,843	$4,901,307	$400,479	$1,742,010	$1,309,971
	2020 MYLTIP Awards(2)(4)	$1,219,008	$692,492	$519,217	$238,152	$167,734
	2021 MYLTIP Awards(2)(4)	$5,191,949	$2,949,256	$2,300,003	$1,141,623	$932,471
	2022 MYLTIP Awards(2)(4)	$2,288,747	$1,331,002	$970,984	$949,549	$328,050
	Benefits Continuation	$72,198	$74,628	$68,065	$74,628	$68,065
	Other Benefits(6)	$150,000	$150,000	$150,000	$150,000	$150,000
	Excise Tax Gross-Up(7)	$0	$5,857,667	$4,675,120	$3,458,311	$3,045,130
	Total	$28,252,745	$23,938,852	$16,526,468	$13,180,523	$10,982,671
Change in Control Without Termination	2020 MYLTIP Awards(2)(4)	$1,219,008	$692,492	$519,217	$238,152	$167,734
	2021 MYLTIP Awards(2)(4)	$5,191,949	$2,949,256	$2,300,003	$1,141,623	$932,471
	2022 MYLTIP Awards(2)(4)	$2,288,747	$1,331,002	$970,984	$949,549	$328,050
	Total	$8,699,704	$4,972,750	$3,790,204	$2,329,324	$1,428,255
Death or Disability	Bonus	$2,350,000	$1,900,000	$1,500,000	$1,250,000	$1,250,000
	Unvested Equity Awards(2)(3)	$7,155,843	$4,901,307	$400,479	$1,742,010	$1,309,971
	2020 MYLTIP Awards(2)(4)	$1,219,008	$692,492	$519,217	$238,152	$167,734
	2021 MYLTIP Awards(2)(4)	$5,191,949	$2,949,256	$2,300,003	$1,141,623	$932,471
	2022 MYLTIP Awards(2)(4)	$2,288,747	$1,331,002	$970,984	$949,549	$328,050
	Benefits Continuation	$36,099	$36,099	$32,818	$36,099	$32,818
	Total	$18,241,646	$11,810,156	$5,723,501	$5,357,433	$4,021,044

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8›	COMPENSATION OF EXECUTIVE OFFICERS

Scenario	Payments and Benefits Upon Termination	Owen D. Thomas	Douglas T. Linde	Raymond A. Ritchey(1)	Michael E. LaBelle	Bryan J. Koop
Qualified Retirement	Unvested Equity Awards(2)(3)	$—	$4,901,307	$400,479	$1,742,010	$1,309,971
	2020 MYLTIP Awards(2)(4)	$—	$692,492	$519,217	$238,152	$167,734
	2021 MYLTIP Awards(2)(4)	$—	$2,949,256	$2,300,003	$1,141,623	$932,471
	2022 MYLTIP Awards(2)(4)	$—	$1,331,002	$970,984	$949,549	$328,050
	Total	$—	$9,874,057	$4,190,683	$4,071,334	$2,738,226

(1)

The above table discloses potential payments and benefits Mr. Ritchey would have been entitled to receive under the Ritchey 2002 Agreement that was in effect on December 31, 2022. If the Ritchey 2023 Agreement was in effect on December 31, 2022, he would have been entitled to the following potential payments and benefits:

Payments and Benefits upon Termination(a)	Involuntary Not for Cause or Good Reason Termination	Involuntary Not for Cause or Good Reason Termination Following Change in Control(5)	Change in Control Without Termination	Death or Disability	Qualified Retirement

Severance	$1,650,000	$1,650,000	$—	$1,650,000	$—

Unvested Equity Awards	$400,479	$400,479	$—	$400,479	$400,479

2020 MYLTIP Awards	$519,217	$519,217	$519,217	$519,217	$519,217

2021 MYLTIP Awards	$2,300,003	$2,300,003	$2,300,003	$2,300,003	$2,300,003

2022 MYLTIP Awards	$970,984	$970,984	$970,984	$970,984	$970,984

Benefits Continuation	$21,878	$21,878	$—	$32,818	$—

Total	$5,862,561	$5,862,561	$3,790,204	$5,862,561	$4,190,683

(a)

Under the Ritchey 2023 Agreement, Mr. Ritchey is not entitled to receive tax gross-up payments in the event he becomes subject to the golden parachute excise tax. Instead, if any payment or benefit to be paid or provided to Mr. Ritchey would be subject to the golden parachute excise tax, the payments and benefits will be reduced to the extent necessary to avoid the imposition of such tax if doing so would result in a greater after-tax benefit to Mr. Ritchey. The amounts set forth in the table above have not been adjusted to reflect any such reduction that might apply

(2)

Restricted common stock, LTIP units and LTIP units that would have been earned pursuant to 2020 MYLTIP awards, 2021 MYLTIP awards and 2022 MYLTIP awards are valued based on the closing price of BXP common stock on the NYSE on December 30, 2022, which was $67.58 per share.

(3)

Includes the following unvested shares of restricted common stock and LTIP units (including outstanding performance-based LTI equity awards for which the three-year performance period has ended and that have been earned (i.e., 2019 MYLTIP awards)) that would have vested upon the occurrence of each triggering event:

•

Involuntary not for cause termination or a good reason termination prior to a change in control: Mr. Thomas — 75,965 LTIP units; Mr. Linde — 32,098 LTIP units; Mr. Ritchey — 5,926 LTIP units; Mr. LaBelle — an aggregate of 11,499 LTIP units and shares of restricted common stock; and Mr. Koop — 8,359 LTIP units.

•

Involuntary not for cause termination or a good reason termination within 24 months following a change in control and death or disability: Mr. Thomas — 105,887 LTIP units; Mr. Linde — 72,526 LTIP units; Mr. Ritchey — 5,926 LTIP units; Mr. LaBelle — an aggregate of 25,777 LTIP units and shares of restricted common stock; and Mr. Koop — 19,384 LTIP units.

•

Qualified Retirement: Mr. Linde — 72,526 LTIP units; Mr. Ritchey — 5,926 LTIP units; Mr. LaBelle — an aggregate of 25,777 LTIP units and shares of restricted common stock; and Mr. Koop — 19,384 LTIP units.

(4)

As of December 31, 2022, the three-year performance periods for the 2020 MYLTIP awards, 2021 MYLTIP awards and 2022 MYLTIP awards had not ended. The values set forth above relating to the number of LTIP units that would have been earned in the event of a Qualified Retirement, involuntary not for cause termination/good reason termination, death or disability assume our performance for each three-year performance period under the 2020 MYLTIP awards, 2021 MYLTIP awards and 2022 MYLTIP awards was the same as our performance from the first day of the respective performance period through December 31, 2022 with proration, as applicable, but are not discounted to reflect the fact that such LTIP units would not be earned until a later date and would be subject to continuing transfer restrictions in the case of Qualified Retirement and involuntary termination prior to a change in control. The value for each of the 2021 MYLTIP awards and the 2022

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8›	COMPENSATION OF EXECUTIVE OFFICERS

MYLTIP awards also includes a “catch-up” cash payment on the number of LTIP units that are ultimately earned in an amount equal to the regular and special distributions declared from the first day of the applicable performance period through December 31, 2022 on an equal number of shares BXP common stock, less the distributions actually paid to holders of 2021 MYLTIP awards and 2022 MYLTIP awards on all of the awarded 2021 MYLTIP awards and 2022 MYLTIP Awards.

(5)	Assumes termination occurs simultaneously with a change in control.

(6)

Includes outplacement services valued at 15% of the sum of current base salary plus bonus with respect to the immediately preceding year up to a maximum of $75,000 paid in a lump sum, and financial counseling and tax preparation services valued at $25,000 per year for 36 months.

(7)

Under his employment agreement, Mr. Thomas is not entitled to receive tax gross-up payments in the event he becomes subject to the golden parachute excise tax. Instead, if any payment or benefit to be paid or provided to Mr. Thomas would be subject to the golden parachute excise tax, the payments and benefits will be reduced to the extent necessary to avoid the imposition of such tax if doing so would result in a greater after-tax benefit to Mr. Thomas. The amounts set forth in the table above have not been adjusted to reflect any such reduction that might apply.

The above discussion and the amounts shown in the above tables do not include payments and benefits to the extent they have been earned prior to the termination of employment or are provided on a non-discriminatory basis to salaried employees upon termination of employment. These include:

•	accrued salary and vacation pay;

•

distribution of plan balances under our 401(k) plan and the non-qualified deferred compensation plan (see “ — Nonqualified Deferred Compensation in 2022” for the plan balances of each NEO under the non-qualified deferred compensation plan); and

•	life insurance proceeds in the event of death.

PAY RATIO DISCLOSURE

As required by SEC regulations, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Thomas, our CEO:

For 2022, our last completed fiscal year:

•	the median of the annual total compensation of all employees of the Company (other than our CEO) was $127,081; and

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table on page 99, was $13,050,788.

Based on this information, for 2022, the ratio of the annual total compensation of Mr. Thomas to the median of the annual total compensation of all other employees was 102.7 to 1.

We identified the median employee by totaling (1) cash compensation (i.e., wages, overtime and bonus) as reflected on our payroll records for 2022 and (2) the value of LTI equity awards that were granted in 2022 and subject to time-based vesting, for all individuals, excluding our CEO, who we employed on December 31, 2022 (whether on a full-time, part-time, temporary or seasonal basis). In addition, we annualized the wages of full-time employees who were hired during 2022 but did not work for us the entire fiscal year. We did not make any other assumptions, adjustments, or estimates with respect to total cash compensation or LTI compensation.

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8›	COMPENSATION OF EXECUTIVE OFFICERS

We calculated annual total compensation for 2022 for the median employee using the same methodology we use for our NEOs as set forth in the Summary Compensation Table.

As of December 31, 2022, we employed 769 full-time and 11 part-time employees, all of whom are located in the United States. The average tenure of our employee population was 9.5 years. The average tenure of our officers and non-officers was 17.6 years and 8.3 years, respectively. Our employees are organized into the following functions:

Function	Number of Employees

Accounting	84

Accounting Operations	18

Administrative	17

Construction	44

Development	30

Executive Management	11

Finance & Capital Markets	29

Human Resources	15

Function	Number of Employees

Information Systems	38

Internal Audit	4

Leasing	30

Legal & Risk Management	39

Marketing	30

Property Management	388

Sustainability	3

SEC regulations permit registrants to use reasonable estimates and prescribed alternative methodologies. As a result, our calculation of the CEO pay ratio may differ from the calculations used by other companies and may not be comparable.

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8 ›	COMPENSATION OF EXECUTIVE OFFICERS

PAY VERSUS PERFORMANCE
As required by Item 402(v) of Regulation S-K, the information below reflects the relationship between the executive compensation actually paid by us (“CAP”) to our CEO, as principal executive officer, and the other named executive officers (“Other NEOs”) and our financial performance for the years ended December 31, 2022, 2021 and 2020.
The disclosures included in this section are required by technical SEC rules and do not necessarily align with how the
C
ompany or the Compensation Committee views the link between our performance and the compensation of our NEOs. The Compensation Committee did not consider the required pay versus performance disclosures when making its compensation decisions for any of the years presented.
For information regarding the decisions made by our Compensation Committee with respect to the compensation of our NEOs for each fiscal year, including alignment with Company performance, please see the “
Compensation Discussion and Analysis
” section of the proxy statement for the fiscal years covered.
›
  PAY VERSUS PERFORMANCE T
AB
LE
The following table sets forth information about the compensation of our CEO and Other NEOs and the financi al
performance of BXP.

					Value of Initial Fixed $100 Investment Based On: (3)
Year	Summary Compensation Table Total for CEO (1) (2)	Compensation Actually Paid to CEO (3)	Average Summary Compensation Table Total for Other NEOs (1)(2)	Average Compensation Actually Paid to Other NEOs (3)	BXP Total Stockholder Return	Peer Group Total Stockholder Return (4)	Net Income (in millions) (5)	FFO Per Share (6)

2022	$13,050,788	$2,646,769	$5,794,249	$2,530,706	$55.54	$62.07	$848.9	$7.53

2021	$12,894,537	$19,747,684	$6,017,281	$8,297,877	$90.43	$99.51	$496.2	$6.56

2020	$10,737,289	$(220,724)	$4,677,157	$1,126,865	$71.65	$81.56	$862.2	$6.29

(1)	For all periods presented, our CEO is Owen D. Thomas and our Other NEOs are Douglas T. Linde, Raymond A. Ritchey, Michael E. LaBelle and Bryan J. Koop.

(2)
The amounts in this column reflect the “Total” compensation set forth in the Summary Compensation Table (“SCT”) on page 99 of this proxy statement for our CEO and Other NEOs. See the footnotes to the SCT for further detail regarding the amounts in this column.

(3)
In accordance with SEC rules, CAP is computed by replacing the amounts in the “Stock Awards” column of the SCT from the “Summary Compensation Table Total” column in this table with the amounts in the “Equity Award Adjustments” column in the table below, which includes the following amounts: (i) the fair value of as of the last day of the applicable year of unvested LTI equity awards that were granted during such year, (ii) as of the applicable vesting date, the fair value of LTI equity awards granted in the applicable year that vested during such year, (iii) as of the last day of the applicable year, the change in fair value of unvested LTI equity awards granted in prior years that remain unvested as of the last day of the applicable year compared to the last day of the previous year, (iv) as of the applicable vesting date, the change in fair value of LTI equity awards that vested during the applicable year compared to the last day of the previous year and (v) the value of dividends paid in cash on unvested LTI equity awards during the applicable year. The dollar amounts do not reflect the actual amount of compensation earned by or paid to our CEO or Other NEOs during the applicable year. In accordance with Item 402(v) of Regulation S-K, CAP for our CEO and Average Cap for our Other NEOs was computed as follows:

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8 ›	COMPENSATION OF EXECUTIVE OFFICERS

Year	Summary Compensation Table Total	Grant Date Value of Equity Awards Reported in the Summary Compensation Table Total	Equity Award Adjustments (a)	Compensation Actually Paid

CEO

2022	$13,050,788	$(9,157,428)	$(1,246,591)	$2,646,769

2021	$12,894,537	$(8,745,377)	$15,598,524	$19,747,684

2020	$10,737,289	$(8,644,379)	$(2,313,634)	$(220,724)

Average for Other NEOs

2022	$5,794,249	$(3,319,148)	$55,605	$2,530,706

2021	$6,017,281	$(3,329,155)	$5,609,751	$8,297,877

2020	$4,677,157	$(3,137,755)	$(412,537)	$1,126,865

(a)	The amounts in this column are further detailed below.

Year	Fair Value of Equity Awards Granted in the Applicable Year (i)(ii)	Change in Value of Prior Years’ Awards Unvested at Applicable Year End (i)	Change in Value of Prior Years’ Awards that Vested in the Applicable Year (ii)	Dividends Paid on Unvested Equity Awards During the Applicable Year	Total Equity Award Adjustments
CEO

2022	$5,183,625	$(7,437,052)	$642,971	$363,865	$(1,246,591)

2021	$13,972,914	$1,493,773	$(206,106)	$337,943	$15,598,524

2020	$4,950,613	$(7,796,208)	$251,319	$280,642	$(2,313,634)

Average for Other NEOs

2022	$2,148,528	$(2,412,962)	$203,632	$116,407	$55,605

2021	$5,185,663	$427,396	$(95,399)	$92,091	$5,609,751

2020	$2,020,765	$(2,568,567)	$58,798	$76,467	$(412,537)

(i)
The fair values of time-based LTI equity awards are based on the closing price of BXP common stock as reported on the NYSE on the relevant valuation date. Performance-based LTI equity awards were valued on the relevant valuation date using a Monte Carlo simulation model in accordance with the provisions of ASC Topic 718.

(ii)
Includes the fair value of (x) LTI equity awards granted during the applicable year that remain unvested as of the end of the applicable year and (y) LTI equity awards granted during the applicable year that vested during the applicable year.

(3)
The calculations of TSR assume an investment of $100 in each of BXP and the FTSE Nareit Office REIT Index (the “Office REIT Index”) on December 31, 2019, and the reinvestment of dividends. The historical TSR information is not necessarily indicative of future performance. The data shown is based on the stock prices or index values, as applicable, at the end of each year shown.

(4)
The Office REIT Index includes all office REITs included in the FTSE Nareit Equity REIT Total Return Index (the “Equity REIT Index”). The Equity REIT Index includes all tax-qualified
equity REITs listed on the New York Stock Exchange, the American Stock Exchange and the Nasdaq Stock Market. Equity REITs are defined as those with 75% or more of their gross invested book value of assets invested directly or indirectly in the equity ownership of real estate.

(5)	Represents net income attributable to Boston Properties, Inc. common shareholders.

(6)
Represents diluted Funds From Operations (“FFO”) per share. For 2021, FFO is adjusted for certain transactions in accordance with the terms of the 2021 Annual Incentive Plan. For disclosures required by Regulation G, refer to Appendix A to this proxy statement.

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8 ›	COMPENSATION OF EXECUTIVE OFFICERS

›
  RELATIONSHIP BETWEEN ACTUAL COMPENSATION AND FINANCIAL PERFORMANCE
The following charts depict the relationships between the “Compensation Actually Paid” to our CEO and the “Average Compensation Actually Paid” to our Other NEOs disclosed in the Pay Versus Performance table above to:

•	our TSR (including a depiction of the relationship between our TSR and the TSR of the Office REIT Index);

•	net income attributable to BXP common shareholders; and

•	our diluted FFO per share.

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8 ›	COMPENSATION OF EXECUTIVE OFFICERS

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8 ›	COMPENSATION OF EXECUTIVE OFFICERS

(1)
For 2021, FFO is adjusted for certain transactions in accordance with the terms of the 2021 Annual Incentive Plan. For disclosures required by Regulation G, refer to Appendix A to this proxy statement.

›
  TABULAR LIST OF MOST IMPORTANT PERFORMANCE MEASURES
Below is a list of the performance measures, not ranked in order of importance, which in our Compensation Committee’s assessment, represent the most important performance measures used to link compensation actually paid to our NEO’s for 2022 to BXP’s performance.

Performance Measures

Diluted FFO Per Share

Leasing

TSR

Relative TSR

Same Property NOI

Development Activities

ESG

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9›	PROPOSAL 2: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

PROPOSAL 2:

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Section 14A(a)(1) of the Exchange Act generally requires each public company to include in its proxy statement a separate resolution subject to a non-binding stockholder vote to approve the compensation of the Company’s NEOs, as disclosed in its proxy statement pursuant to Item 402 of Regulation S-K, not less frequently than once every three years. This is commonly known as a “Say-on-Pay” proposal or resolution.

At our 2011 and 2017 annual meetings of stockholders, our stockholders voted on a proposal regarding the frequency of holding a non-binding, advisory vote on the compensation of our NEOs. More than 85% of the votes cast on the frequency proposal in both years were cast in favor of holding a non-binding, advisory vote on the compensation of the Company’s NEOs every year, which was consistent with the recommendation of our Board of Directors. Our Board of Directors considered the voting results with respect to the frequency proposal and other factors and caused the Company to hold a non-binding, advisory vote on the compensation of the Company’s NEOs every year since 2011. The next required advisory vote on the frequency of holding the non-binding, advisory vote on the compensation of our NEOs will occur at the 2023 annual meeting of stockholders. See “Proposal 3: Frequency of Named Executive Officer Compensation.”

Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the 2023 annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The vote is advisory, and therefore not binding on BXP, our Board of Directors or the Compensation Committee. However, our Board of Directors and our Compensation Committee value the opinions of our stockholders and will consider the results of the vote when considering future compensation decisions for our NEOs.

VOTE REQUIRED

The affirmative vote of a majority of shares of common stock present in person or represented by proxy at the meeting and entitled to vote on this proposal is required for the approval of this proposal. Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal. Broker non-votes, if any, are not counted in determining the number of shares present and entitled to vote and will therefore have no effect on the outcome.

Recommendation of the Board

The Board of Directors unanimously recommends a vote “FOR” the approval of the compensation paid to the Company’s NEOs as disclosed in this proxy statement. Properly authorized proxies solicited by the Board of Directors will be voted for this proposal unless instructions to the contrary are given.

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10›	PROPOSAL 3: FREQUENCY OF ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

PROPOSAL 3:

FREQUENCY OF ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

PROPOSAL

Section 14A(a)(2) of the Exchange Act requires us to submit a non-binding, advisory proposal to stockholders not less frequently than every six years asking them to vote on whether advisory “Say-on-Pay” votes on named executive officer compensation, such as Proposal 2 of this proxy statement, should be held every one, two or three years.

Our Board has determined that, of the three alternatives, an advisory vote on NEO compensation that occurs every year is the most appropriate alternative for BXP, and therefore our Board recommends that you vote for a one-year interval for the advisory vote on executive compensation. Annual advisory votes will provide us with direct input on the compensation philosophy, policies and practices as disclosed in the proxy statement every year, and holding annual votes is consistent with our general policy of seeking input from, and engaging in discussions with, our investors on executive compensation and corporate governance matters. Holding annual advisory votes is also consistent with the frequency that was approved at each of our 2011 and 2017 annual meetings of stockholders, and it is the policy that we have followed since 2011. Accordingly, the administrative process of submitting a non-binding, advisory say-on-pay proposal to stockholders on an annual basis is not expected to impose substantial additional costs.

On this proposal, stockholders may vote for one of the following alternatives:

•	every year (box “1 Year” on the proxy card),

•	every two years (box “2 Years” on the proxy card),

•	every three years (box “3 Years” on the proxy card), or

•	abstain.

By selecting one of these alternatives, stockholders are voting to approve the alternative voted for (or abstain from this vote), and they are not voting to approve or disapprove of our recommendation. The vote on this proposal is advisory, and therefore not binding on BXP or our Board of Directors. Our Board of Directors currently intends for BXP to hold a “Say-on-Pay” vote every year. However, our Board values the opinions of our stockholders and intends to consider the results of this vote when determining how frequently to submit advisory votes on NEO compensation to our stockholders in the future. We understand that our stockholders may have different views as to what is the best approach for BXP, and we look forward to reviewing the voting results on this proposal.

Recommendation of the Board

The Board of Directors unanimously recommends a vote for a frequency of EVERY YEAR (BOX “1 YEAR”
ON THE PROXY CARD) for future advisory stockholder votes on executive compensation. Properly authorized proxies solicited by the Board of Directors will be voted for the alternative of EVERY YEAR unless instructions to the contrary are given.

VOTE REQUIRED

In order for any of the three alternatives regarding the frequency of future advisory votes on NEO compensation to be approved, it must receive the affirmative vote of a majority of shares of common stock present in person or represented by proxy at the meeting and entitled to vote on this proposal. Because there are three alternatives, it is possible that none of the three alternatives will be approved. However, stockholders will still be able to communicate their preference with respect to this advisory vote by choosing from among these three alternatives even if none of the alternatives is approved. Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal. Broker non-votes, if any, are not counted in determining the number of shares present and entitled to vote and will therefore have no effect on the outcome.

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11›	PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 4:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit our consolidated financial statements. The Audit Committee has selected and appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2023. PricewaterhouseCoopers LLP has audited our consolidated financial statements continuously since our initial public offering in June 1997. In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. Further, in conjunction with the mandated rotation of the PricewaterhouseCoopers LLP’s lead engagement partner, the Audit Committee and its Chair were directly involved in the selection of PricewaterhouseCoopers LLP’s lead engagement partner. The members of the Audit Committee believe that the continued retention of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm is in the best interests of BXP and its stockholders.

Although ratification by stockholders is not required by law or our By-laws, the Audit Committee believes that submission of its selection to stockholders is a matter of good corporate governance. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that doing so would be in the best interests of BXP and its stockholders. If our stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will consider that fact, together with such other factors it deems relevant, in determining its next selection of independent auditors.

We expect that a representative of PricewaterhouseCoopers LLP will attend the 2023 annual meeting of stockholders, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Recommendation of the Board

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023. Properly authorized proxies solicited by the Board of Directors will be voted for this proposal unless instructions to the contrary are given.

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11›	PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for the audit fee negotiations associated with the retention of PricewaterhouseCoopers LLP (“PwC”). Aggregate fees for professional services rendered by PwC for the years ended December 31, 2021 and 2022 were as follows:

	2022	2021
Audit Fees
Recurring audit, quarterly reviews and accounting assistance for new accounting standards and potential transactions	$2,688,026	$2,519,781
Comfort letters, consents and assistance with documents filed with the SEC and securities offerings	180,000	200,000
Subtotal	2,868,026	2,719,781
Audit-Related Fees
Audits required by lenders, joint ventures, tenants and other attestation reports	511,772	386,648
Tax Fees
Recurring tax compliance and REIT and other compliance matters	360,524	474,511
Tax planning and research	28,570	53,445
State and local tax examinations	425	4,360
Subtotal	389,519	532,316
All Other Fees
Software licensing fee	4,206	4,206
Total	$3,773,523	$3,642,951

AUDIT AND NON-AUDIT SERVICES PRE-APPROVAL POLICY

SEC rules require the Audit Committee to pre-approve all audit and non-audit services provided by our independent registered public accounting firm. In this regard, our Audit Committee adopted a policy concerning the pre-approval of these services to be provided by PwC, our independent registered public accounting firm. The policy requires that all services provided by PwC to us, including audit, audit-related, tax and other services, must be pre-approved by the Audit Committee. In some cases, pre-approval is provided by the full Audit Committee for up to a year, relates to a particular category or group of services and is subject to a particular budgeted maximum. In other cases, specific pre-approval is required. The Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve additional services, and any such pre-approvals must then be communicated to the full Audit Committee.

The Audit Committee approved all audit and non-audit services provided to us by PwC during the 2021 and 2022 fiscal years, and none of the services described above were approved pursuant to Rule 2-01(c)(7)(i)(c) of Regulation S-X, which relates to circumstances where the Audit Committee pre-approval requirement is waived.

VOTE REQUIRED

The affirmative vote of a majority of shares of common stock present in person or represented by proxy at the meeting and entitled to vote on this proposal is required for the ratification of the appointment of PwC. Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal. Broker non-votes, if any, are not counted in determining the number of shares present and entitled to vote and will therefore have no effect on the outcome.

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11›	PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AUDIT COMMITTEE REPORT

The members of the Audit Committee of the Board of Directors of Boston Properties, Inc. submit this report in connection with the committee’s review of the financial reports for the fiscal year ended December 31, 2022 as follows:

1.	The Audit Committee has reviewed and discussed with management the audited financial statements for Boston Properties, Inc. for the fiscal year ended December 31, 2022.

2.

The Audit Committee has discussed with representatives of PwC the matters required to be discussed with the Audit Committee by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

3.

The Audit Committee has received the written disclosures and the letter from the independent accountant required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC.

The Audit Committee operates pursuant to a charter that was approved by our Board of Directors. A copy of the Audit Committee Charter is available in the Investors section of our website at https://investors.bxp.com/ under the heading “Governance.”

Submitted by the Audit Committee:

David A. Twardock, Chair

Bruce W. Duncan

Mary E. Kipp

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12›	OTHER MATTERS

OTHER MATTERS

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Board of Directors has adopted a Related Person Transaction Approval and Disclosure Policy for the review and approval of any related person transaction. This written policy provides that all related person transactions must be reviewed and approved by a majority of the independent directors of our Board of Directors in advance of us or any of our subsidiaries entering into the transaction; provided that, if we or any of our subsidiaries enters into a transaction without recognizing that such transaction constitutes a related person transaction, the approval requirement will be satisfied if such transaction is promptly reviewed, approved and ratified by a majority of the independent directors of our Board of Directors. If any related person transaction is not approved or ratified by a majority of the independent directors of our Board, then to the extent permitted under applicable law, management shall use all reasonable efforts to amend, cancel or rescind the transaction. In addition, any related person transaction previously approved by a majority of the independent directors of our Board or otherwise already existing that is ongoing in nature shall be reviewed by a majority of the independent directors of our Board annually to ensure that such related person transaction has been conducted in accordance with the previous approval granted by such independent directors, if any, and remains appropriate.

The term “related person transaction” refers to a transaction required to be disclosed by us pursuant to Item 404 of Regulation S-K (or any successor provision) promulgated by the SEC other than a transaction for which an obligation to disclose under Item 404 of Regulation S-K (or any successor provision) arises solely from the fact that a beneficial owner of more than 5% of a class of the Company’s voting securities (or an immediate family member of any such beneficial owner) has an interest in the transaction. For purposes of determining whether disclosure is required, a related person will not be deemed to have a direct or indirect material interest in any transaction that is deemed to be immaterial (or would be deemed immaterial if such related person was a director) for purposes of determining director independence pursuant to the Company’s categorical standards of director independence. Please refer to the categorical standards under “Proposal 1: Election of Directors – Director Independence” beginning on page 21.

We lease approximately 2,700 square feet of office space to a start-up company of which Mr. Klein, a member of our Board, is the Chief Executive Officer. The start-up company made aggregate payments to the Company of approximately $584,755 and $44,000 during the years ended 2022 and 2021, respectively. Of the amount paid by the start-up company in 2022, approximately $264,000 represented aggregate monthly rental payments while the remainder represented payments for assistance with tenant fit-out work that the start-up company requested. The Company does not expect the fit-out services or payments to recur. The total amount due under the lease in 2023 is approximately $220,000.

In January 2018, Mr. Ritchey’s brother became an employee of a real estate firm with which the Company has entered into a contract for services. Since January 1, 2022, the Company has paid this real estate firm approximately $1,930,681. The Company terminated its contract with this real estate firm and expects to pay decreased leasing commissions in 2023. Mr. Ritchey is the Senior Executive Vice President of BXP. The Company believes the terms of the related agreements are comparable to similar arrangements with other brokers in relevant markets.

We are partners with affiliates of Norges Bank Investment Management in joint ventures that own Times Square Tower, 601 Lexington Avenue, 100 Federal Street and Atlantic Wharf Office. Based on a Schedule 13G/A filed with the SEC on February 14, 2023, Norges Bank (The Central Bank of Norway), an affiliate of Norges Bank Investment Management, is the beneficial owner of more than 5% of our common stock.

We lease office space at our Santa Monica Business Park property to an entity that was acquired by an affiliate of BlackRock, Inc. in August 2018. Based on a Schedule 13G/A filed with the SEC on January 26, 2023, BlackRock is the beneficial owner of more than 5% of our common stock. Since January 1, 2022, BlackRock paid the Company approximately $1,652,497 in lease payments.

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12›	OTHER MATTERS

STOCKHOLDER NOMINATIONS FOR DIRECTOR AND PROPOSALS FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS

›  STOCKHOLDER PROPOSALS SUBMITTED FOR INCLUSION IN OUR PROXY STATEMENT

Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in BXP’s proxy statement and form of proxy for its 2024 annual meeting of stockholders must be received by BXP on or before December 15, 2023 in order to be considered for inclusion. The proposals must also comply with the requirements as to form and substantive requirements established by the SEC if they are to be included in the proxy statement and form of proxy. Additionally, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act. Any such proposals should be mailed to: Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103, Attn.: Secretary.

›  PROXY ACCESS DIRECTOR NOMINATIONS FOR INCLUSION IN OUR PROXY STATEMENT

In order for an eligible stockholder or group of stockholders to nominate a director candidate for election at Boston Properties’ 2024 annual meeting pursuant to the proxy access provision of our By-laws, notice of the nomination and other required information must be received by BXP on or before December 15, 2023, unless our 2024 annual meeting of stockholders is scheduled to take place before April 23, 2024 or after July 22, 2024. Our By-laws state that such notice and other required information must be received by BXP not less than 120 days prior to the anniversary of the date of the proxy statement for the prior year’s annual meeting of stockholders; provided, however, that in the event the annual meeting is scheduled to be held on a date more than 30 days before the anniversary of the date of the immediately preceding annual meeting, or the annual meeting anniversary date, or more than 60 days after the annual meeting anniversary date, or if no annual meeting was held in the preceding year, the deadline for the receipt of such notice and other required information shall be the close of business on the later of (1) the 180th day prior to the scheduled date of such annual meeting or (2) the 15th day following the day on which public announcement of the date of such annual meeting is first made.

In addition, our By-laws require the eligible stockholder or group of stockholders to update and supplement such information (or provide notice stating that there are no updates or supplements) as of specified dates. Notices and other required information must be received by our Secretary at our principal executive office, which is currently Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103.

›  OTHER PROPOSALS OR NOMINATIONS

Stockholder proposals and nominations of directors to be presented at BXP’s 2024 annual meeting, other than stockholder nominations submitted pursuant to Exchange Act Rule 14a-19, stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in BXP’s proxy statement and form of proxy for our 2024 annual meeting or stockholder proposals submitted pursuant to the proxy access provision of our By-laws, must be received in writing at our principal executive office not earlier than January 24, 2024, nor later than March 9, 2024, unless our 2024 annual meeting of stockholders is scheduled to take place before April 23, 2024 or after July 22, 2024. Our By-laws state that the stockholder must provide (1) timely written notice of such proposal or nomination and supporting documentation and (2) be present at such meeting, either in person or by a representative. A stockholder’s notice shall be timely received by BXP at its principal executive office not less than 75 days nor more than 120 days prior to the annual meeting anniversary date; provided, however, that in the event the annual meeting is scheduled to be held on a date more than 30 days before the annual meeting anniversary date or more than 60 days after the annual meeting anniversary date, a stockholder’s notice shall be timely if received by BXP at its principal executive office not later than the close of business on the later of (1) the 75th day prior to the scheduled date of such annual meeting or (2) the

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12›	OTHER MATTERS

15th day following the day on which public announcement of the date of such annual meeting is first made by BXP. Proxies solicited by our Board of Directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules and regulations governing the exercise of this authority. Any such proposals must be received by our Secretary at our principal executive office, which is currently Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103.

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13›	INFORMATION ABOUT THE ANNUAL MEETING

INFORMATION ABOUT THE ANNUAL MEETING

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

As permitted by SEC rules, to save money and help conserve natural resources, we are making this proxy statement and our 2022 Annual Report, including a copy of our annual report on Form 10-K and financial statements for the year ended December 31, 2022, available to our stockholders electronically via the Internet instead of mailing them. On or about April 13, 2023, we began mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access this proxy statement and our annual report online, as well as instructions on how to vote. Also on or about April 13, 2023, we began mailing printed copies of these proxy materials to stockholders that have requested printed copies. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting the materials included in the Notice. Our 2022 annual report is not part of the proxy solicitation material.

PURPOSE OF THE ANNUAL MEETING

At the 2023 annual meeting, stockholders will be asked to vote upon the matters set forth in the accompanying notice of annual meeting, including the election of directors, an advisory resolution on NEO compensation, an advisory vote on the frequency of holding an advisory vote on NEO compensation and the ratification of the appointment of our independent registered public accounting firm.

PRESENTATION OF OTHER MATTERS AT THE ANNUAL MEETING

We are not currently aware of any other matters to be presented at the 2023 annual meeting other than those described in this proxy statement. If any other matters are properly presented at the meeting, any proxies received by us will be voted in the discretion of the proxy holders.

STOCKHOLDERS ENTITLED TO VOTE

If you were a stockholder of record as of the close of business on March 29, 2023, you are entitled to receive notice of the 2023 annual meeting and to vote the shares of BXP common stock held as of the close of business on the record date. Each stockholder is entitled to one vote for each share of common stock you held as of the close of business on the record date. Holders of common units, LTIP units and deferred stock units are not entitled to vote those securities on any of the matters presented at the 2023 annual meeting.

ATTENDING THE ANNUAL MEETING

All stockholders of record of shares of BXP common stock at the close of business on the record date, or their designated proxies, are authorized to attend the 2023 annual meeting. Each stockholder and proxy will be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted. If you are not a stockholder of record but you hold your shares in “street name” (i.e., your shares are held in an account maintained by a broker, bank or other nominee), then you should provide proof of beneficial ownership as of the record date, such as an account statement reflecting your stock ownership as of the record date, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership. We reserve the right to determine the validity of any purported proof of beneficial ownership. If you do not have proof of ownership, you may not be admitted

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13›	INFORMATION ABOUT THE ANNUAL MEETING

to the annual meeting. Cameras, recording devices and other electronic devices will not be permitted, and attendees may be subject to security inspections and other security precautions. You may obtain directions to the 2023 annual meeting on our website at https://investors.bxp.com/proxy-materials.

QUORUM FOR THE ANNUAL MEETING

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the annual meeting. As of the record date, there were 156,829,793 shares of common stock outstanding and entitled to vote at the 2023 annual meeting. Each share of common stock outstanding on the record date is entitled to one vote on each matter properly submitted at the annual meeting and, with respect to the election of directors, one vote for each director to be elected. Abstentions or “broker non-votes” (i.e., shares represented at the meeting held by brokers, banks or other nominees, as to which the proxy has been properly executed but instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which, on one or more but not all matters, the broker does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the annual meeting.

HOW TO VOTE

›  VOTING IN PERSON AT ANNUAL MEETING

If you are a stockholder of record and attend the annual meeting you may vote your shares of BXP common stock in person at the meeting. If you hold your shares of BXP common stock in street name and you wish to vote in person at the meeting, you will need to obtain a “legal proxy” from the broker, bank or other nominee that holds your shares to attend, participate in and vote at the annual meeting.

›  VOTING SHARES REGISTERED DIRECTLY IN THE NAME OF THE STOCKHOLDER

If you hold your shares of common stock in your own name as a holder of record with our transfer agent, Computershare Trust Company, N.A., you may instruct the proxy holders named in the proxy card how to vote your shares of common stock in one of the following ways:

Vote by Internet. You may vote via the Internet by following the instructions provided in the Notice or, if you received printed materials, on your proxy card. The website for Internet voting is printed on the Notice and also on your proxy card. Please have your Notice or proxy card in hand. Internet voting is available 24 hours per day until 11:59 p.m., Eastern Time, on May 22, 2023. You will receive a series of instructions that will allow you to vote your shares of common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded.

If you vote via the Internet, you do not need to return your proxy card.

Vote by Telephone. If you received printed copies of the proxy materials, you also have the option to vote by telephone by calling the toll-free number listed on your proxy card. Telephone voting is available 24 hours per day until 11:59 p.m., Eastern Time, on May 22, 2023. When you call, please have your proxy card in hand. You will receive a series of voice instructions that will allow you to vote your shares of common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded. If you did not receive printed materials and would like to vote by telephone, you must request printed copies of the proxy materials by following the instructions on your Notice.

If you vote by telephone, you do not need to return your proxy card.

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13›	INFORMATION ABOUT THE ANNUAL MEETING

Vote by Mail. If you received printed materials, and would like to vote by mail, then please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided. If you did not receive printed materials and would like to vote by mail, you must request printed copies of the proxy materials by following the instructions on your Notice.

›  VOTING BY PROXY FOR SHARES REGISTERED IN STREET NAME

If your shares of common stock are held in street name, then you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares of common stock voted. Pursuant to the NYSE rules, if you do not give instructions to your broker, bank or other nominee, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (proposal 4) is considered to be a discretionary item under the NYSE rules and your broker, bank or other nominee will be able to vote on that item even if it does not receive instructions from you. The election of directors (proposal 1), the non-binding, advisory vote on NEO compensation (proposal 2) and the frequency of the vote for the non-binding advisory vote on NEO compensation (proposal 3) are considered non-discretionary items. If you do not instruct your broker, bank or other nominee how to vote your shares with respect to these non-discretionary items, it may not vote with respect to these proposals and those votes will be counted as broker non-votes. We strongly encourage you to submit your proxy with instructions and exercise your right to vote as a stockholder.

REVOKING PROXY INSTRUCTIONS

You may revoke your proxy at any time before it has been exercised by:

•	filing a written revocation with the Secretary of Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103;

•	submitting a new proxy by telephone, Internet or proxy card after the time and date of the previously submitted proxy; or

•	attending the annual meeting and voting by ballot at the annual meeting.

If you are a stockholder of record as of the record date attending the annual meeting, you may vote in person whether or not a proxy has been previously given, but your presence (without further action) at the annual meeting will not constitute revocation of a previously given proxy.

ACCESSING BXP’S PROXY MATERIALS ELECTRONICALLY

This proxy statement and our 2022 annual report are available at https://investors.bxp.com/proxy-materials. Instead of receiving copies of our future annual reports, proxy statements, proxy cards and, when applicable, Notices of Internet Availability of Proxy Materials, by mail, we encourage you to elect to receive an email that will provide electronic links to our proxy materials and also will give you an electronic link to the proxy voting site. Choosing to receive your future proxy materials online will save us the cost of producing and mailing the proxy materials or Notices of Internet Availability of Proxy Materials to you and help conserve natural resources. You may sign up for electronic delivery by visiting https://investors.bxp.com/proxy-materials.

| 2023 Proxy Statement 134

13›	INFORMATION ABOUT THE ANNUAL MEETING

HOUSEHOLDING

If you and other residents at your mailing address own shares of common stock in street name, your broker, bank or other nominee may have sent you a notice that your household will receive only one annual report, Notice of Internet Availability of Proxy Materials, notice of annual meeting and/or proxy statement. This procedure, known as “householding,” is intended to reduce the volume of duplicate information stockholders receive and also reduce our printing and postage costs. Under applicable law, if you consented or were deemed to have consented, your broker, bank or other nominee may send one copy of our annual report, Notice of Internet Availability of Proxy Materials, notice of annual meeting and/or proxy statement to your address for all residents that own shares of common stock in street name. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee. If you are receiving multiple copies of our annual report, Notice of Internet Availability of Proxy Materials, notice of annual meeting and/or proxy statement, you may be able to request householding by contacting your broker, bank or other nominee.

If you wish to request extra copies free of charge of our 2022 annual report or proxy statement, please send your request to Investor Relations, Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103; call us with your request at (617) 236-3822; or visit our website at http://www.bxp.com.

EXPENSES OF SOLICITATION

We will bear the cost of solicitation of proxies. In an effort to have as many votes cast at the annual meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by telephone, electronic communication or mail by one or more of our employees. We also may reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy materials to their principals who are beneficial owners of shares of our common stock. In addition, we retained MacKenzie Partners, Inc., a proxy solicitation firm, to act as proxy solicitor on our behalf. We agreed to pay Mackenzie Partners a fee of $7,500 plus reimbursement of its reasonable out-of-pocket expenses.

| 2023 Proxy Statement 135

APPENDIX A

Disclosures Relating to Non-GAAP Financial Measures

Reconciliation of Net Income Attributable to Boston Properties, Inc. Common Shareholders to Funds From Operations (FFO) attributable to Boston Properties, Inc. common shareholder

	For the year ended December 31,
	2022	2021	2020
	(unaudited and in thousands, except per share amounts)

Net income attributable to Boston Properties, Inc. common shareholders	$848,947	$496,223	$862,227

Add:

Preferred stock redemption charge	—	6,412	—

Preferred dividends	—	2,560	10,500

Noncontrolling interest—common units of the Operating Partnership	96,780	55,931	97,704

Noncontrolling interests in property partnerships	74,857	70,806	48,260

Net income	1,020,584	631,932	1,018,691

Add:

Depreciation and amortization	749,775	717,336	683,751

Noncontrolling interests in property partnerships’ share of depreciation and amortization	(70,208)	(67,825)	(71,850)

BXP’s share of depreciation and amortization from unconsolidated joint ventures	89,275	71,966	80,925

Corporate-related depreciation and amortization	(1,679)	(1,753)	(1,840)

Impairment loss on investment in unconsolidated joint venture (1)	50,705	—	60,524

Less:

Gain on sale of real estate included within (loss) income from unconsolidated joint ventures(2)	—	10,257	5,958

Gains on sales of real estate	437,019	123,660	618,982

Gain on sales-type lease	10,058	—	—

Unrealized loss on non-real estate investment	(150)	—	—

Noncontrolling interests in property partnerships	74,857	70,806	48,260

Preferred dividends	—	2,560	10,500

Preferred stock redemption charge	—	6,412	—

Funds from Operations (FFO) attributable to the Operating Partnership common unitholders (including Boston Properties, Inc.)	1,316,668	1,137,961	1,086,501

Less:

Noncontrolling interest—common units of the Operating Partnership’s share of funds from operations	133,115	111,975	108,310

Funds from Operations attributable to Boston Properties, Inc. common shareholders	$1,183,553	$1,025,986	$978,191

| 2023 Proxy Statement A-1

	For the year ended December 31,
	2022	2021	2020
	(unaudited and in thousands, except per share amounts)

Boston Properties, Inc.’s percentage share of Funds from Operations—basic	89.89%	90.16%	90.03%

Weighted average shares outstanding—basic	156,726	156,116	155,432

FFO per share basic	$7.55	$6.57	$6.29

Weighted average shares outstanding—diluted	157,137	156,376	155,517

FFO per share diluted	$7.53	$6.56	$6.29

(1)

The impairment loss on investment in unconsolidated joint venture consists of an other-than-temporary decline in the fair value below the carrying value of our investment in the Dock 72 unconsolidated joint venture for the years ended December 31, 2022 and 2020.

(2)

Consists of the portion of income from unconsolidated joint ventures related to the gain on sale of real estate associated with the sale of our ownership interest in the joint venture that owned Annapolis Junction Buildings Six and Seven for the year ended December 31, 2021 and Annapolis Junction Building Eight and two land parcels for the year ended December 31, 2020.

| 2023 Proxy Statement A-2

Reconciliation of Net Income Attributable to Boston Properties, Inc. Common Shareholders to BXP’s Share of Same Property Net Operating Income (NOI) (excluding termination income)

	For the year ended December 31,
	2022	2021
	(unaudited and in thousands)

Net income attributable to Boston Properties, Inc. common shareholders	$848,947	$496,223

Add:

Preferred stock redemption charge	—	6,412

Preferred dividends	—	2,560

Noncontrolling interest—common units of the Operating Partnership	96,780	55,931

Noncontrolling interests in property partnerships	74,857	70,806

Interest expense	437,139	423,346

Losses from early extinguishment of debt	—	45,182

Unrealized loss on non-real estate investment	150	—

Loss from unconsolidated joint ventures	59,840	2,570

Depreciation and amortization expense	749,775	717,336

Transaction costs	2,905	5,036

Payroll and related costs from management services contracts	15,450	12,487

General and administrative expense	146,378	151,573

Less:

Gains (losses) from investments in securities	(6,453)	5,626

Other income—assignment fee	6,624	—

Interest and other income (loss)	11,940	5,704

Gain on sales-type lease	10,058	—

Gains on sales of real estate	437,019	123,660

Direct reimbursements of payroll and related costs from management services contracts	15,450	12,487

Development and management services revenue	28,056	27,697

Net Operating (NOI)	1,929,527	1,814,288

Less:

Termination income	7,704	11,482

NOI from non Same Properties (excluding termination income)	145,944	82,605

Same Property NOI (excluding termination income)	1,775,879	1,720,201

Less:

Partners’ share of NOI from consolidated joint ventures (excluding termination income and after priority allocations)(1)	190,687	186,307

BXP’s share of NOI from non Same Properties from unconsolidated joint ventures (excluding termination income)	41,867	12,679

| 2023 Proxy Statement A-3

	For the year ended December 31,
	2022	2021
	(unaudited and in thousands)

Add:

Partners’ share of NOI from non Same Properties from consolidated joint ventures (excluding termination income and after priority allocations)	6,859	5,441

BXP’s share of NOI from unconsolidated joint ventures (excluding termination income) (2)	144,173	106,975

BXP’s Share of Same Property NOI (excluding termination income)	$1,694,357	$1,633,631

(1)	See “Consolidated Joint Ventures” in this Appendix for additional details.
(2)	See “Unconsolidated Joint Ventures” in this Appendix for additional details.

| 2023 Proxy Statement A-4

Reconciliation of Net Income Attributable to Boston Properties, Inc. Common Shareholders to BXP’s Share of Same Property NOI – Cash (excluding termination income)

	For the year ended December 31,
	2022	2021
	(unaudited and in thousands)

Net income attributable to Boston Properties, Inc. common shareholders	$848,947	$496,223

Add:

Preferred stock redemption charge	—	6,412

Preferred dividends	—	2,560

Noncontrolling interest—common units of the Operating Partnership	96,780	55,931

Noncontrolling interests in property partnerships	74,857	70,806

Interest expense	437,139	423,346

Losses from early extinguishment of debt	—	45,182

Unrealized loss on non-real estate investment	150	—

Loss from unconsolidated joint ventures	59,840	2,570

Depreciation and amortization expense	749,775	717,336

Transaction costs	2,905	5,036

Payroll and related costs from management services contracts	15,450	12,487

General and administrative expense	146,378	151,573

Less:

Gains (losses) from investments in securities	(6,453)	5,626

Other income—assignment fee	6,624	—

Interest and other income (loss)	11,940	5,704

Gain on sales-type lease	10,058	—

Gains on sales of real estate	437,019	123,660

Direct reimbursements of payroll and related costs from management services contracts	15,450	12,487

Development and management services revenue	28,056	27,697

Net Operating (NOI)	1,929,527	1,814,288

Less:

Straight-line rent	107,965	106,291

Fair value lease revenue	9,105	4,204

Termination income	7,704	11,482

Add:

Straight-line ground rent expense adjustment(1)	2,469	2,760

Lease transaction costs that qualify as rent inducements(2)	15,748	10,506

NOI—cash (excluding termination income)	1,822,970	1,705,577

Less:

NOI—cash from non Same Properties (excluding termination income)	110,957	90,725

Same Property NOI—cash (excluding termination income)	1,712,013	1,614,852

| 2023 Proxy Statement A-5

	For the year ended December 31,
	2022	2021
	(unaudited and in thousands)

Less:

Partners’ share of NOI—cash from consolidated joint ventures (excluding termination income and after priority allocations)(3)	179,117	184,357

BXP’s share of NOI—cash from non Same Properties from unconsolidated joint ventures (excluding termination income)	27,298	11,867

Add:

Partners’ share of NOI—cash from non Same Properties from consolidated joint ventures (excluding termination income and after priority allocations)	5,185	11,778

BXP’s share of NOI—cash from unconsolidated joint ventures (excluding termination income)(4)	113,308	98,870

BXP’s Share of Same Property NOI—cash (excluding termination income)	$1,624,091	$1,529,276

(1)

In light of the front-ended, uneven rental payments required by the Company’s 99-year ground and air rights lease for the 100 Clarendon Street garage and Back Bay Transit Station in Boston, MA, and to make period-to-period comparisons more meaningful to investors, the adjustment does not include the straight-line impact of approximately $83 and $156 for the year ended December 31, 2022 and 2021, respectively. As of December 31, 2022, the Company has remaining lease payments aggregating approximately $25.3 million, all of which it expects to incur by the end of 2024 with no payments thereafter. Under GAAP, the Company is recognizing expense of $(348) per year on a straight-line basis over the term of the lease. However, unlike more traditional ground and air rights leases, the timing and amounts of the rental payments by the Company correlate to the uneven timing and funding by the Company of capital expenditures related to improvements at Back Bay Transit Station. As a result, the amounts excluded from the adjustment each quarter through 2024 may vary significantly. For the year ended December 31, 2021 excludes $(23.0) million of prepaid ground rent expense in connection with the ground lease at Sumner Square located in Washington, DC.

(2)	Consist of lease transaction costs that qualify as rent inducements in accordance with GAAP
(3)	See “Consolidated Joint Ventures” in this Appendix for additional details.
(4)	See “Unconsolidated Joint Ventures” in this Appendix for additional details.

| 2023 Proxy Statement A-6

Unconsolidated Joint Ventures

For the year ended December 31, 2022

(unaudited and dollars in thousands)

	Boston	Los Angeles	New York	San Francisco	Seattle	Washington, DC	Total Unconsolidated Joint Ventures

Revenue

Lease(1)	$89,971	$110,554	$23,423	$42,146	$27,601	$120,168	$413,863

Write-offs associated with accounts receivable, net	—	—	—	—	—	—	—

Straight-line rent	11,263	27,534	309	2,199	2,642	16,393	60,340

Reinstatement of straight-line rent	2,004	307	—	—	—	207	2,518

Fair value lease revenue	—	1,094	752	112	4,636	—	6,594

Termination income	1,134	1,008	1,673	—	(5)	—	3,810

Total lease revenue	104,372	140,497	26,157	44,457	34,874	136,768	487,125

Parking and other	18	11,352	170	621	2,067	6,992	21,220

Total rental revenue	104,390	151,849	26,327	45,078	36,941	143,760	508,345
Expenses

Operating	35,923	53,429	22,287 (2)	17,810	14,121	53,844	197,414

Net operating income/(loss)	68,467	98,420	4,040	27,268	22,820	89,916	310,931

Other income/(expense)

Development and management services revenue	—	—	2,013	201	6	121	2,341

Interest and other income	282	246	177	26	97	563	1,391

Interest expense	(27,048)	(47,568)	(18,716)	(17)	(10,620)	(50,096)	(154,065)

Unrealized gain on derivative instruments	—	—	1,681	—	—	—	1,681

Transaction costs	(317)	(4)	—	—	(66)	(450)	(837)

Depreciation and amortization expense	(34,197)	(51,643)	(13,929)	(19,281)	(22,089)	(39,902)	(181,041)

General and administrative expense	(109)	(123)	(726)	(33)	(89)	(138)	(1,218)

Loss from early extinguishment of debt	—	—	—	—	—	(1,327)	(1,327)

Total other income/(expense)	(61,389)	(99,092)	(29,500)	(19,104)	(32,761)	(91,229)	(333,075)

Net income/(loss)	$7,078	$(672)	$(25,460)	$8,164	$(9,941)	$(1,313)	$(22,144)

| 2023 Proxy Statement A-7

	Boston	Los Angeles		New York	San Francisco		Seattle	Washington, DC		Total Unconsolidated Joint Ventures

Reconciliation of BXP’s share of Net Operating Income/(Loss)

BXP’s share of rental revenue	$52,195	$81,182	(4)	$10,863	$21,690	(4)	$12,437	$57,453	(3)	$235,820

BXP’s share of operating expenses	17,962	28,158		9,269	8,905		4,747	20,698	(3)	89,739

BXP’s share of net operating income/(loss)	34,233	53,024	(4)	1,594	12,785	(4)	7,690	36,755	(3)	146,081

Less:

BXP’s share of termination income	567	504		838	—		(1)	—		1,908

BXP’s share of net operating income/(loss) (excluding termination income)	33,666	52,520		756	12,785		7,691	36,755	(3)	144,173

Less:

BXP’s share of straight-line rent	6,632	14,641	(4)	296	1,129	(4)	888	7,486	(3)	31,072

BXP’s share of fair value lease revenue	—	1,805	(4)	263	(819	)(4)	1,558	—		2,807

Add:

BXP’s share of straight-line ground rent expense adjustment	—	—		576	—		—	—		576

BXP’s share of lease transaction costs that qualify as rent inducements	—	2,737		—	—		(21)	(278	)(3)	2,438

BXP’s share of net operating income/(loss) - cash (excluding termination income)	$27,034	$38,811	(4)	$773	$12,475	(4)	$5,224	$28,991	(3)	$113,308

(1)	Lease revenue includes recoveries from tenants and service income from tenants.
(2)	Includes approximately $1,152 of straight-line ground rent expense.
(3)	Reflects the allocation percentages pursuant to the achievement of specified investment return thresholds as provided for in the joint venture agreement of 901 New York Avenue.
(4)	The Company’s purchase price allocation under ASC 805 for certain joint ventures differs from the historical basis of the venture.

| 2023 Proxy Statement A-8

Unconsolidated Joint Ventures

For the year ended December 31, 2021

(unaudited and dollars in thousands)

	Boston	Los Angeles	New York	San Francisco	Seattle	Washington, DC	Total Unconsolidated Joint Ventures
Revenue

Lease(1)	$54,721	$123,020	$11,598	$45,920	$8,988	$101,167	$345,414

Write-offs associated with accounts receivable, net	—	(13)	233	—	—	—	220

Straight-line rent	969	10,918	467	1,252	797	2,852	17,255

Write-offs associated with straight-line rent	—	(81)	—	—	—	(186)	(267)

Fair value lease revenue	—	1,307	—	168	1,526	—	3,001

Termination income	1,600	(41)	—	—	—	—	1,559

Total lease revenue	57,290	135,110	12,298	47,340	11,311	103,833	367,182

Parking and other	75	9,848	—	4	365	4,639	14,931

Total rental revenue	57,365	144,958	12,298	47,344	11,676	108,472	382,113
Expenses

Operating	24,268	49,795	14,309 (2)	18,518	4,257	46,433	157,580

Net operating income/(loss)	33,097	95,163	(2,011)	28,826	7,419	62,039	224,533
Other income/(expense)

Development and management services revenue	—	—	1,260	245	—	3	1,508

Interest and other income	—	20	—	8	—	—	28

Interest expense	(11,958)	(47,760)	(8,869)	(6)	(2,105)	(38,186)	(108,884)

Transaction costs	—	—	(463)	—	—	(7)	(470)

Depreciation and amortization expense	(22,235)	(50,855)	(10,738)	(22,584)	(6,783)	(33,926)	(147,121)

General and administrative expense	(43)	(459)	(75)	(4)	(2)	(335)	(918)

Total other income/(expense)	(34,236)	(99,054)	(18,885)	(22,341)	(8,890)	(72,451)	(255,857)

Net income/(loss)	$(1,139)	$(3,891)	$(20,896)	$6,485	$(1,471)	$(10,412)	$(31,324)

| 2023 Proxy Statement A-9

	Boston	Los Angeles		New York	San Francisco		Seattle	Washington, DC		Total Unconsolidated Joint Ventures

Reconciliation of BXP’s share of Net Operating Income/(Loss)

BXP’s share of rental revenue	$28,685	$77,957	(4)	$6,148	$23,861	(5)	$3,931	$41,131	(3)	$181,713

BXP’s share of operating expenses	12,134	26,315		6,812	9,710		1,433	17,554	(3)	73,958

BXP’s share of net operating income/(loss)	16,551	51,642	(4)	(664)	14,151	(5)	2,498	23,577	(3)	107,755

Less:

BXP’s share of termination income	801	(21)		—	—		—	—		780

BXP’s share of net operating income/(loss) (excluding termination income)	15,750	51,663		(664)	14,151		2,498	23,577	(3)	106,975

Less:

BXP’s share of straight-line rent	485	6,419	(4)	350	685	(5)	268	801	(3)	9,008

BXP’s share of fair value lease revenue	—	1,956	(4)	—	(829	)(5)	514	—		1,641

Add:

BXP’s share of straight-line ground rent expense adjustment	$—	$—		$821	$—		$—	$—		$821

BXP’s share of lease transaction costs that qualify as rent inducements	—	565		1,222	—		22	(86	)(3)	1,723

BXP’s share of net operating income/(loss)—cash (excluding termination income)	$15,265	$43,853	(4)	$1,029	$14,295	(5)	$1,738	$22,690	(3)	$98,870

(1)	Lease revenue includes recoveries from tenants and service income from tenants.
(2)	Includes approximately $1,643 of straight-line ground rent expense.
(3)	Reflects the allocation percentages pursuant to the achievement of specified investment return thresholds as provided for in the joint venture agreement of 901 New York Avenue.
(4)	The Company’s purchase price allocation under ASC 805 for Colorado Center differs from the historical basis of the venture resulting in the majority of the basis differential for this region.
(5)	The Company’s purchase price allocation under ASC 805 for Gateway Commons differs from the historical basis of the venture resulting in the majority of the basis differential for this region.

| 2023 Proxy Statement A-10

Consolidated Joint Ventures

For the year ended December 31, 2022

(unaudited and dollars in thousands)

		Norges Joint Ventures
		Times Square Tower

		601 Lexington Avenue / One Five Nine East 53rd Street
	767 Fifth Avenue (The GM Building)	100 Federal Street Atlantic Wharf Office	Total Consolidated Joint Ventures

Revenue

Lease(1)	$295,337	$403,247	$698,584

Straight-line rent	9,118	11,200	20,318

Fair value lease revenue	1,189	147	1,336

Termination income	1,796	906	2,702

Total lease revenue	307,440	415,500	722,940

Parking and other	—	5,748	5,748

Total rental revenue	307,440	421,248	728,688

Expenses

Operating	118,160	149,998	268,158

Net Operating Income (NOI)	189,280	271,250	460,530

Other income (expense)

Development and management services revenue	—	(81)	(81)

Interest and other income	1,153	1,616	2,769

Interest expense	(84,287)	(30,702)	(114,989)

Depreciation and amortization expense	(65,780)	(91,747)	(157,527)

General and administrative expense	(257)	(400)	(657)

Total other income (expense)	(149,171)	(121,314)	(270,485)

Net income	$40,109	$149,936	$190,045

BXP’s nominal ownership percentage	60.00%	55.00%

Partners’ share of NOI (after income allocation to private REIT shareholders)(2)	$73,118	$118,694	$191,812

BXP’s share of NOI (after income allocation to private REIT shareholders)	$116,162	$152,556	$268,718

Reconciliation of Partners’ share of Net Operating Income (Loss) (NOI)(2)

Rental revenue	$122,977	$189,562	$312,539

Less: Termination income	718	407	1,125

Rental revenue (excluding termination income)	122,259	189,155	311,414

| 2023 Proxy Statement A-11

		Norges Joint Ventures
		Times Square Tower

		601 Lexington Avenue / One Five Nine East 53rd Street
	767 Fifth Avenue (The GM Building)	100 Federal Street Atlantic Wharf Office	Total Consolidated Joint Ventures

Less:

Operating expenses (including partners’ share of management and other fees)	$49,859	$70,910	$120,769

Income allocation to private REIT shareholders	—	(42)	(42)

NOI (excluding termination income and after income allocation to private REIT shareholders)	$72,400	$118,287	$190,687

Rental revenue (excluding termination income)	$122,259	$189,155	$311,414

Less:

Straight-line rent	3,648	5,039	8,687

Fair value lease revenue	476	65	541

Add:

Lease transaction costs that qualify as rent inducements	—	(2,342)	(2,342)

Subtotal	118,135	181,709	299,844

Less:

Operating expenses (including partners’ share of management and other fees)	49,859	70,910	120,769

Income allocation to private REIT shareholders	—	(42)	(42)

NOI—cash (excluding termination income and after income allocation to private REIT shareholders)	$68,276	$110,841	$179,117

(1)	Lease revenue includes recoveries from tenants and service income from tenants.
(2)	Amounts represent the partners’ share based on their respective ownership percentage.

| 2023 Proxy Statement A-12

Consolidated Joint Ventures

For the year ended December 31, 2021

(unaudited and dollars in thousands)

		Norges Joint Ventures
		Times Square Tower

		601 Lexington Avenue / One Five Nine East 53rd Street
	767 Fifth Avenue (The GM Building)	100 Federal Street Atlantic Wharf Office	Total Consolidated Joint Ventures

Revenue

Lease(1)	$290,894	$393,385	$684,279

Write-offs associated with accounts receivable, net	—	3	3

Straight-line rent	9,887	2,327	12,214

Write-offs associated with straight-line rent, net	—	(217)	(217)

Fair value lease revenue	(1,405)	352	(1,053)

Termination income	(5)	—	(5)

Total lease revenue	299,371	395,850	695,221

Parking and other	—	4,255	4,255

Insurance proceeds	—	5,250 (2)	5,250

Total rental revenue	299,371	405,355	704,726

Expenses

Operating	112,543	139,091	251,634

Restoration expenses related to insurance claim	—	5,335 (2)	5,335

Total expenses	112,543	144,426	256,969

Net Operating Income (NOI)	186,828	260,929	447,757

Other income (expense)

Development and management services revenue	—	9	9

Interest and other income	1	216	217

Loss from early extinguishment of debt	—	(104)	(104)

Interest expense	(84,712)	(29,951)	(114,663)

Depreciation and amortization expense	(63,589)	(89,903)	(153,492)

General and administrative expense	(230)	(394)	(624)

Total other income (expense)	(148,530)	(120,127)	(268,657)

Net income	$38,298	$140,802	$179,100

| 2023 Proxy Statement A-13

		Norges Joint Ventures
		Times Square Tower

		601 Lexington Avenue / One Five Nine East 53rd Street
	767 Fifth Avenue (The GM Building)	100 Federal Street Atlantic Wharf Office	Total Consolidated Joint Ventures

BXP’s nominal ownership percentage	60.00%	55.00%

Partners’ share of NOI (after income allocation to private REIT shareholders)(3)	$72,213	$114,091	$186,304

BXP’s share of NOI (after income allocation to private REIT shareholders)	$114,615	$146,838	$261,453

Reconciliation of Partners’ share of Net Operating Income (Loss) (NOI)(3)

Rental revenue	$119,749	$182,410	$302,159

Less: Termination income	(2)	(1)	(3)

Rental revenue (excluding termination income)	119,751	182,411	302,162

Less:

Operating expenses (including partners’ share of management and other fees)	47,536	68,361	115,897

Income allocation to private REIT shareholders	—	(42)	(42)

NOI (excluding termination income and after income allocation to private REIT shareholders)	$72,215	$114,092	$186,307

Rental revenue (excluding termination income)	$119,751	$182,411	$302,162

Less:

Straight-line rent	3,955	948	4,903

Fair value lease revenue	(562)	157	(405)

Add:

Lease transaction costs that qualify as rent inducements	(118)	2,666	2,548

Subtotal	116,240	183,972	300,212

Less:

Operating expenses (including partners’ share of management and other fees)	47,536	68,361	115,897

Income allocation to private REIT shareholders	—	(42)	(42)

NOI - cash (excluding termination income and after income allocation to private REIT shareholders)	$68,704	$115,653	$184,357

(1)	Lease revenue includes recoveries from tenants and service income from tenants.
(2)	Amounts relate to damage at one of the Company’s properties in New York City due to a water main break.
(3)	Amounts represent the partners’ share based on their respective ownership percentage.

| 2023 Proxy Statement A-14

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BOSTON PROPERTIES, INC.

800 BOYLSTON STREET, SUITE 1900

BOSTON, MA 02199

ATTN: INVESTOR RELATIONS

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 22, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 22, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	V06308-P88513	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BOSTON PROPERTIES, INC.

The Board of Directors recommends you vote FOR all of the nominees for director listed.

1.   Election of Directors

Nominees:	For	Against	Abstain

1a. Kelly A. Ayotte	☐	☐	☐

1b. Bruce W. Duncan	☐	☐	☐

1c. Carol B. Einiger	☐	☐	☐

1d. Diane J. Hoskins	☐	☐	☐

1e. Mary E. Kipp	☐	☐	☐

1f. Joel I. Klein	☐	☐	☐

1g. Douglas T. Linde	☐	☐	☐

1h. Matthew J. Lustig	☐	☐	☐

1i. Owen D. Thomas	☐	☐	☐

1j. William H. Walton, III	☐	☐	☐

1k. Derek Anthony West	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

The Board of Directors recommends you vote FOR proposal 2.			For	Against	Abstain

2.	To approve, by non-binding, advisory resolution, the Company’s named executive officer compensation.		☐	☐	☐

The Board of Directors recommends you vote for a frequency of “1 Year” on Proposal 3.		1 Year	2 Years	3 Years	Abstain

3.	To approve, by non-binding, advisory vote, the frequency of holding the advisory vote on the Company’s named executive officer compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 4.			For	Against	Abstain

4.	To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.		☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon any other matters that are properly brought by or at the direction of the Board of Directors before the Annual Meeting and at any adjournments or postponements thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be

Held on May 23, 2023:

The Notice and Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — —

V06309-P88513

BOSTON PROPERTIES, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 23, 2023

The undersigned hereby appoints Douglas T. Linde and Eric G. Kevorkian, and each of them, as proxies for the undersigned, each with the power to appoint his substitute, and hereby authorizes them to attend the Annual Meeting of Stockholders of Boston Properties, Inc. (the "Annual Meeting") to be held at Prudential Tower, 800 Boylston Street, Suite 1900, Boston, MA 02199 on May 23, 2023 at 9:00 AM EDT, and at any adjournments or postponements thereof, to vote, as designated on the reverse side, all of the shares that the undersigned is entitled to vote at the Annual Meeting and otherwise to represent the undersigned with all of the powers the undersigned would possess if personally present at the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, the Proxy Statement and the Annual Report to Stockholders and revokes any proxy heretofore given with respect to the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN. UNLESS DIRECTION IS GIVEN TO THE CONTRARY, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES FOR DIRECTOR, "FOR" PROPOSALS 2 AND 4, AND FOR THE "1 YEAR" FREQUENCY ON PROPOSAL 3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER MATTERS THAT ARE PROPERLY BROUGHT BY OR AT THE DIRECTION OF THE BOARD OF DIRECTORS BEFORE THE ANNUAL MEETING AND AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, INCLUDING WHETHER OR NOT TO ADJOURN THE ANNUAL MEETING. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE WITH RESPECT TO THE ELECTION OF ANY INDIVIDUAL FOR DIRECTOR WHERE ONE OR MORE NOMINEES ARE UNABLE TO SERVE, OR FOR GOOD CAUSE WILL NOT SERVE, AND WITH RESPECT TO MATTERS INCIDENTAL TO THE CONDUCT OF THE ANNUAL MEETING.

Continued and to be signed on reverse side